Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-263577

PROXY STATEMENT
for an Extraordinary General Meeting
of
BIOTECH ACQUISITION COMPANY
(a Cayman Islands exempted company)

PROSPECTUS SUPPLEMENT

May 23, 2022
for
90,548,487 Shares of Common Stock and
11,500,000 Redeemable Warrants
of
BIOTECH ACQUISITION COMPANY
(such securities to be issued after the Company’s re-domestication in the State of Delaware and its renaming as
BLADE BIOTHERAPEUTICS, INC.)

IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED IN THE PROXY
STATEMENT/PROSPECTUS DATED MAY 9, 2022.

Biotech Acquisition Company (the “Company”) has filed a registration statement on Form S-4 (including a proxy statement/prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the proxy statement/prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

The following information supplements and updates the information contained in the proxy statement/prospectus dated May 9, 2022 (the “Prospectus”), included in Amendment No. 4 to the registration statement on Form S-4 (File No. 333-263577) of the Company. This prospectus supplement (the “Prospectus Supplement”) should be read together with the Prospectus. A copy of the Prospectus included in Amendment No. 4 to the Registration Statement can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/0001825413/000121390022023789/0001213900-22-023789-index.html

Defined terms used herein and not otherwise defined shall have the meanings set forth in the Prospectus.

Recent Developments

This section describes the material provisions of the Amendment (as defined below),but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is attached hereto as Annex A. Shareholders of Biotech Acquisition Company and other interested parties are urged to read the Amendment in its entirety. Unless otherwise defined herein, the capitalized terms used below have the meanings given to them in the Merger Agreement (as defined below).

As previously disclosed, on November 8, 2021, Biotech Acquisition Company, a special purpose acquisition company organized under the laws of the Cayman Islands (“BAC”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Blade Therapeutics, Inc., a Delaware corporation (“Blade”), Blade Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of BAC (“Blade Merger Sub”), Biotech Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the consummation of the transactions contemplated by the Merger Agreement (the “Closing”) of the stockholders of BAC as of immediately prior to the Closing and their successors and assignees (in such capacity, the “BAC Representative”), and Jean-Frédéric Viret in the capacity as the representative of the Earnout Participants (as defined in the Merger Agreement) from and after the Closing (in such capacity, the “Blade Representative”).

On May 17, 2022, BAC, Merger Sub, BAC Representative, Blade Representative and Blade entered into an amendment (the “Amendment”) to the Merger Agreement. The terms of the Amendment provide that, prior to the Effective Time, certain outstanding unsecured convertible notes (each an “Australian Note”) of Blade Therapeutics Pty. Ltd., a company registered in Victoria, Australia and a wholly owned subsidiary of Blade (the “Australian Subsidiary”), issued to each of (a) OneVentures Healthcare Fund III and (b) OneVentures Fund Management Pty. Ltd., as general partner of OneVentures Management Partnership, LP, the general partner of OneVentures Healthcare Fund III (each an “Australian Noteholder”) shall be converted into ordinary shares (the “Australian Ordinary Shares”) of the Australian Subsidiary or terminated without conversion, as applicable, in accordance with their respective terms, and will not be converted into the common stock of Blade prior to the Effective Time as had otherwise been contemplated by the Australian Notes. Because the Australian Notes will not be converted into common stock of Blade, and as contemplated by the Amendment, BAC, Blade, the Australian Subsidiary and the Australian Noteholders will enter into a Note Conversion and Share Exchange Deed (the “Note Conversion and Share Exchange Deeds”) prior to the Effective Time, pursuant to which the Australian Noteholders shall receive, in exchange for their Australian Ordinary Shares and at the Effective Time, shares of common stock of BAC equal to the number of shares that would have been issuable to such Australian Noteholder had each Australian Note been converted into shares of Blade common stock immediately prior to the Effective Time (because the consideration payable to the Australian Note Holders in respect of the Australian Notes will be paid pursuant to the Note Conversion and Share Deed (and not the Merger Agreement), the consideration provided by BAC pursuant to the Merger Agreement will be reduced, but the aggregate amount payable by BAC in the transaction will remain unchanged). The Amendment provides that the Note Conversion and Share Exchange Deeds shall be entered into prior to the Closing and that it shall be a condition to Closing for both Blade and BAC that each Note Conversion and Share Deed is in full force and effect. The Amendment also extends the time by which Blade must obtain the Required Blade Stockholder Approval from 72-hours after the Registration Statement is declared effective under the Securities Act to twenty (20) calendar days after the Registration Statement is declared effective under the Securities Act.

i

The “Selected Historical Financial Information of BAC” on page 23 of the Prospectus has been replaced with the following:

SELECTED HISTORICAL FINANCIAL INFORMATION OF BAC

The selected historical condensed statement of operations data for the three months ended March 31, 2022 and 2021 and the selected historical condensed balance sheet data as of March 31, 2022 and December 31, 2021 have been derived from BAC’s consolidated financial statements included elsewhere in this Prospectus Supplement. In the opinion of BAC’s management, the consolidated financial statements include all adjustments necessary to state fairly BAC’s financial position as of March 31, 2022 and December 31, 2021 and its results of operations for the three months ended March 31, 2022 and 2021.

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	Year Ended December 31, 2021
	(Unaudited)	(Unaudited)	(Audited)
Statement of Operations Data:
Operating and formation costs	$(1,897,111)	$(147,072)	$(1,570,165)
Other income	6,574,293	2,693,602	(5,294,416)
Net income (loss)	$4,677,182	$2,546,530	$(6,864,581)
Basic and diluted weighted average ordinary shares outstanding, Class A ordinary shares	23,000,000	15,844,444	21,235,616
Basic and diluted net loss per ordinary share, Class A ordinary shares	$0.16	$0.12	$(0.25)
Basic and diluted weighted average ordinary shares outstanding, Class B ordinary shares	5,750,000	5,516,667	5,692,466
Basic and diluted net loss per ordinary share, Class B ordinary shares	$0.16	$0.12	$(0.25)
	March 31, 2022	December 31, 2021
	(Unaudited)	(Audited)
Balance Sheet Data:
Working capital deficit	$(1,911,457)	$(14,349)
Total assets	$230,351,067	$230,320,701
Total liabilities	$22,822,396	$27,469,212
Class A ordinary shares subject to possible redemption	$230,000,000	$230,021,238
Total shareholders’ deficit	$(22,471,329)	$(27,169,749)

The “Selected Historical Financial Information of Blade” on page 24 of the Prospectus has been replaced with the following:

SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA OF BLADE

The selected historical condensed consolidated statement of operations data for the three months ended March 31, 2022 and 2021, and the selected historical condensed consolidated balance sheet data of Blade presented below as of March 31, 2022 have been derived from Blade’s unaudited condensed consolidated financial statements included elsewhere in this Propsectus Supplement. The selected historical consolidated statement of operations data for the years ended December 31, 2021 and 2020, and the selected historical condensed consolidated balance sheet data of Blade presented below as of December 31, 2021 and 2020 have been derived from Blade’s audited consolidated financial statements included elsewhere in this Prospectus Supplement.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Blade’s historical condensed consolidated financial statements and accompanying footnotes, included elsewhere in this Prospectus Supplement.

	Three Months Ended March 31,		Years Ended December 31,
	2022	2021	2021	2020
	(Unaudited)
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data
Operating expenses
Research and development	$3,999	$5,315	$21,675	$26,892
General and administrative	3,105	1,641	9,039	5,847
Total operating expenses	7,104	6,956	30,714	32,739
Loss from operations	(7,104)	(6,956)	(30,714)	(32,739)
Interest expense, net	(930)	(447)	(2,560)	(965)
Change in fair value of convertible notes, tranche obligation and warrants	(14,871)	60	(3,402)	(2,677)
Other income (expense), net	(1,108)	(60)	(2,851)	369
Loss before provision for income taxes	(24,013)	(7,403)	(39,527)	(36,012)
Provision for income taxes	—	—	(2)	(1)
Net loss	$(24,013)	$(7,403)	$(39,529)	$(36,013)
Net loss per share attributable to common stockholders, basic and diluted	$(1.40)	$(0.72)	$(2.99)	$(4.00)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,094,766	10,253,108	13,210,927	9,006,819
	As of March 31, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$2,432	$2,299	$11,486
Total assets	15,446	5,929	14,008
Convertible notes payable at fair value, current	64,990	46,360	23,410
Term loan payable	2,818	3,297	5,207
Total liabilities	117,339	83,816	54,634
Convertible preferred stock	89,107	89,107	89,107
Accumulated deficit	(198,828)	(174,815)	(135,286)
Total liabilities, convertible preferred stock and stockholders’ deficit	15,446	5,929	14,008

The “Summary Unaudited Pro Forma Condensed Financial Information” on page 25 of the Prospectus has been replaced with the following:

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma information”) gives effect to the Merger. The Merger will be accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, BAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the financial statements of Blade with the Merger treated as the equivalent of Blade issuing stock for the net assets of BAC, accompanied by a recapitalization with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of Blade in future reports of the combined company.

The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2022 gives pro forma effect to the Merger as if it had occurred on March 31, 2022. The summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2022 and for the year ended December 31, 2021, gives pro forma effect to the Merger as if it had occurred on January 1, 2021.

The summary unaudited pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements of the combined company appearing elsewhere in this Prospectus Supplement and the accompanying notes, in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of BAC and Blade and related notes included in this Prospectus Supplement. The summary pro forma information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma information after giving effect to the Merger and other events contemplated by the Business Combination Agreement, presented under three scenarios:

•        No Redemption Scenario:    This presentation assumes that no public stockholders of BAC exercise redemption rights with respect to their Class A ordinary shares for a pro rata share of the funds in the trust account.

•        $75 Million Minimum Cash Redemption Scenario:    This scenario assumes that stockholders holding 17,944,580 shares of Class A Common Stock will exercise their redemption rights for an aggregate payment of $179.4 million of funds from BAC’s Trust Account, which is derived from the number of shares that could be redeemed in connection with the Transaction at an assumed redemption price of approximately $10.00 per share, based on the $230.0 million in the Trust Account and $0.1 million of operating cash per the unaudited pro forma condensed combined balance sheet as of March 31, 2022, the proceeds of $24.3 million from the PIPE Financing, less the minimum cash requirement of $75.0 million. The redemption amount under this scenario is presented prior to payment of estimated transaction expenses of $22.3 million, including BAC’s deferred underwriting commissions of $8.7 million from the BAC Initial Public Offering and $0.7 million of issuance costs related to the PIPE Financing, incurred in connection with the Merger.

•       Maximum Redemption Scenario:    This presentation assumes that stockholders holding 22,682,867 shares of Class A ordinary shares will exercise their redemption rights for an aggregate redemption payment of $226.8 million using a per share redemption price of approximately $10.00 per share, based on the $230.0 million in the Trust Account and $0.1 million of operating cash per the unaudited pro forma condensed combined balance sheet as of March 31, 2022, the proceeds of $24.3 million from the PIPE Financing, the BAC net liabilities before closing of ($22.6) million, less the minimum BAC net assets required after closing of $5.0 million. The maximum redemption amount is presented prior to payment of estimated transaction expenses of $22.3 million, including BAC’s deferred underwriting commissions of $8.7 million from the BAC Initial Public Offering and $0.7 million of issuance costs related to the PIPE Financing, incurred in connection with the Merger.

The Maximum Redemption Scenario is included in the pro forma condensed combined consolidated financial statements for illustrative purposes only, as Blade and its Designated Stockholders would need to waive the $75 million Minimum Cash Condition.

	Pro Forma Combined
	No Redemption Scenario	$75M Minimum Cash Redemption Scenario	Maximum Redemption Scenario
	(in thousands, except share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data – Three months ended March 31, 2022
Operating expenses	$9,111	$9,111	$9,111
Operating loss	(9,111)	(9,111)	(9,111)
Net loss	(8,673)	(8,673)	(8,673)
Basic and diluted net loss per share – basic and diluted,	$(0.16)	$(0.24)	$(0.27)
Weighted-average shares outstanding – basic and diluted	54,614,849	36,670,269	31,931,982

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data – As of March 31, 2022
Total current assets	$236,956	$59,010	$11,627
Total assets	245,831	67,885	20,502
Total current liabilities	24,266	24,266	24,266
Total liabilities	69,174	69,174	69,174
Total stockholders’ equity (deficit)	176,657	(1,289)	(48,672)

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data – Year ended December 31, 2021
Operating expenses	$38,012	$37,031	$37,663
Operating loss	(38,012)	(37,031)	(37,663)
Net loss	(48,080)	(47,099)	(47,731)
Basic and diluted net loss per share – basic and diluted,	$(0.88)	$(1.28)	$(1.49)
Weighted-average shares outstanding – basic and diluted	54,614,849	36,670,269	31,931,982

The “Comparative Per Share Data” on page 27 of the Prospectus has been replaced with the following:

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share information for BAC and Blade, respectively, and unaudited pro forma condensed combined per share information of Blade Biotherapeutics after giving effect to the Merger and other events contemplated by the Business Combination Agreement, presented under three scenarios:

•        No Redemption Scenario:    This presentation assumes that no public stockholders of BAC exercise redemption rights with respect to their Class A ordinary shares for a pro rata share of the funds in the trust account.

•        $75 Million Minimum Cash Redemption Scenario:    This scenario assumes that stockholders holding 17,944,580 shares of Class A Common Stock will exercise their redemption rights for an aggregate payment of $179.4 million of funds from BAC’s Trust Account, which is derived from the number of shares that could be redeemed in connection with the Transaction at an assumed redemption price of approximately $10.00 per share, based on the $230.0 million in the Trust Account and $0.1 million of operating cash per the unaudited pro forma condensed combined balance sheet as of March 31, 2022, the proceeds of $24.3 million from the PIPE Financing, less the minimum cash requirement of $75.0 million. The redemption amount under this scenario is presented prior to payment of estimated transaction expenses of $22.3 million, including BAC’s deferred underwriting commissions of $8.7 million from the BAC Initial Public Offering and $0.7 million of issuance costs related to the PIPE Financing, incurred in connection with the Merger.

•        Maximum Redemption Scenario:    This presentation assumes that stockholders holding 22,682,867 shares of Class A ordinary shares will exercise their redemption rights for an aggregate redemption payment of $226.8 million using a per share redemption price of approximately $10.00 per share, based on the $230.0 million in the Trust Account and $0.1 million of operating cash per the unaudited pro forma condensed combined balance sheet as of March 31, 2022, the proceeds of $24.3 million from the PIPE Financing, the BAC net liabilities before closing of ($22.6) million, less the minimum BAC net assets required after closing of $5.0 million. The maximum redemption amount is presented prior to payment of estimated transaction expenses of $22.3 million, including BAC’s deferred underwriting commissions of $8.7 million from the BAC Initial Public Offering and $0.7 million of issuance costs related to the PIPE Financing, incurred in connection with the Merger.

The Maximum Redemption Scenario is included in the pro forma condensed combined consolidated financial statements for illustrative purposes only, as Blade and its Designated Stockholders would need to waive the $75 million Minimum Cash Condition.

The selected unaudited pro forma condensed combined book value information reflects the Merger as if it had occurred on March 31, 2022. The selected unaudited pro forma weighted-average shares outstanding and condensed combined net loss per share information gives pro forma effect to the Merger as if it had occurred on January 1, 2021.

This information is only a summary and should be read in conjunction with the historical financial statements of BAC and Blade and related notes included elsewhere in this Prospectus Supplement and the Prospectus. The unaudited pro forma combined per share information of BAC and Blade is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this Prospectus Supplement in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma combined loss per share information below does not purport to represent the loss per share which would have occurred had BAC and Blade been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of BAC and Blade would have been had the companies been combined during the periods presented.

	Historical		Pro Forma
	Blade	BAC	No Redemption	$75 Million Minimum Cash Redemption	Maximum Redemption
As of and for the Three Months Ended March 31, 2022:
(in thousands, except share and per share data)
Book value per share(1)	$(19.03)	$(4.89)	$3.23	$(0.03)	$(1.52)
Net loss per share attributable to Blade Biotherapeutics common stockholders, basic and diluted			$(0.16)	$(0.24)	$(0.27)
Weighted-average Blade Biotherapeutics shares used in computing net loss per share, basic and diluted			54,614,849	36,670,269	31,931,982
Net loss per share attributable to Blade common stockholders, basic and diluted	$(1.40)
Weighted-average Blade common shares outstanding, basic and diluted	17,094,766
Net income per share attributable to BAC Class A ordinary shares, basic and diluted		$0.16
Weighted-average BAC Class A ordinary shares used in computing net loss per share, basic and diluted(2)		23,000,000
Net income per share attributable to BAC Class B ordinary shares, basic and diluted		$0.16
Weighted-average BAC Class B ordinary shares used in computing net loss per share, basic and diluted(2)		5,750,000

	Historical		Pro Forma
	Blade	BAC	No Redemption	$75 Million Minimum Cash Redemption	Maximum Redemption
As of and for the Year Ended December 31, 2021:
(in thousands, except share and per share data)
Book value per share(1)	N/A	N/A	N/A	N/A	N/A
Net loss per share attributable to Blade Biotherapeutics common stockholders, basic and diluted			$(0.88)	$(1.28)	$(1.49)
Weighted-average Blade Biotherapeutics shares used in computing net loss per share, basic and diluted			54,614,849	36,670,269	31,931,982
Net loss per share attributable to Blade common stockholders, basic and diluted	$(2.99)
Weighted-average Blade common shares outstanding, basic and diluted	13,210,927
Net loss per share attributable to BAC Class A ordinary shares, basic and diluted		$(0.25)
Weighted-average BAC Class A ordinary shares used in computing net loss per share, basic and diluted(2)		21,235,616
Net loss per share attributable to BAC Class B ordinary shares, basic and diluted		$(0.25)
Weighted-average BAC Class B ordinary shares used in computing net loss per share, basic and diluted(2)		5,692,466

____________

(1)     Book value per share is calculated as (a) total permanent equity divided by (b) the total number of common shares outstanding classified in permanent equity as of March 31, 2022. Pro forma combined book value per share is calculated as (a) pro forma equity divided by (b) the total number of shares of Blade Biotherapeutics Common Stock outstanding immediately after the Merger.

         For BAC, this excludes an aggregate of 23,000,000 shares of BAC Class A ordinary shares subject to possible redemption as of March 31, 2022 and an aggregate of up to 1,150,000 shares of BAC Class B ordinary shares issued to BAC Sponsor that are subject to forfeiture upon certain triggering events. Under the 75 million Minimum Cash Redemption Scenario and Maximum Redemption Scenario, 1,150,000 BAC Class B ordinary shares will be forfeited. Under the No Redemption Scenario, it is assumed that none of the BAC Class B ordinary shares will be forfeited based on the triggering events upon closing of the Merger; however, 1,150,000 BAC Class B ordinary shares, the Founder Earnout Shares, will be placed in escrow upon completion of the Merger and subject to forfeiture unless certain conditions are met.

(2)     There were no cash dividends declared for either BAC or Blade in the periods presented.

The “Unaudited Pro Forma Condensed Combined Financial Information” on page 191 of the Prospectus has been replaced with the following:

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Prospectus and Prospectus Supplement.

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of BAC and Blade adjusted to give effect to the Merger. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical unaudited condensed consolidated balance sheet of BAC and Blade on a pro forma basis as if the Merger had been consummated on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 combines the historical unaudited condensed consolidated statement of operations of BAC for the three months ended March 31, 2022 and the historical unaudited condensed consolidated statement of operations of Blade for the three months ended March 31, 2022, giving effect to the transaction as if the Merger had been consummated on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical audited consolidated statement of operations of BAC for the year ended December 31, 2021 and the historical audited consolidated statement of operations of Blade for the year ended December 31, 2021, giving effect to the transaction as if the Merger had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this Prospectus Supplement:

•        BAC’s historical unaudited consolidated financial statements as of and for the three months ended March 31, 2022 and BAC’s historical audited consolidated financial statements as of and for the year ended December 31, 2021;

•        Blade’s historical unaudited consolidated financial statements as of and for the three months ended March 31, 2022 and Blade’s historical audited consolidated financial statements as of and for the year ended December 31, 2021; and

•        the other information relating to BAC and Blade contained in this Prospectus Supplement, including the Business Combination Agreement and the description of certain terms thereof and the financial and operational condition of BAC and Blade (see “Proposal No. 1 — The Business Combination Agreement,” “BAC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Blade Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

Description of the Merger

Pursuant to the Merger Agreement, Merger Sub will merge with and into Blade, with Blade surviving the Merger. Blade will become a wholly-owned subsidiary of Blade Biotherapeutics (which will be the name of BAC following the Domestication). The total consideration received by Blade security holders from Blade Biotherapeutics at the Closing will have an aggregate value equal to $280,000,000 plus the aggregate amount of the exercise prices for all shares of Blade common stock covered by Blade Awards that are in-the-money as of immediately prior to the effective time of the Merger (assuming no cashless exercise) less the value of certain contingent payments that may become payable to Blade’s current Series C-1 Preferred Stockholders, payable, in the case of Blade stockholders, solely in newly issued shares of Blade Biotherapeutics’ common stock and, in the case of Blade option holders, by assumption of such options by Blade Biotherapeutics, plus the additional contingent right to receive the Earnout Shares after the

Closing, as described below. Upon the consummation of the Merger, each share of Blade common stock will be converted into the right to receive shares of Blade Biotherapeutics’ Common Stock and a contingent non-assignable right to receive additional shares of Blade Biotherapeutics’ Common Stock. The Merger will occur based on the following transactions as contemplated by the Business Combination Agreement:

•        the conversion of all outstanding shares of Blade’s convertible preferred stock into shares of Blade’s common stock at the then-effective conversion rate as calculated pursuant to Blade’s certificate of incorporation;

•        the conversion of Blade’s outstanding convertible notes payable into shares of Blade’s common stock at the then-effective conversion rate as calculated pursuant to the respective note purchase agreement;

•        the net exercise of Blade’s outstanding warrants into Blade’s common stock;

•        the conversion of the Australian Subsidiary’s convertible notes payable into ordinary shares of the Australian Subsidiary’s Ordinary Shares; the Australian Noteholders shall receive, in exchange for their Australian Ordinary Shares and at the Effective Time, shares of common stock of BAC equal to the number of shares that would have been issuable to such Australian Noteholder had each Australian Note been converted into shares of Blade common stock immediately prior to the Effective Time (because the consideration payable to the Australian Note Holders in respect of the Australian Notes will be paid pursuant to the Note Conversion and Share Deed (and not the Merger Agreement), the consideration provided by BAC pursuant to the Merger Agreement will be reduced, but the aggregate amount payable by BAC in the transaction will remain unchanged);

•        the cancellation of each issued and outstanding share of Blade’s common stock (including shares of Blade’s common stock resulting from the conversion of Blade’s outstanding convertible preferred stock, convertible notes payable, and the net exercise of Blade’s warrants) and the conversion into the right to receive a number of shares Blade Biotherapeutics’ common stock equal to the exchange ratio of 0.15;

•        the conversion of all outstanding vested and unvested Blade Options into Blade Biotherapeutics’ Options exercisable for shares of Blade Biotherapeutics’ common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the exchange ratio of 0.15 for Blade Options.

Minimum Cash Requirement

The minimum cash condition to close is $75.0 million delivered to the balance sheet of Blade Biotherapeutics as primary capital, including to pay transaction expenses.

The minimum cash condition is calculated as follows:

(a)    the amount of cash in the trust account (after deducting the aggregate amount of payments required to be made in connection with the BAC shareholder redemption), plus

(b)    the amount of BAC cash held outside the Trust Account (prior to payment of any BAC or Blade transaction expenses or other liabilities), plus

(c)    the gross amount of proceeds received pursuant to the PIPE Investment.

The minimum cash condition may be waived by Blade with the prior written consent of the Designated Stockholders (as defined in the Merger Agreement).

Equity Consideration for Blade Stockholders

The Merger consideration payable to the Blade equity holders will be in the form of equity consideration that will be comprised of shares of Blade Biotherapeutics’ common stock. The value of the equity consideration, at $10.00 per share, equals the $280.0 million fixed base purchase price plus the aggregate amount of the exercise prices for all shares of Blade common stock covered by Blade Awards that are in-the-money as of immediately prior to the effective time of the Merger (assuming no cashless exercise) less the value of certain contingent payments that may become payable to Blade’s current Series C-1 Preferred Stockholders.

Other Related Events in Connection with the Merger

PIPE Investment

In connection with the Merger, BAC entered into subscription agreements (the “Subscription Agreements”) and registration rights agreements (the “PIPE Registration Rights Agreements”), each dated as of November 8, 2021, with certain institutional and accredited investors of Blade, pursuant to which, among other things, BAC agreed to issue and sell to such investors, in a private placement immediately prior to the closing of the Merger, an aggregate of 2,430,000 shares of Blade Biotherapeutics common stock for $10.00 per share (the “PIPE Shares”).

Blade Earnout Shares

Blade’s equity holders (including Blade option holders) will be eligible to receive an additional 3,500,000 shares of Blade Biotherapeutics common stock (the “Earnout Shares”) if within five years after the Closing (the “Earnout Period”), the volume weighted average price (“VWAP”) of Blade Biotherapeutics’ common stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period beginning after the Closing (the “Price Earnout Milestone”). The Blade Earnout Shares will be issued to the Blade equity holders if any time prior to or as of the fifth anniversary of the Closing, Blade Biotherapeutics consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Merger that results in the stockholders of Blade Biotherapeutics immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of Blade Biotherapeutics, directly or indirectly, immediately following such transaction, or if Blade Biotherapeutics engages in a “going private transaction” or otherwise ceases to be subject to the reporting obligations under the Securities Exchange Act of 1934, as amended, or Blade Biotherapeutics’ common stock ceases to be listed on a national securities exchange (the “Transaction Earnout Milestone”). The Blade Earnout Shares, excluding those issuable to Blade option holders, will be liability classified and remeasured to fair value each reporting period. The Blade Earnout Shares issuable to Blade option holders are subject to a service condition and will be recognized as equity classified instruments under ASC 718. Refer to Note 4 for more information.

Founder Shares held by Sponsor

During December 2020, the Sponsor subscribed to purchase 5,750,000 shares of BAC’s Class B ordinary shares for an aggregate price of $25,000 (the “Founder Shares”). As a result of the Merger, the Founder Shares will be modified to waive the Sponsor’s anti-dilution rights with respect to BAC Class B ordinary shares and remain restricted until vesting upon the occurrence of certain triggering events through the Earnout Period. The conditions and triggering events related to the Founder Shares are outlined below.

1,150,000 shares of BAC’s Class B ordinary shares (the “Sponsor Earnout Shares”), or 20% of the Founder Shares, will be placed in an escrow account at Closing and shall be subject to vesting and be released to the Sponsor if any time prior to or as of the fifth anniversary of the Closing, the Price Earnout Milestone or the Transaction Earnout Milestone is achieved. If the Price Earnout Milestone or the Transaction Earnout Milestone is not achieved prior to the fifth anniversary of the Closing, any unvested Sponsor Earnout Shares (and the related portion of any dividends or distributions thereon) will be forfeited.

The Sponsor Earnout Shares are subject to forfeiture based on the redemptions against the trust account by BAC’s Class A ordinary shareholders.

•        If more than 50% of Class A ordinary shares are redeemed, 100% of the Sponsor Earnout Shares will be forfeited

•       If more than 20% but less than 50% of Class A ordinary shares are redeemed, a pro rata portion of Sponsor Earnout Shares will be forfeited

•       If less than 20% of Class A ordinary shares are redeemed, none of the Sponsor Earnout Shares will be forfeited

The Sponsor Earnout shares will be accounted for as an equity classified derivative. Refer to Note 4 for more information.

Expected Accounting for the Merger

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because Blade has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under each the No Redemption, $75 Million Minimum Cash Redemption and Maximum Redemption scenarios. Under this method of accounting, BAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Blade will become the historical financial statements of Blade Biotherapeutics, and BAC’s assets, liabilities and results of operations will be consolidated with Blade’s beginning on the acquisition date. For accounting purposes, the financial statements of Blade Biotherapeutics will represent a continuation of the financial statements of Blade with the Merger being treated as the equivalent of Blade issuing stock for the net assets of BAC, accompanied by a recapitalization with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of Blade in future reports of Blade Biotherapeutics.

Blade has been determined to be the accounting acquirer and predecessor in the Merger based on an evaluation of the following facts and circumstances under each the No Redemption, $75 Million Minimum Cash Redemption and Maximum Redemption scenario:

•        Blade’s stockholders have the voting interest in the combined entity with approximately 49.5%, 73.7% and 84.6% interest in a No Redemption, $75 Million Minimum Cash Redemption and Maximum Redemption scenario, respectively (refer to capitalization table below for details on these calculations);

•        Blade executives will hold all key executive positions of the combined company;

•        Blade stockholders will appoint the majority of the individuals on the Blade Biotherapeutics’ board of directors;

•        Blade comprises the largest relative size based on fair value and employees; and

•        The Combined Company will continue to operate under the Blade tradename, and the headquarters of the Combined Company remain as Blade’s headquarters.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial information included in this Prospectus Supplement has been prepared using the assumptions below with respect to the potential redemption into cash of BAC’s Class A ordinary shares:

•        No Redemption Scenario:    This presentation assumes that no public stockholders of BAC exercise redemption rights with respect to their Class A ordinary shares for a pro rata share of the funds in the trust account.

•        $75 Million Minimum Cash Redemption Scenario:    This scenario assumes that stockholders holding 17,944,580 shares of Class A Common Stock will exercise their redemption rights for an aggregate payment of $179.4 million of funds from BAC’s Trust Account, which is derived from the number of shares that could be redeemed in connection with the Transaction at an assumed redemption price of approximately $10.00 per share, based on the $230.0 million in the Trust Account and $0.1 million of operating cash per the unaudited pro forma condensed combined balance sheet as of March 31, 2022, the proceeds of $24.3 million from the PIPE Financing, less the minimum cash requirement of $75.0 million. The redemption amount under this scenario is presented prior to payment of estimated transaction expenses of $22.3 million, including BAC’s deferred underwriting commissions of $8.7 million from the BAC Initial Public Offering and $0.7 million of issuance costs related to the PIPE Financing, incurred in connection with the Merger.

•       Maximum Redemption Scenario:    This presentation assumes that stockholders holding 22,682,867 shares of Class A ordinary shares will exercise their redemption rights for an aggregate redemption payment of $226.8 million using a per share redemption price of approximately $10.00 per share, based on the $230.0 million in the Trust Account and $0.1 million of operating cash per the unaudited pro forma condensed combined balance sheet as of March 31, 2022, the proceeds of $24.3 million from the PIPE Financing, the BAC net liabilities before closing of ($22.6) million, less the minimum BAC net assets required after closing of $5.0 million. The maximum redemption amount is presented prior to payment of estimated transaction expenses of $22.3 million, including BAC’s deferred underwriting commissions of $8.7 million from the BAC Initial Public Offering and $0.7 million of issuance costs related to the PIPE Financing, incurred in connection with the Merger.

The Maximum Redemption Scenario is included in the pro forma condensed combined consolidated financial statements for illustrative purposes only, as Blade and its Designated Stockholders would need to waive the $75 million Minimum Cash Condition.

The three redemption scenarios included in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations are based on the assumption that there are no adjustments for the outstanding Public Warrants issued in connection with the BAC Initial Public Offering as such securities are not exercisable until the later of 12 months from the date of BAC’s Initial Public Offering and 30 days after the Closing. There are also no adjustments for the estimated 3,138,628 shares reserved for the potential future issuance of shares of Blade Biotherapeutics’ common stock upon the exercise of the Blade Biotherapeutics options, as such events have not yet occurred.

The following summarizes the pro forma shares of Blade Biotherapeutics common stock issued and outstanding immediately after the Merger under the three redemption scenarios:

	No Redemption Scenario		$75M Minimum Cash Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%	Shares	%
BAC Initial Public Offering Investors (Class A ordinary shares)(1)	23,000,000	42.1	23,000,000	62.7	23,000,000	72.0
Less: BAC Class A ordinary shares redeemed	—	—	(17,944,580)	(48.9)	(22,682,867)	(71.0)
Sponsor and related parties (Class B ordinary – Converts into Blade Biotherapeutics Common Stock on a one-for-one basis)(2)(3)	4,600,000	8.4	4,600,000	12.5	4,600,000	14.4

Total held by former BAC shareholders	27,600,000	50.5	9,655,420	26.3	4,917,133	15.4

Former Blade Stockholders(4)(5)(6)(7)	27,014,849	49.5	27,014,849	73.7	27,014,849	84.6

Pro Forma Shares Outstanding(8)	54,614,849	100.0	36,670,269	100.0	31,931,982	100.0

____________

(1)     Amount excludes 11,500,000 outstanding Public Warrants issued in connection with the BAC Initial Public Offering as such securities are not exercisable until the later of (i) the date that is 30 days after the first date on which the Company completes a merger, share exchange, asset acquisitions, share purchase, reorganization or similar transaction, involving the Company and one or more businesses and (ii) the date that is 12 months from the date of the closing of the BAC Initial Public Offering.

(2)     Amount excludes 6,000,000 Private Placement Warrants held by the Sponsor.

(3)     Amount excludes 1,150,000 BAC Class B ordinary shares issued to BAC Sponsor that are subject to forfeiture upon certain triggering events (the “Founder Earnout Shares”). Under the $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario, 1,150,000 Founder Earnout Shares will be forfeited as a result of the triggering events upon the Merger closing. Under the No Redemption Scenario, none of the Founder Earnout Shares will be forfeited based on the triggering events upon closing of the Merger; however, such Founder Shares will be placed in escrow upon completion of the Merger and subject to forfeiture unless certain conditions are met.

(4)     Amount includes 2,430,000 shares of Blade Biotherapeutics Common Stock subscribed for by PIPE Investors, all of whom were existing Blade investors.

(5)     Amount includes 405,984 and 403,293 shares of Blade Biotherapeutics’ Common Stock related to the 2022 Convertible Notes and related warrants, respectively, for a total of 809,277 shares, which are converted from Blade common stock at the then-effective conversion rate, issued to Blade stockholders for $3.1 million of convertible notes issued subsequent to March 31, 2022. Upon the effectiveness of the Merger, the 2022 Convertible notes will automatically convert and the related warrants will automatically net exercise into shares of Blade Biotherapeutics’ Common Stock.

(6)     Amount excludes Blade Options that are exercisable for 3,138,628 shares of Blade Biotherapeutics’ common stock.

(7)     Amount excludes the 3,500,000 shares of Blade Biotherapeutics’ common stock issuable to Blade stockholders and option holders upon achievement of certain triggering events.

(8)     The figures in this table are presented only as illustrative examples and are based on the assumptions described above, which may be different from the actual amount of redemptions in connection with the Merger. In the event that BAC Class A ordinary shares are redeemed in connection with the Merger but the number of shares redeemed is less than 22,682,867, the ownership percentages set forth above will vary on a linear basis among the three scenarios.

Additionally, prior to the closing of the Merger, BAC intends to adopt the 2022 Plan, as described in the section entitled “Annex D — The Incentive Plan Proposal.” Based on the terms of the Business Combination Agreement, up to 15% of Blade Biotherapeutics’ issued and outstanding shares following closing of the Merger, less any shares that are subject to Blade Options that are outstanding prior to the closing of the Merger, plus a 5% annual evergreen increase may be granted to employees. However, as the terms (e.g., vesting, form of award) for the awards are undecided, BAC has not included a pro forma adjustment because the related expense is not yet known.

The pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger and related transactions occurred on the dates indicated. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Further, the unaudited pro forma combined financial statements do not purport to project the future operating results or financial position of BAC following the completion of the Merger and related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of BAC and Blade.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2022
(in thousands, except share and per-share data)

			No Redemption Scenario			$75M Minimum Cash Redemption Scenario			Maximum Redemption Scenario
	(1) Blade (Historical)	(2) BAC (Historical)	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$2,432	$104	$230,042	(A)	$236,070	$(179,446)	(EE)	$58,124	$(226,829)	(EEE)	$10,741
			23,571	(B)		1,500	(DD)		1,500	(DDD)
			(8,650)	(C)
			(14,400)	(D)
			2,971	(O)
Prepaid expenses and other current assets	681	205	—		886	—		886	—		886

Total current assets	3,113	309	233,534		236,956	(177,946)		59,010	(225,329)		11,627
Marketable securities – held in trust	—	230,042	(230,042)	(A)	—	—		—	—		—
Property and equipment, net	716	—	—		716	—		716	—		716
Restricted cash	249	—	—		249	—		249	—		249
Operating lease right-of-use asset	7,910	—	—		7,910	—		7,910	—		7,910
Other assets, noncurrent	3,458	—	(3,458)	(D)	—	—		—	—		—

Total assets	$15,446	$230,351	$34		$245,831	$(177,946)		$67,885	$(225,329)		$20,502

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$5,140	$—	$(1,207)	(D)	$3,933	$—		$3,933	$—		$3,933
Term loan payable, current portion	2,818	—	—		2,818	—		2,818	—		2,818
Convertible notes payable at fair value	64,990	—	(64,990)	(F)	—	—		—	—		—
			3,071	(O)
			(3,071)	(P)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2022 — (Continued)
(in thousands, except share and per-share data)

			No Redemption Scenario			$75M Minimum Cash Redemption Scenario			Maximum Redemption Scenario
	(1) Blade (Historical)	(2) BAC (Historical)	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Advances from related party	—	1	—		1	—		1	—		1
Promissory note – related parties	—	115	—		115	—		115	—		115
Accrued expenses and other current liabilities	8,856	2,104	(2,944)	(D)	8,016	—		8,016	—		8,016
Warrant liability	7,050	—	(7,050)	(G)	—	—		—	—		—
Operating lease liability, current	1,167	—	—		1,167	—		1,167	—		1,167
Contingent consideration, current	8,216	—	—		8,216	—		8,216	—		8,216

Total current liabilities	98,237	2,220	(76,191)		24,266	—		24,266	—		24,266
Convertible notes payable	12,068	—	(12,068)	(F)	—	—		—	—		—
Earnout liability	—	—	28,664	(H)	28,664	—		28,664	—		28,664
Deferred underwriting commission payable in connection with the initial public offering	—	8,650	(8,650)	(C)	—	—		—	—		—
Derivative warrant liabilities	—	11,952	(2,742)	(J)	9,210	—		9,210	—		9,210
Deferred rent, less current portion	—	—	—		—	—		—	—		—
Operating lease liability, noncurrent	7,034	—	—		7,034	—		7,034	—		7,034

Total liabilities	117,339	22,822	(70,987)		69,174	—		69,174	—		69,174

Convertible preferred stock	89,107	—	(89,107)	(K)	—	—		—	—		—
Common stock subject to redemption	—	230,000	(230,000)	(E)	—	—		—	—		—
Total temporary equity	89,107	230,000	(319,107)		—	—		—	—		—
Stockholders‘ equity (deficit):
Blade Common stock	1	—	(1)	(L)	—	—		—	—		—
Blade Biotherapeutics Class A Common Stock	—	—	3	(E)	6	(2)	(EE)	4	(3)	(EEE)	3
			1	(F)
			1	(K)
			1	(M)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2022 — (Continued)
(in thousands, except share and per-share data)

			No Redemption Scenario			$75M Minimum Cash Redemption Scenario			Maximum Redemption Scenario
	(1) Blade (Historical)	(2) BAC (Historical)	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Class B ordinary shares	—	1	(1)	(M)	—	—		—	—		—
Additional paid-in capital	8,131	—	23,571	(B)	388,458	519	(DD)	211,033	1,151	(DDD)	164,283
			(9,304)	(D)		(179,444)	(EE)		(226,826)	(EEE)
			229,997	(E)		(10,619)	(II)		(10,619)	(II)
			80,269	(F)		10,619	(II)		10,619	(II)
			11,068	(G)		1,500	(NN)		1,500	(NN)
			(28,664)	(H)
			10,619	(I)
			(10,619)	(I)
			2,742	(J)
			89,106	(K)
			1	(L)
			(26,579)	(N)
			8,120	(P)
Accumulated other comprehensive loss	(304)	—	—		(304)	—		(304)	—		(304)
Accumulated deficit	(198,828)	(22,472)	(4,403)	(D)	(211,503)	981	(DD)	(212,022)	349	(DDD)	(212,654)
			(3,212)	(F)		(1,500)	(NN)		(1,500)	(NN)
			(4,018)	(G)
			26,579	(N)
			(100)	(O)
			(5,049)	(P)
Total stockholders’ equity (deficit)	(191,000)	(22,471)	390,128		176,657	(177,946)		(1,289)	(225,329)		(48,672)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$15,446	$230,351	$34		$245,831	$(177,946)		$67,885	$(225,329)		$20,502

____________

(1)      Derived from the unaudited condensed consolidated balance sheet of Blade as of March 31, 2022. See Blade’s unaudited condensed consolidated financial statements and the related notes appearing elsewhere in this Propsectus Supplement.

(2)      Derived from the unaudited condensed consolidated balance sheet of BAC as of March 31, 2022. See BAC’s unaudited condensed consolidated financial statements and the related notes appearing elsewhere in this Prospectus Supplement.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2022
(in thousands, except share and per-share data)

			No Redemption Scenario			$75M Minimum Cash Redemption Scenario		Maximum Redemption Scenario
	(1) Blade (Historical)	(2) BAC (Historical)	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations
Operating expenses:
Research and development	$3,999	$—	$24	(a)	$4,023	$—	$4,023	$—	$4,023
General and administrative	3,105	1,897	86	(a)	5,088		5,088		5,088

Total operating expenses	7,104	1,897	110		9,111	—	9,111	—	9,111

Loss from operations	(7,104)	(1,897)	(110)		(9,111)	—	(9,111)	—	(9,111)
Other income (expense), net:
Interest expense	(930)	—	765	(b)	(165)	—	(165)	—	(165)
Change in fair value of convertible notes and warrants	(14,871)	6,554	(4,843)	(d)	1,711	—	1,711	—	1,711
			13,828	(e)
			1,043	(f)
Interest earned on investments in Trust Account	—	20	(20)	(c)	—	—	—	—	—
Other income (expense), net	(1,108)	—	—		(1,108)	—	(1,108)	—	(1,108)

Total other income (expense)	(16,909)	6,574	10,773		438	—	438	—	438

Income (loss) before income taxes	(24,013)	4,677	10,663		(8,673)	—	(8,673)	—	(8,673)

Net income (loss)	$(24,013)	$4,677	$10,663		$(8,673)	$—	$(8,673)	$—	$(8,673)

Net loss per share attributable to Blade Biotherapeutics common stockholders, basic and diluted					$(0.16)		$(0.24)		$(0.27)
Weighted-average Blade Biotherapeutics shares used in computing net loss per share, basic and diluted					54,614,849		36,670,269		31,931,982
Net loss per share attributable to Blade common stockholders, basic and diluted	$(1.40)
Weighted-average shares of Blade common stock used in computing net loss per share, and diluted	17,094,766
Net income per share attributable to BAC Class A ordinary shares, basic and diluted		$0.16
Weighted-average BAC Class A ordinary shares used in computing net income per share, basic and diluted		23,000,000

Net income per share attributable to BAC Class B ordinary shares, basic and diluted		$0.16
Weighted average BAC Class B ordinary shares used in computing net income per share, basic and diluted		5,750,000

____________

(1)      Derived from the unaudited condensed consolidated statement of operations of Blade for the three months ended March 31, 2022. See Blade’s unaudited condensed consolidated financial statements and the related notes appearing elsewhere in this Prospectus Supplement.

(2)      Derived from the unaudited condensed consolidated statement of operations of BAC for the three months ended March 31, 2022. See BAC’s unaudited condensed consolidated financial statements and the related notes appearing elsewhere in this Prospectus Supplement.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2021
(in thousands, except share and per-share data)

			No Redemption Scenario			$75M Minimum Cash Redemption Scenario			Maximum Redemption Scenario
	(1) Blade (Historical)	(2) BAC (Historical)	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations
Operating expenses:
Research and development	$21,675	$—	$350	(g)	$22,025	$—		$22,025	$—		$22,025
General and administrative	9,039	1,570	975	(g)	15,987	(981)	(mm)	15,006	(349)	(mmm)	15,638
			4,403	(m)
Total operating expenses	30,714	1,570	5,728		38,012	(981)		37,031	(349)		37,663
Loss from operations	(30,714)	(1,570)	(5,728)		(38,012)	981		(37,031)	349		(37,663)
Other income (expense), net:
Interest expense	(2,560)	—	2,145	(h)	(415)	—		(415)	—		(415)
Change in fair value of convertible notes and warrants	(3,402)	(4,795)	(1,385)	(j)	(6,180)	—		(6,180)	—		(6,180)
			2,541	(k)
			861	(l)
Interest earned on investments in Trust Account	—	21	(21)	(i)	—	—		—	—		—
Transaction costs – warrants	—	(520)	—		(520)	—		(520)	—		(520)
Other income (expense), net	(2,851)	—	(100)	(n)	(2,951)	—		(2,951)	—		(2,951)

Total other income (expense)	(8,813)	(5,294)	4,041		(10,066)	—		(10,066)	—		(10,066)

Loss before income taxes	(39,527)	(6,864)	(1,687)		(48,078)	981		(47,097)	349		(47,729)
Provision for income taxes	(2)	—	—		(2)	—		(2)	—		(2)

Net income (loss)	$(39,529)	$(6,864)	$(1,687)		$(48,080)	$981		$(47,099)	$349		$(47,731)
Net loss per share attributable to Blade Biotherapeutics common stockholders, basic and diluted					$(0.88)			$(1.28)			$(1.49)
Weighted-average Blade Biotherapeutics shares used in computing net loss per share, basic and diluted					54,614,849			36,670,269			31,931,982
Net loss per share attributable to Blade common stockholders, basic and diluted	$(2.99)
Weighted-average shares of Blade common stock used in computing net loss per share, and diluted	13,210,927
Net loss per share attributable to BAC Class A ordinary shares, basic and diluted		$(0.25)
Weighted-average BAC Class A ordinary shares used in computing net loss per share, basic and diluted		21,235,616

Net loss per share attributable to BAC Class B ordinary shares, basic and diluted		$(0.25)
Weighted average BAC Class B ordinary shares used in computing net loss per share, basic and diluted		5,692,466

____________

(1)     Derived from the audited consolidated statement of operations of Blade for the year ended December 31, 2021. See Blade’s audited consolidated financial statements and the related notes appearing elsewhere in this Prospectus Supplement.

(2)     Derived from the audited consolidated statement of operations of BAC for the year ended December 31, 2021. See BAC’s audited consolidated financial statements and the related notes appearing elsewhere in this Prospectus Supplement.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, BAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Blade will be treated as the accounting acquirer. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Blade is issuing stock for the net assets of BAC with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Blade. The unaudited pro forma condensed combined balance sheet as of March 31, 2022 assumes the Merger occurred on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 presents the pro forma effect of the Merger as if it had been completed on January 1, 2021.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the unaudited pro forma condensed combined statement of operations have been prepared using, and should be read in conjunction with, the following:

•        BAC’s historical unaudited consolidated financial statements as of and for the three months ended March 31, 2022 and BAC’s historical audited consolidated financial statements as of and for the year ended December 31, 2021; and

•        Blade’s historical unaudited consolidated financial statements as of and for the three months ended March 31, 2022 and Blade’s historical audited consolidated financial statements as of and for the year ended December 31, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Merger. The pro forma adjustments reflecting the consummation of the Merger are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that BAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. BAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual results of operations and financial position would have been had the Merger taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Blade Biotherapeutics. They should be read in conjunction with the historical financial statements and notes thereto of BAC and Blade.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements have been prepared to illustrate the effect of the Merger and have been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are directly attributable to the Merger. Blade and BAC have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:

(A)   Reflects the reclassification of $230.0 million of marketable securities held in the Trust Account to cash and cash equivalents that becomes available for general use by Blade Biotherapeutics following the Merger for each the No Redemption, $75 Million Minimum Cash Redemption and Maximum Redemption Scenarios.

(B)   Reflects the proceeds of $24.3 million received, less issuance costs of $0.7 million, from the issuance and sale of 2,430,000 shares of Blade Biotherapeutics Class A Common Stock at $10.00 per share pursuant to the PIPE Investment for each the No Redemption, $75 Minimum Cash Redemption and Maximum Redemption Scenarios.

(C)   Reflects the payment of deferred underwriting fees of $8.7 million incurred during the BAC Initial Public Offering due upon completion of the Merger for each the No Redemption, $75 Million Minimum Cash Redemption and Maximum Redemption Scenario.

(D)   Reflects the payment of estimated direct and incremental transaction costs consisting of legal, financial advisory, accounting and other professional fees incurred by BAC and Blade. Total estimated transaction costs of BAC, excluding deferred underwriting fees, are $6.5 million of which $1.8 million and $0.6 million were incurred in the three months ended March 31, 2022 and the year ended December 31, 2021, respectively, and expensed as incurred. Total estimated transaction costs of Blade are $9.6 million of which $1.9 million were incurred in the three months ended March 31, 2022, $1.6 million were incurred in the year ended December 31, 2021 and $3.5 million were capitalized as deferred offering costs within other non-current assets on Blade’s unaudited condensed consolidated balance sheet as of March 31, 2022 and of which $1.1 million was paid prior to March 31, 2022. Blade’s direct and incremental costs related to the Merger are reflected as a reduction to additional paid-in capital or as an increase to accumulated deficit, as appropriate, based on the allocation of such costs to all instruments assumed or issued in the Merger, including BAC Class A ordinary shares, BAC Class B Ordinary shares, BAC Public Warrant liability and Sponsor Earnout Shares. Transaction costs of $0.3 million allocated to the BAC Private Placement Warrants liability are expensed in the No Redemption Scenario. As of March 31, 2022, transaction costs of $1.2 million and $2.9 million were recognized within accounts payable and accrued expenses and other current liabilities, respectively.

(DD)   Reflects a $1.0 million adjustment to transaction costs in the $75 Million Minimum Cash Scenario, comprised of (i) a $1.5 million reduction in BAC transaction costs expensed in the period incurred related to banker fees that are forfeited in the $75 Million Minimum Cash Redemption Scenario, and a (ii) $0.5 million increase in transaction costs allocated to the BAC Private Placement warrant that are expensed in the period incurred, due to the reallocation of transaction costs to remaining instruments issued or assumed in the Merger after the forfeiture of the 1,150,000 Sponsor Earnout Shares and redemptions of 17,944,580 shares of BAC Class A Common stock in the $75 Million Minimum Cash Scenario.

(DDD)   Reflects a $0.3 million adjustment to transaction costs in the Maximum Redemption Scenario, comprised of (i) a $1.5 million reduction in BAC transaction costs expensed in the period related to banker fees that are forfeited in the Maximum Redemption Scenario, and a (ii) $1.2 million increase in transaction costs allocated to the BAC Private Placement warrant that are expensed in the period incurred, due to the reallocation of transaction costs to remaining instruments issued or assumed in the Merger after the forfeiture of the 1,150,000 Sponsor Earnout Shares and redemptions of 22,682,867 shares of BAC Class A Common Stock in the Maximum Redemption Scenario.

(E)   In the No Redemption Scenario, the 23,000,000 BAC Class A ordinary shares subject to redemption for cash amounting to $230.0 million would be converted into shares of Blade Biotherapeutics’ common stock and transferred to Blade Biotherapeutics Common Stock and additional paid in capital in permanent equity.

(EE)   In the $75 Million Minimum Cash Redemption Scenario, it is assumed that stockholders holding 17,944,580 BAC Class A ordinary stock will exercise their redemption rights for an aggregate payment of $179.4 million of funds from BAC’s Trust Account, which is derived from the number of shares that could be redeemed in connection with the Transaction at an assumed redemption price of approximately $10.00 per share, calculated based on funds held in the Trust Account as of March 31, 2022 of $230.0 million, plus the gross proceeds of $24.3 million from the PIPE Financing, plus BAC cash and cash equivalents before closing of $0.1 million, less the million minimum cash requirement of $75.0 million.

(EEE)   In the Maximum Redemption Scenario, it is assumed that stockholders holding 22,682,867 Class A ordinary shares will exercise their redemption rights for an aggregate payment of $226.8 million of funds from BAC’s Trust Account, which is derived from the number of shares that could be redeemed in connection with the Transaction at a redemption price of $10.00 per share, calculated based on funds held in the Trust Account as of March 31, 2022 of $230.0 million, plus the proceeds of $24.3 million from the PIPE Financing, plus BAC cash and cash equivalents before closing of $0.1 million, plus the BAC net liabilities before closing of ($22.6) million, less minimum BAC net assets required after closing of $5.0 million.

(F)    Reflects the conversion of all of Blade’s convertible promissory notes held at amortized cost outstanding in the aggregate amount of $12.1 million and convertible promissory notes held at fair value outstanding in the aggregate amount of $68.2 million, which includes an adjustment for a final remeasurement to fair value as of the transaction date of $3.2 million, into 8,428,538 shares of Blade Biotherapeutics’ common stock. This entry excludes the 405,984 shares of Blade Biotherapeutics’ common stock issued to Blade stockholders for $3.1 million of convertible notes issued subsequent to March 31, 2022 that will be converted upon the effectiveness of the Merger.

(G)   Reflects the net exercise of liability classified Blade common stock warrants into 1,099,467 shares of Blade Biotherapeutics’ Common Stock, resulting in an adjustment to additional paid in capital of $11.1 million consisting of (a) the reclassification of the warrant liability balance as of March 31, 2022 of $7.1 million and (b) $4.0 million from the remeasurement of the warrants to fair value as of the transaction date.

(H)   Reflects the preliminary estimated fair value of the 3,104,052 Blade Earnout Shares contingently issuable to Blade equity holders as of the Merger closing under the No Redemption Scenario, $75 Million Minimum Cash Redemption Scenario and the Maximum Redemption Scenario that are liability classified. The Blade Earnout Shares, excluding the 395,948 Blade Earnout Shares contingently issuable to Blade option holders, will be liability classified and remeasured to fair value each reporting period. The preliminary estimated fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Merger closing. Refer to Note 4 for more information.

(I)     Reflects the preliminary estimated fair value of the 1,150,000 Founder Earnout Shares contingently issuable to the SPAC Founders as of the Merger closing under the No Redemption Scenario. The Sponsor Earnout shares will be accounted for as an equity classified derivative, initially measured at fair value. The preliminary estimated fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Merger closing. Refer to Note 4 for more information.

(II)    Reflects the reversal of the preliminary estimated fair value of the 1,150,000 Founder Earnout shares contingently issuable to the SPAC Founders as of the Merger closing. Under the $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario, the preliminary fair value of the Founder Earnout Shares is reversed as such shares are forfeited upon the Merger closing.

(J)    Reflects the reclassification of 11,500,000 Public Warrants from liability to equity upon closing of the Merger for the No Redemption Scenario, $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario as the Public Warrants are expected to qualify for equity classification upon closing of the Merger. The Company expects the Private Placement Warrants to continue to be liability classified after the closing of the Merger.

(K)    Reflects the conversion of Blade’s convertible preferred stock into 12,527,534 shares of Blade Biotherapeutics Common Stock upon closing of the Merger for the No Redemption Scenario, $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario.

(L)    Reflects the recapitalization of Blade Common Stock to Blade Biotherapeutics Common stock on closing of the Merger for each the No Redemption Scenario, $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario.

(M)    Reflects the conversion of 4,600,000 BAC Class B ordinary shares into shares of Blade Biotherapeutics Common Stock on a one-to-one basis. This excludes the 1,150,000 Founder Earnout Shares subject to forfeiture (see Adjustment (I) above).

(N)     Reflects the elimination of the historical accumulated deficit of BAC, the legal acquirer, in the amount of $26.6 million in the No Redemption Scenario, comprised of historical accumulated deficit of BAC of $22.5 million and BAC transaction costs of $4.1 million, with a corresponding adjustment to additional paid-in capital for Blade Biotherapeutics in connection with the reverse recapitalization upon closing of the Merger for the No Redemption Scenario.

(NN)     Reflects an adjustment to the elimination of the historical accumulated deficit of BAC related to a reduction of BAC transaction costs of $1.5 million related to banker fees that are forfeited in both the $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario as discussed in adjustments (DD) and (DDD) above.

(O)    Reflects the $3.1 million cash proceeds from issuance of the 2022 Convertible Notes in April 2022 and related warrants to purchase Blade common stock. This entry assumes that the 2022 Convertible Notes are issued at fair value and does not allocate any consideration to the warrants to purchase 2,691,260 shares of Blade common stock. This entry is net of estimated issuance costs of $0.1 million that will be expensed in the period incurred.

(P)     Reflects $5.0 million remeasurement to fair value and the $3.1 million reclassification of the 2022 Convertible Notes from Convertible Notes at fair value to common stock and additional paid in capital upon conversion of the 2022 Convertible Notes and net exercise of the related common stock warrants into 405,984 and 403,293 shares of Blade Biotherapeutics’ Common Stock, respectively.

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

Adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 are as follows:

(a)    Reflects the incremental stock-based compensation expense for modification of the Blade stock options on grant of the Blade Earnout Shares to Blade option holders that are subject to service and market or performance conditions (see Note 4 below).

(b)    Reflects the elimination of interest expense for Blade’s convertible promissory notes held at fair value and the debt discount amortization on Blade’s convertible promissory notes held at amortized cost.

(c)    Reflects the elimination of investment income for three months ended March 31, 2022 related to the investments held in the BAC Trust Account for the No Redemption Scenario, $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario.

(d)    Reflects the elimination of the change in fair value of the derivative warrant liability related to the Public Warrants due to the reclassification from liability to equity upon closing of the Merger for the No Redemption Scenario, $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario as the Public Warrants are expected to qualify for equity classification upon closing of the Merger. BAC expects that the Private Placement Warrants will continue to be liability classified derivatives subsequent to the Merger.

(e)    Reflects the elimination of the fair market value adjustment on remeasurement of Blade’s convertible notes at fair value.

(f)     Reflects the elimination of the change in fair value of Blade’s common stock warrant liability due to its automatic net exercise upon closing of the Merger for the No Redemption Scenario, $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario.

Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

(g)    Reflects the incremental stock-based compensation expense for modification of the Blade stock options on grant of the Blade Earnout Shares to Blade option holders that are subject to service and market or performance conditions (see Note 4 below).

(h)    Reflects the elimination of interest expense for Blade’s convertible promissory notes held at fair value and the debt discount amortization on Blade’s convertible promissory notes held at amortized cost.

(i)     Reflects the elimination of investment income for year ended December 31, 2021 related to the investments held in the BAC Trust Account for the No Redemption Scenario, $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario.

(j)     Reflects the elimination of the change in fair value of the derivative warrant liability related to the Public Warrants due to the reclassification from liability to equity upon closing of the Merger for the No Redemption Scenario, $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario as the Public Warrants are expected to qualify for equity classification upon closing of the Merger. BAC expects that the Private Placement Warrants will continue to be liability classified derivatives subsequent to the Merger.

(k)    Reflects the elimination of the fair market value adjustment on remeasurement of Blade’s convertible notes at fair value.

(l)     Reflects the elimination of the change in fair value of Blade’s common stock warrant liability due to its automatic net exercise upon closing of the Merger for the No Redemption Scenario, $75 Million Minimum Cash Redemption Scenario and Maximum Redemption Scenario.

(m)   Reflects $4.1 million of BAC transaction expenses and $0.3 million of Blade direct and incremental Blade transaction expenses in the No Redemption Scenario that are allocated to the BAC Private Placement Warrants liability that are expensed on the closing of the Merger.

(mm)   Reflects a $1.0 million adjustment to transaction costs in the $75 Million Minimum Cash Scenario, comprised of (i) a $1.5 million reduction in BAC transaction costs that are expensed in the period incurred related to banker fees that are forfeited in the $75 Million Minimum

Cash scenario and a (ii) $0.5 million increase in transaction costs allocated to the BAC Private Placement warrant that are expensed in the period incurred, due to the reallocation of transaction costs to remaining instruments issued or assumed in the Merger after the forfeiture of the 1,150,000 Sponsor Earnout Shares and redemptions of 17,944,580 shares of BAC Class A Common Stock in the $75 Million Minimum Cash Scenario.

(mmm)   Reflects a $0.3 million adjustment to transaction costs in the Maximum Redemptions Scenario, comprised of (i) a $1.5 million reduction in BAC transaction costs that are expensed in the period incurred related to banker fees that are forfeited in the Maximum Scenario and a (ii) $1.2 million increase in transaction costs allocated to the BAC Private Placement warrant that are expensed in the period incurred, due to the reallocation of transaction costs to remaining instruments issued or assumed in the Merger after the forfeiture of the 1,150,000 Sponsor Earnout Shares and redemptions of 22,682,867 shares of BAC Class A Common Stock in the Max Redemption Scenario.

(n)   Reflects the $0.1 million of estimated transaction costs associated with 2022 Convertible Notes issued in April 2022.

3. Net Loss per Share

The calculation of weighted-average shares outstanding for basic and diluted net loss per share assumes that BAC’s Initial Public Offering occurred as of January 1, 2021. In addition, as the business combination is being reflected as if it had occurred on this date, the calculation of weighted-average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the merger for the entire period for the Maximum Redemption Scenario.

The following presents the calculation of basic and diluted weighted-average common shares outstanding for the three months ended March 31, 2022 and for the year ended December 31, 2021.

	No Redemption Scenario		$75M Minimum Cash Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%	Shares	%
BAC public shareholders	23,000,000	42.1	5,055,420	13.8	317,133	1.0
Sponsor and related parties(1)	4,600,000	8.4	4,600,000	12.5	4,600,000	14.4
Former Blade stockholders(2)(3)	27,014,849	49.5	27,014,849	73.7	27,014,849	84.6
Pro Forma weighted-average shares, basic and diluted	54,614,849	100.0	36,670,269	100.0	31,931,982	100.0

____________

(1)     The Sponsor and related parties hold 1,150,000 Founder Shares that are subject to vesting and forfeiture upon certain triggering events. For the $75 Million Minimum Cash Redemption and Maximum Redemption Scenarios, 1,150,000 Founder Shares will meet triggering events upon the Merger closing and will be forfeited. For the No Redemption Scenario, none of the Founder Shares will be forfeited on the Merger closing and 1,150,000 Founder Shares will be placed in escrow and remain subject to vesting or forfeiture upon certain triggering events.

(2)     Amount includes 2,430,000 shares of Blade Biotherapeutics’ common stock subscribed for by PIPE Investors, all of whom were existing Blade investors.

(3)     Amount includes 405,984 and 403,293 shares of Blade Biotherapeutics’ Common Stock related to the 2022 Convertible Notes and related warrants, respectively, for a total of 809,277 shares, which are converted from Blade common stock at the then-effective conversion rate, issued to Blade stockholders for $3.1 million of convertible notes issued subsequent to March 31, 2022. Upon the effectiveness of the Merger, the 2022 Convertible notes will automatically convert and the related warrants will automatically net exercise into shares of Blade Biotherapeutics’ Common Stock.

Upon the Merger closing, the following outstanding shares of Blade Biotherapeutics’ common stock equivalents were excluded from the computation of pro forma diluted net loss per share for the scenarios presented because including them would have had an anti-dilutive effect:

	No Redemption	$75M Minimum Cash Redemption	Max Redemption
Private Placement Warrants	6,000,000	6,000,000	6,000,000
Public Warrants	11,500,000	11,500,000	11,500,000
Blade options	3,138,628	3,138,628	3,138,628
ATXCo Earnout Shares	1,118,075	1,118,075	1,118,075
Founder Earnout Shares(1)	1,150,000	—	—
Blade Earnout Shares(2)	3,500,000	3,500,000	3,500,000
Total	26,406,703	25,256,703	25,256,703

____________

(1)     Under the No Redemption Scenario, the Founder Earnout Shares are excluded from the pro forma net loss per share calculation as such shares are subject to forfeiture as the triggering events have not been achieved. The Founder Earnout shares will be excluded from basic and diluted EPS until the triggering events are achieved. Under the $75 Million Minimum Cash Redemption and Maximum Redemption Scenarios, 1,150,000 shares are forfeited upon the Merger closing.

(2)     Following the Merger closing, 3,500,000 Blade Earnout Shares are excluded from the pro forma net loss per share anti-dilutive table for each scenario presented as such shares are contingently issuable until the triggering events have been achieved. The Blade Earnout shares will be excluded from basic and diluted EPS until the triggering events are achieved.

4. Blade Earnout Shares and Founder Shares

The Blade Earnout Shares, excluding those issuable to Blade option holders, are expected to be accounted for as liability classified instruments that are earned upon achievement of the triggering events, which include events that are not indexed to the Blade Biotherapeutics’ common stock. The estimated fair value of the Blade Earnout Shares to stockholders, excluding those issuable to Blade option holders, is $28.7 million under the No Redemption, $75 Million Minimum Cash Redemption and Maximum Redemption Scenarios. The preliminary estimated fair value of the Blade Earnout Shares was estimated using a Monte Carlo simulation valuation model using a distribution of potential outcomes over the five-year Earnout Period.

The Blade Earnout Shares issuable to Blade option holders are subject to a service condition and a market condition or performance condition and are expected to be accounted for as equity classified instruments subject to ASC 718. The grant of the Blade Earnout Shares to Blade option holders introduces new vesting conditions and modifies the Blade stock options. Since the 2015 Blade stock option plan contained a make-whole provision that required the grant of the Blade Earnout Shares to Blade option holders, the Company estimates that there is no incremental fair value to the Blade stock options on modification, since the fair value immediately before the modification would consider the grant of the Blade Earnout Shares. The Company expects to recognize the unrecognized stock-based compensation expense, if any, on the modified unvested Blade stock options over the remaining service period using the accelerated attribution method. The Company does not expect to recognize any stock-based compensation on the modified vested Blade stock options, since there is no remaining unrecognized expense.

The Founder Earnout Shares are expected to be accounted for as equity classified derivative instruments. The estimated fair value of the Founder Earnout Shares is $10.6 million under the No Redemption Scenario. Under the $75 Million Minimum Cash Redemption and Maximum Redemption Scenarios, 1,150,000 Founder Earnout Shares are forfeited upon the Merger closing. The preliminary estimated fair value of the Founder Earnout Shares was estimated using a Monte Carlo simulation model using a distribution of potential outcomes over the five-year Earnout Period.

The “BAC’s Management Discussion and Analysis of Financial Condition and Results of Operations” on page 214 has been replaced with the following:

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on September 3, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of our initial public offering and the sale of the private placement warrants, our capital shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Proposed Merger with Blade

On November 8, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blade Therapeutics, Inc., a Delaware corporation (“Blade”), Blade Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Blade Merger Sub”), Biotech Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the closing of the transactions contemplated in the Merger Agreement (the “Closing”) of the shareholders of the Company as of immediately prior to the Closing and their successors and assignees (in such capacity, the “BAC Representative”), and Jean-Frédéric Viret in the capacity as the representative of the Earnout Participants (as defined in the Merger Agreement) from and after the Closing (in such capacity, the “Blade Representative”).

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, (i) prior to the Closing, the Company will transfer by way of continuation out of the Cayman Islands and into the State of Delaware to re-domicile and become a Delaware corporation (the “Domestication”) and (ii) at the Closing, and following the Domestication and the PIPE Investment (defined below), Blade Merger Sub will merge with and into Blade (the “Merger”), with Blade continuing as the surviving entity and wholly-owned subsidiary of the Company, and with each Blade stockholder receiving ordinary shares of the Company at the Closing. Simultaneously with entering into the Merger Agreement, the Company entered into the Blade Subscription Agreements (as defined below) with investors (the “PIPE Investors”) pursuant the investors will purchase a total of 2,430,000 shares of the Company’s ordinary shares in a “private investment in public equity” transaction (the “PIPE”) for a purchase price equal to $10.00 per share and aggregate gross proceeds to the Company equal to $24,300,000. The PIPE Investors include certain existing Blade shareholders.

The total consideration received by Blade security holders from the Company at the Closing will have an aggregate value equal to $280,000,000 less the value of certain contingent payments that may become payable to Blade’s current Series C-1 Preferred Stockholders (the “Merger Consideration”), payable, in the case of Blade stockholders, solely in newly issued shares of the Company’s common stock and, in the case of Blade option holders, by assumption of such options by the Company (valued based on the net spread of such options), plus the additional contingent right to receive the Earnout Shares (as defined below) after the Closing, as described below. All preferred stock of Blade and all convertible promissory notes of Blade will be required to be converted into shares of Blade common stock prior to the Closing, and will share in the Merger Consideration. All warrants of Blade will be required to be exercised in full on a cash or cashless basis or terminated without exercise, as applicable and in accordance with their respective terms prior to the Closing.

In addition to the Merger Consideration set forth above, the Earnout Participants will also have a contingent right to receive up to an additional 3,500,000 shares of the Company’s ordinary shares (the “Earnout Shares”) after the Closing based on the stock price performance of the post-Closing Company’s common stock (the “Earnout Period”). The Earnout Shares will become issuable if, during the Earnout Period, the closing price of the post-Closing Company’s common stock is equal to or greater than $15.00 per share for any 20 trading days within any 30 trading day period (the “Price Earnout Milestone”) or, prior to the occurrence of a Price Earnout Milestone, (A) the Company consummates a sale, merger, consolidation, liquidation, exchange offer or other similar transaction that results in the stockholders of the post-Closing Company immediately prior to such transaction having beneficial ownership of less than fifty percent (50%) of the outstanding voting securities of the Company or the surviving entity in such transaction, directly or indirectly, immediately following such transaction, (B) the Company consummates a “going private transaction” or otherwise ceases to be subject to the reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (C) the post-Closing Company’s common stock ceases to be listed on a national securities exchange. Unlike the Merger Consideration, the Earnout Shares will be allocated among Blade’s security holders on a fully-diluted basis as of the Closing, without treating assumed Blade options on a net exercise basis, and with holders of unvested Blade options receiving restricted stock units for a number of shares of common stock of the post-Closing Company equal to such portion of the Earnout Shares otherwise issuable to such Earnout Participant in respect of such unvested Blade options.

Simultaneously with the execution and delivery of the Merger Agreement, the Company and the Sponsor entered into a letter agreement pursuant to which the Sponsor agreed to place 1,150,000 of Class B ordinary shares into escrow and subject such shares to vesting and forfeiture unless the milestones applicable to the Earnout Shares are achieved during the Earnout Period.

Simultaneously with the execution of the Merger Agreement, the Company and Blade entered into subscription agreements (collectively, the “Blade Subscription Agreements”) with PIPE Investors for an aggregate purchase of 2,430,000 shares of the Company’s ordinary shares, par value $0.0001 per share (the “PIPE Shares”), at a price of $10.00 per share, for an aggregate of $24,300,000, in a private placement to be consummated simultaneously with the Closing (the “PIPE Investment”). The consummation of the transactions contemplated by the Blade Subscription Agreements is conditioned on the concurrent Closing and other customary closing conditions. Among other things, each PIPE Investor agreed in its respective Blade Subscription Agreement that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

The Company expects that the Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Blade will be treated as the accounting acquirer. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Blade is issuing stock for the net assets of the Company with no goodwill or other intangible assets recorded.

On May 9, 2022, the Company announced that the Company’s registration statement on Form S-4 filed with the SEC on March 15, 2022 (File No. 333-263577) in connection with the Blade Merger, as amended, was declared effective by the SEC on May 9, 2022. The Company will hold an Extraordinary General Meeting of its shareholders (the “Meeting”) at 10:00 a.m., Eastern Time, on June 1, 2022, at the offices of Ellenoff Grossman and Schole LLP located at 1345 Avenue of the Americas, 11th Floor, New York, New York, 10105 and virtually via live webcast at https://www.cstproxy.com/biotechacquisition/2022. At the Meeting, the Company’s shareholders will be asked to consider and vote upon proposals to approve the Business Combination and related matters. The Company’s shareholders of record as of March 28, 2022 are eligible to attend and vote at the Meeting. The Closing will occur as soon as practicable after the Meeting.

Results of Operations

We classify the warrants issued in connection with our IPO and concurrent private placement as liabilities at their fair value and adjust the warrant liability to fair value at each reporting period. This liability is subject to re-measurement at each consolidated balance sheet date until all the warrants are exercised or expired, and any change in fair value is recognized in our statements of operations.

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through March 31, 2022 were organizational activities and those necessary to prepare for our initial public offering, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the three months ended March 31, 2022, we had a net income of $4,677,182, which consists of the change in fair value of warrant liabilities of $6,553,784, interest earned from a bank of $3, and interest earned from marketable securities held in the Trust Account of $20,506, offset by operating and formation costs of $1,897,111.

For the three months ended March 31, 2021, we had net income of $2,546,530, which consists of the change in fair value of warrant liabilities of $3,210,000, interest earned from a bank of $14, and interest earned from marketable securities held in the Trust Account of $3,907, offset by operating and formation costs of $147,072 and transaction costs incurred in connection with IPO of $520,319.

For the year ended December 31, 2021, we had net loss of $6,864,581, which consisted of operating and formation expenses of $1,570,165, change in fair value of warrant liabilities of $4,795,400, and transaction costs allocable to warrant liabilities associated with the initial public offering of $520,319, offset by the interest earned from operating bank accounts of $65 and interest earned on marketable securities held in the trust account of $21,238.

For the period from September 3, 2020 (inception) through December 31, 2020, we had a net loss of $5,000, which consisted of formation expenses.

Liquidity and Capital Resources

On January 28, 2021, we consummated our initial public offering of 23,000,000 units, at a price of $10.00 per unit, which included the full exercise of the underwriter’s over-allotment option in the amount of 3,000,000 units, generating gross proceeds of $230,000,000. Simultaneously with the closing of our initial public offering, we consummated the sale of 6,000,000 private placement warrants to the sponsor at a price of $1.00 per private placement warrant generating gross proceeds of $6,000,000.

Following our initial public offering, the full exercise of the over-allotment option, and the sale of the private placement warrants, a total of $230,000,000 was placed in the trust account. We incurred $13,114,249 in transaction costs, including $4,000,000 of underwriting fees, $8,650,000 of deferred underwriting commission and $464,249 of other offering costs.

For the three months ended March 31, 2022, net cash used in operating activities was $102,331. Net income of $4,677,182 was affected by noncash charges (income) related to the change in fair value of the warrant liabilities of $6,553,784, and interest earned on marketable securities held in the Trust Account of $20,506. Changes in operating assets and liabilities provided $1,794,777 of cash from operating activities.

For the three months ended March 31, 2021, net cash used in operating activities was $864,719. Net income of $2,546,530 was affected by noncash charges (income) related to the change in fair value of the warrant liabilities of $3,210,000, transaction costs incurred in connection with IPO of $520,319, and interest earned on marketable securities held in the Trust Account of $3,907. Changes in operating assets and liabilities used $717,661 of cash from operating activities.

For the year ended December 31, 2021, net cash used in operating activities was $1,465,214. Our net loss of $6,864,581 was affected by noncash charges (income) related to the change in fair value of the warrant liabilities of $4,795,400, transaction costs associated with our IPO of $520,319, and interest earned on marketable securities held in the trust account of $21,238. Changes in operating assets and liabilities provided $104,886 of cash from operating activities.

At March 31, 2022 and December 31, 2021, we had marketable securities held in the trust account of $230,041,744 and $230,021,238, respectively. We are using substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less deferred underwriting commission and income taxes payable), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At March 31, 2022 and December 31, 2021, we had cash and cash equivalents of $104,056 and $91,407, respectively, held outside of the trust account. We are using the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our sponsor or our officers, or directors or any of their respective affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. As of March 31, 2022, we borrowed $114,980 under the promissory note to fund ongoing working capital needs. We did not have any borrowings outstanding under the note as of December 31, 2021.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. In such circumstances, our sponsor or our officers or directors or any of their respective affiliates may, but are not obligated to, loan us additional funds as may be required. However, the terms of any such loans have not been determined, except to the extent described in the preceding paragraph. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Going Concern

We have until January 28, 2023 to consummate a Business Combination. It is uncertain that we will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. It is uncertain that we will have sufficient funds to operate our business prior to a Business Combination or be able to consummate a Business Combination by this time. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. Management intends to complete a Business Combination by January 28, 2023. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after January 28, 2023.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2022 or December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our sponsor a monthly fee of $10,000 for office space and administrative and support services. We began incurring these fees on January 26, 2021. On January 20, 2022, our sponsor agreed to return to us 11 months of prior payments that we had made under this agreement, totaling $110,000. Our sponsor has informed us that we will continue to be provided with office space and administrative and support services, but that we are no longer being charged for them.

The underwriters are entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 20,000,000 units sold in our IPO, or $7,000,000, and (ii) 5.5% of the gross proceeds from the units sold pursuant to the over-allotment option, representing a total deferred fee of $8,650,000. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Financial Advisor Fees

We retained Cantor as a financial advisor and entered into a formal engagement agreement on July 1, 2021 (the “Cantor Engagement Letter”). Cantor’s financial advisory engagement was separate from the Initial Public Offering underwriting engagement that we and Cantor had entered into with respect to the Initial Public Offering. Under Cantor’s financial advisory engagement, a portion of Cantor’s fees would be dependent on the level of our shareholder redemptions made in connection with the Initial Business Combination.

Pursuant to the July 1, 2021 Cantor Engagement Letter, in consideration of the services pursuant to the Cantor Engagement Letter, we agreed to pay Cantor the following compensation:

If we consummate the Business Combination or enter into a definitive agreement pursuant to which the Business Combination is subsequently consummated, a cash fee equal to the sum of $1.5 million plus an incentive fee. The incentive fee is based on a range of our shareholder redemptions in connection with the Business Combination (or any extension of our deadline for consummating a Business Combination prior thereto) and the cash that remains in the Trust Account upon the Closing of the Business Combination. The incentive fee could range between $300,000 and $1.5 million; provided however, that no incentive fee would be payable if less than 50% of the cash in the Trust Account remains at Closing. The financial advisor fee is contingent upon the consummation of the Business Combination.

Placement Agent Fees

In September 2021, we entered into a letter agreement (the “Letter Agreement”) with Barclays to act as its lead placement agent and Cantor to act as its co-placement agent, (collectively, the Placement Agents”). Pursuant to the terms of the Letter Agreement, we will pay the Placement Agents in the aggregate a cash fee equal to five percent (5%) of the gross proceeds received by us from the closing of the sale of the securities, with such fee allocated sixty-five percent (65%) to Barclays and thirty-five percent (35%) to Cantor. Notwithstanding the foregoing, in the event that any portion of the gross proceeds received by us from the sale of the securities is generated from investments by the existing shareholders, affiliates or related investment funds (“Target Existing Shareholder Investments”), we shall only pay the Placement Agents a fee equal to three percent (3%) of the gross proceeds of such Target Existing Shareholder Investments, with such fee allocated seventy-five percent (75%) to Barclays and twenty-five percent (25%) to Cantor.

Common Stock Purchase Agreement

On May 3, 2022, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with CF Principal Investments LLC (“CFPI”), an affiliate of Cantor Fitzgerald, related to a committed equity facility (the “Facility”). Pursuant to the Purchase Agreement, after the Closing, Blade

Biotherapeutics Inc. (“Blade Biotherapeutics”, the surviving company) will have the right to sell to CFPI from time to time at its option up to $75,000,000 of Blade Biotherapeutics’ common stock, subject to the terms, conditions and limitations set forth in the Purchase Agreement.

Sales of the shares of Blade Biotherapeutics’ common stock to CFPI under the Purchase Agreement, and the timing of any such sales, will be determined by Blade Biotherapeutics from time to time in its sole discretion (subject to the terms and conditions set forth therein) and will depend on a variety of factors, including, among other things, market conditions, the trading price of the common stock, as well as determinations by Blade Biotherapeutics about the use of proceeds of such common stock sales. The net proceeds from any such sales under the Purchase Agreement will depend on the frequency with, and the price at, which the shares of common stock are sold to CFPI. It is anticipated that Blade Biotherapeutics will use the proceeds from any such sales under the Purchase Agreement for working capital and general corporate purposes.

Upon the initial satisfaction of the conditions to CFPI’s obligation to purchase shares of common stock set forth under the Purchase Agreement (the “Commencement”), including that a registration statement registering the resale by CFPI of the shares of common stock under the Securities Act of 1933, as amended (the “Securities Act”), purchased pursuant to the Purchase Agreement (the “Resale Registration Statement”) is declared effective by the Securities and Exchange Commission (the “SEC”) and a final prospectus relating thereto is filed with the SEC, Blade Biotherapeutics will have the right, but not the obligation, from time to time, at its sole discretion and on the terms and subject to the limitations contained in the Purchase Agreement, until no later than the first day of the month following the 36-month anniversary of the date that the Resale Registration Statement is declared effective, to direct CFPI to purchase up to a specified maximum amount of common stock as set forth in the Purchase Agreement by delivering written notice to CFPI prior to the commencement of trading on any trading day. The purchase price of the common stock that Blade Biotherapeutics elects to sell to CFPI pursuant to the Purchase Agreement will be 97% of the VWAP of the common stock during the applicable purchase date on which Blade Biotherapeutics has timely delivered a written notice to CFPI, directing it to purchase common stock under the Purchase Agreement.

The Purchase Agreement provides that, prior to the Commencement, Blade Biotherapeutics shall issue a number of shares of Blade Biotherapeutics’ common stock equal to the quotient of $2,250,000 divided by the last closing trading price for the common stock on Nasdaq for a share of Blade Biotherapeutics’s common stock on the earlier of (i) the second trading day immediately prior to the filing of the Resale Registration Statement and (ii) the date on which CFPI sends an invoice to Blade Biotherapeutics with respect to such commitment fee. In addition, pursuant to the Purchase Agreement, we have agreed to reimburse CFPI for certain expenses incurred in connection with the Facility. The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations by each party.

The Purchase Agreement shall automatically terminate if the Merger Agreement is validly terminated in accordance with the terms thereof prior to the Closing. Blade Biotherapeutics has the right to terminate the Purchase Agreement at any time after the Commencement, at no additional cost or penalty, upon five (5) trading days’ prior written notice.

Registration Rights Agreement

On May 3, 2022, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with CFPI related to the Facility. Pursuant to the Registration Rights Agreement, we have agreed to provide CFPI with certain registration rights with respect to the common stock issued under the Purchase Agreement and the Facility, following the Closing. We have agreed that Blade Biotherapeutics shall file the Resale Registration Statement within thirty (30) days after the Closing and shall use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as reasonably practicable thereafter, but not later than the fifth business day after the date that Blade Biotherapeutics receives notice from the SEC, that it will not review the Resale Registration Statement (or 120 calendar days following the filing thereof if the SEC does review).

Legal Fees

As of March 31, 2022, we had a total of $1,525,842 in contingent fees to be paid to our legal advisors upon consummation of the Business Combination, which is included in accrued expenses in the accompanying condensed consolidated balance sheet as of March 31, 2022.

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We account for the warrants in accordance with the guidance contained in ASC 815-40, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value in respect of each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised, and any change in fair value is recognized in our statements of operations. The private placement warrants and the public warrants for periods where no observable traded price was available are valued using a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology. For periods subsequent to the severability of the public warrants from the units, the public warrant quoted market price was used as the fair value as of each relevant date.

Class A Ordinary Shares Subject to Possible Redemption

We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ deficit section of our unaudited condensed consolidated balance sheets.

Net Income per Ordinary Share

Net income per ordinary shares is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Remeasurement associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the dilutive warrants is contingent upon the occurrence of future events. Additionally, the private placement warrants are excluded from the calculation due to being not-in-the-money, therefore, anti-dilutive as of March 31, 2022. The warrants are exercisable to purchase 17,500,000 Class A ordinary shares in the aggregate. As of March 31, 2022 and 2021, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary shares is the same as basic net loss per ordinary share for the periods presented.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.

Evaluation of Disclosure Controls and Procedures

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2022. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective, due to material weakness in our internal control over financial reporting related to the Company’s accounting for warrant liabilities, originally identified in early 2021, and for temporary shareholders’ equity, originally identified in late 2021. Our internal control over financial reporting did not result in the proper accounting classification of the warrants we issued in January 2021 which, due to its impact on our financial statements, we determined in May 2021 to be a material weakness. Our internal control over financial reporting did not result in the proper accounting classification of the Class A ordinary shares subject to redemption we issued in January 2021 which, due to its impact on our financial statements, we determined in November 2021 to be a material weakness.

As a result, we performed additional analysis as deemed necessary to ensure that our condensed consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the consolidated financial statements included in this Report present fairly in all material respects our financial position, results of operations, and cash flows for the period presented.

Management has implemented remediation steps to improve our internal control over financial reporting. Specifically, we expanded and improved our review process for complex securities and related accounting standards. We plan to further improve this process by enhancing access to accounting literature, identification of third-party professionals with whom to consult regarding complex accounting applications and consideration of additional staff with the requisite experience and training to supplement existing accounting professionals.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

The “Blade’s Management Discussion and Analysis of Financial Condition and Results of Operations” on page 256 has been replaced with the following:

BLADE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Blade’s management believes is relevant to an assessment and understanding of Blade’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial and Operating Data of Blade”, our historical audited consolidated financial statements for the years ended December 31, 2021 and 2020, and our unaudited interim condensed consolidated financial statements as of and for the three months ended March 31, 2022 and 2021 and the related notes thereto, included elsewhere in this Prospectus Supplement.

The discussion and analysis should also be read together with Blade’s unaudited pro forma financial information for the three months ended March 31, 2022 and the year ended December 31, 2021. See “Unaudited Pro Forma Combined Condensed Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Blade’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this Prospectus Supplement. Unless the context otherwise requires, references in this “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “our” and “the Company” refer to the business and operations of Blade Therapeutics, Inc. and its consolidated subsidiaries prior to the Business Combination and to Blade Biotherapeutics, Inc. and its consolidated subsidiaries following the consummation of the Business Combination.

Overview

We are a clinical-stage biopharmaceutical company focused on developing cutting edge treatments for fibrotic and neurodegenerative diseases. We are a leader in novel biological pathways that are foundational to cell and tissue-damage responses for diseases that result from protein deposition (fibrosis) or protein aggregation (neurodegeneration) that disrupt normal cellular, tissue or organ function.

We are advancing a robust pipeline of oral, small-molecule therapies that include an autotaxin inhibitor, cudetaxestat, to treat fibrosis and multiple inhibitors of dimeric calpains to treat neurodegenerative diseases. Our research platform seeks to address dysregulated tissue repair, protein accumulation, and cellular and tissue dysfunction that contribute to fibrosis and neurodegeneration. Our platform allows us to develop potential treatments for debilitating, progressive fibrotic and neurodegenerative diseases, for which there are currently no disease-modifying therapies or long-term treatments. Since we were founded in 2015, we have used a combination of in-house drug research and selective acquisition to build a diversified pipeline.

We were incorporated in February 2015 and in September 2017, we incorporated our wholly owned subsidiary, Blade Therapeutics Pty Ltd in Australia (our “Australian Subsidiary”) that we established to take advantage of Australia’s phase I clinical trial capabilities. In September 2019, we established Sabre Therapeutics, LLC, a U.S. wholly owned subsidiary, in connection with our merger with ATXCo., Inc.

Since our inception, we have devoted substantially all of our resources to business planning, our research and development efforts such as small molecule compound discovery, nonclinical studies and clinical trials, as well as manufacturing activities, establishing and maintaining our intellectual property portfolio, recruiting and hiring personnel, raising capital, and providing general and administrative support for these operations. We do not have any products approved for commercial sale, and we have not generated any revenues related to our products since inception. Our ability to generate product revenue sufficient to achieve profitability, if ever, will depend on the successful development of one or more of our product candidates which we expect will take a number of years.

We utilize third-party contract manufacturing organizations (“CMOs”), to manufacture and supply our preclinical and clinical materials during the development of our product candidates. We expect to use similar contract resources for commercialization of our products, at least until our resources and operations are at a scale that justifies investment in internal manufacturing capabilities.

In February 2021 and October 2021, the Food and Drug Administration (“FDA”) granted orphan drug designation for our lead drug candidate, cudetaxestat, in idiopathic pulmonary fibrosis (“IPF”) and systemic sclerosis (“SSc”), respectively.

In July 2021, the FDA activated an investigational new drug application (“IND”) for cudetaxestat in IPF. We are currently advancing cudetaxestat towards a planned phase 2 study in IPF, which is anticipated to be initiated in the second quarter of 2022.

Since inception, we have had significant operating losses. Our primary use of cash has been and is expected to be to fund our on-going operating expenses, which consist primarily of research and development expenditures and, to a lesser extent, general and administrative expenditures. Our net loss was $24.0 million and $7.4 million for the three months ended March 31, 2022 and 2021, respectively. Our net loss was $39.5 million and $36.0 million for the years ended December 31, 2021 and 2020, respectively. As of March 31, 2022 and December 31, 2021, we had an accumulated deficit of $198.8 million and $174.8 million, respectively. As of March 31, 2022, we had $2.4 million of cash and cash equivalents.

To date, we have funded our operations primarily with proceeds from the sale and issuance of convertible preferred stock and convertible notes, and to a lesser extent, from proceeds raised through a term loan.

Following the completion of the merger, we expect to continue to incur net losses for the foreseeable future, and we expect our research and development expenses, general and administrative expenses, and capital expenditures to continue to increase. In particular, we expect our expenses to increase as we continue our development of, and seek regulatory approvals for, our product candidates, and begin to commercialize any approved products, as well as hire additional personnel, develop commercial infrastructure, pay fees to outside consultants, lawyers and accountants as our operations increase in sophistication. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending upon the timing of our clinical trials and our expenditures on other research and development activities. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our accounts payable and accrued research and development and other current liabilities.

As a result, we will require substantial additional funding to support our continuing operations and further the development of our product candidates. In addition, our results can be impacted by global economic, political, demographic and business trends and conditions.

The Business Combination

We entered into the Merger Agreement with BAC, a special purpose acquisition company, on November 8, 2021. Pursuant to the Merger Agreement, and assuming a favorable vote of BAC’s shareholders, Merger Sub, a newly formed subsidiary of BAC, will be merged with and into Blade. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease; Blade will survive and become a wholly owned subsidiary of BAC, which will be renamed Blade Biotherapeutics, Inc. The Business Combination is expected to be accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, BAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Blade issuing stock for the net assets of BAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. We expect to be deemed the accounting predecessor of the combined business, and Blade Biotherapeutics, as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse recapitalization. The most significant changes in Blade Biotherapeutics’ future reported financial position and results are expected to be an estimated net increase in cash (as compared to our condensed consolidated balance sheet at March 31, 2022) of approximately $55.7 million, assuming redemptions to comply with the $75.0 million minimum cash requirement and estimated $22.3 million in transaction costs, or approximately $233.6 million, assuming no shareholder redemptions and an estimated $23.8 million in transaction costs. Each redemption scenario includes approximately $24.3 million in proceeds from the private placement (“PIPE Investment”) to be consummated substantially simultaneously with the Business Combination, offset by additional transaction costs for the Business Combination. The estimated transaction costs for the Business Combination include $8.7 million in deferred underwriter fees related to BAC’s initial public offering. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, we expect to become the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources. We estimate that these incremental costs will be approximately $2.6 million per year.

Business Impact of COVID-19

The global COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. The extent of the impact of COVID-19 on our business, supply chain, operations and clinical development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our clinical trial enrollment, trial sites, contract research organizations, or CROs, and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and in some cases having employees work remotely.

For additional information on the various risks posed by the COVID-19 pandemic, please refer to the section titled “Risk Factors” elsewhere in this Prospectus Supplement.

Our Acquisition

Acquisition of ATXCo, Inc.

On September 23, 2019, we acquired all of the outstanding equity of ATXCo, Inc, a clinical-stage biotechnology company whose primary assets, which includes cudetaxestat, were certain in-process research and development (“IPR&D”) assets under development for the treatment of fibrosis and other human diseases and conditions. The transaction was accounted for as an asset acquisition with a purchase price of $20.9 million that was expensed to research and development in our consolidated statement of operations and comprehensive loss. We established Sabre Therapeutics, LLC, a U.S. wholly owned subsidiary, in connection with our merger with ATXCo., Inc.

On the transaction date, as consideration, we issued 10,499,892 shares of our Series C-1 convertible preferred stock, valued at $12.0 million as of the date of the transaction and agreed to pay cash of $149,000 to the former ATXCo, Inc. stockholders. An additional 3,126,619 shares valued at $3.4 million on the transaction date were held back by us for 12 months from the merger date to satisfy any indemnification obligations that may arise during this period (the “Indemnification Holdback”). The purchase consideration also included the issuance of 7,503,887 shares of our Series C-1 convertible preferred stock contingent upon the achievement of a certain clinical milestone (the “Contingent Consideration”) valued at $5.4 million on the transaction date. The purchase price of $20.9 million, as well as $0.2 million of direct costs associated with the acquisition, were included in research and development expenses in our consolidated statement of operations for the year ended December 31, 2019. The

Indemnification Holdback as well as the Contingent Consideration were recorded as liabilities on our consolidated balance sheet and remeasured to fair value each reporting period via a charge to earnings until their respective settlement dates.

The Indemnification Holdback was settled in October 2020 by issuing 3,033,231 shares of our Series C-1 convertible preferred stock valued at $3.1 million and transferring $43,000 in cash to former ATXCo, Inc. stockholders. The Contingent Consideration remains outstanding as of March 31, 2022, at its estimated fair value of $8.2 million as the related clinical milestone has not been met.

Components of Operating Results

Research and Development Expenses

Our research and development expenses include:

•        expenses incurred under agreements with consultants and third-party contract organizations that conduct research and development activities on our behalf;

•        costs related to sponsored research service agreements;

•        costs related to production of preclinical and clinical materials, including fees paid to contract manufacturers;

•        personnel costs, which include salaries, benefits and stock-based compensation;

•        laboratory and vendor expenses related to the execution of preclinical studies and planned clinical trials;

•        costs incurred in obtaining technology licenses or IPR&D assets through asset acquisitions if the technology or IPR&D that has not reached technological feasibility and has no alternative future use;

•        laboratory supplies and materials used for internal research and development activities; and

•        direct and allocated facilities and equipment costs.

We track direct research and development costs, consisting primarily of external costs, such as fees paid to contract research, development and manufacturing organizations, and professional services and consultants in connection with our preclinical studies, clinical trials and experiments by sponsored program after a development candidate has been identified. Due to the number of ongoing programs and our ability to use resources across several projects, internal personnel-related expenses and indirect or shared internal operating costs incurred for our research and development programs are not recorded or maintained on a program-by-program basis, nor our external program costs incurred for our programs prior to the identification of a development candidate for such program.

We expense all research and development costs in the periods in which such costs are incurred. Costs for certain research and development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors and third-party service providers. Non-refundable advance payments for goods and services that will be used over time for research and development are capitalized and recognized as goods are delivered or as the related services are performed. In-licensing fees and other costs to acquire technologies used in research and development that have not yet received regulatory approval and that are not expected to have an alternative future use are expensed when incurred.

As of the date of this Prospectus Supplement, we cannot reasonably determine the nature, timing, and estimated costs of the efforts that will be necessary to complete the development of, and obtain regulatory approval for, any of our product candidates. Product candidates in later stages of development generally have higher development costs than those in earlier stages. We expect that our research and development expenses will increase substantially for the foreseeable future as we continue to invest in research and development activities related to developing our product candidates, as our product candidates advance into later stages of development, as we begin to conduct larger clinical trials, as we seek regulatory approvals for any product candidates that successfully complete clinical trials, as we expand our product pipeline, as we maintain, expand, protect and enforce our intellectual property portfolio, and as we incur expenses associated with hiring additional personnel to support our research and development efforts.

The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of our product candidates is highly uncertain. Our research and development expenses may vary significantly based on factors such as:

•        the number and scope of preclinical and IND-enabling studies;

•        the phases of development of our product candidates;

•        the progress and results of our research and development activities;

•        per subject trial costs;

•        the number of trials required for regulatory approval;

•        the number of sites included in the trials;

•        the countries in which the trials are conducted;

•        length of time required to enroll eligible subjects and initiate clinical trials;

•        the number of subjects that participate in the trials;

•        the drop-out and discontinuation rate of subjects;

•        potential additional safety monitoring requested by regulatory agencies;

•        the duration of subject participation in the trials and follow-up;

•        the cost and timing of manufacturing of our product candidates;

•        the receipt of regulatory approvals from applicable regulatory authorities;

•        the timing, receipt and terms of any marketing approvals from applicable regulatory authorities;

•        the hiring and retention of research and development personnel;

•        the degree to which we obtain, maintain, defend and enforce our intellectual property rights;

•        the impact of COVID-19 on timelines and clinical operations, which may lead to increased costs; and

•        the extent to which we establish collaboration, licensing or similar arrangements and the performance of any related third parties.

A change in the outcome of any of these variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate.

General and Administrative Expenses

Our general and administrative expenses consist primarily of personnel costs, costs related to maintenance and filing of intellectual property, and other expenses for outside professional services, including legal, human resources, audit, and accounting services. Personnel costs consist of salaries, benefits and stock-based compensation expense. We expect our general and administrative expenses to increase over the next several years to support our expanding headcount and operations, increased costs of operating as a public company following the completion of the merger, the development of a commercial infrastructure to support the potential commercialization of our product candidates, and the use of outside service providers such as insurers, consultants, lawyers, and accountants.

Interest Expense, Net

Interest expense, net primarily consists of accrued interest on our convertible promissory notes and term loan partially offset by interest income earned on our investments. We place cash in excess of immediate requirements into a custodial account and invested in accordance with our investment policy, primarily with a view to liquidity and capital preservation.

Change in Fair Value of Convertible Notes and Warrant Liability

The change in fair value of Convertible Notes and warrant liability consists of measurement losses recorded on initial recognition and subsequent remeasurement of our 2020, 2021 and 2022 Convertible Notes for which we elected to account under the fair value option. We will continue to record adjustments to the estimated fair value of the 2020, 2021 and 2022 Convertible Notes until such time as these instruments are settled or subject to voluntary or automatic conversion.

Other Expense, Net

Other expense, net consists of foreign currency transaction gains and losses, remeasurement gains and losses on financial liabilities for contingent consideration amounts owed in connection with the ATXCo. Inc., acquisition recorded at fair value on a recurring basis, and foreign government research and development credits.

Provision for Income Taxes

Provision from income taxes primarily consists of income taxes in certain jurisdictions in which we conduct business. We have a full valuation allowance for deferred tax assets, including net operating loss carryforwards and tax credits related primarily to research and development.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,		Change
	2022	2021	Amount	%
	(in thousands, except percentages)
Operating expenses:
Research and development	$3,999	$5,315	$(1,316)	(25)%
General and administrative	3,105	1,641	1,464	89
Total operating expenses	7,104	6,956	148	2
Loss from operations	(7,104)	(6,956)	(148)	2
Interest expense, net	(930)	(447)	(483)	108
Change in fair value of convertible notes and warrant liability	(14,871)	60	(14,931)	nm*
Other expenses, net	(1,108)	(60)	(1,048)	nm*
Net loss	$(24,013)	$(7,403)	$(16,610)	224%

____________

*        not meaningful

Research and Development Expenses

Research and development expenses are summarized by program in the table below:

	Three Months Ended March 31,		Change
	2022	2021	Amount	%
	(in thousands, except percentages)
Direct program expenses:
Cudetaxestat	$1,994	$3,599	$(1,605)	(45)%
BLD-2184	203	(57)	260	(456)
BLD-2660	11	325	(314)	(97)
Other programs	109	268	(159)	(59)
Total direct program expenses	2,317	4,135	(1,818)	(44)

Unallocated expenses:
Internal personnel, including stock-based compensation	1,401	1,003	398	40
Other internal unallocated costs	281	177	104	59
Total research and development expenses	$3,999	$5,315	$(1,316)	(25)%

Our research and development activities consist primarily of external contracted research and development and clinical trial costs incurred to develop our cudetaxestat, BLD-2184 and BLD-2660 programs.

Our lead program, cudetaxestat, is a small molecule, reversible, non-competitive autotaxin inhibitor with a differentiated profile. This program has demonstrated direct anti-fibrotic activity in preclinical models of lung and liver fibrosis and differentiated biochemical characteristics that support the potential as a treatment for lung and liver fibrosis as well as a potential adjuvant therapy for certain epithelial tumors.

BLD-2184, our calpain inhibitor was shown in preclinical animal studies to be able to penetrate the central nervous system (“CNS”). It has the potential as an oral treatment for inherited poly-Q neurodegenerative diseases such as Huntington’s disease, spinocerebellar ataxia type 3 (“SCA3,” also known as Machado-Joseph Disease), as well as other neurodegenerative disorders (e.g., Parkinson’s disease, Lewy body dementia, multiple system atrophy) that are caused by intracellular toxic protein aggregation.

Research and development expenses were $4.0 million during the three months ended March 31, 2022 compared to $5.3 million during the three months ended March 31, 2021. The decrease in expenses was primarily due to a $1.6 million decrease in cudetaxestat related to two phase 1 clinical trials ongoing during the three months ended March 31, 2021, which were both completed in 2021, compared to the preparation for phase 2 clinical trials during the three months ended March 31, 2022. This decrease was partially offset by an increase of $0.4 million in internal personnel costs, including stock-based compensation driven by higher headcount.

General and Administrative Expenses

General and administrative expenses to support our business activities comprised:

	Three Months Ended March 31,		Change
	2022	2021	Amount	%
	(in thousands, except percentages)
Personnel costs	$1,574	$841	$733	87%
Professional services	1,224	600	624	104
Facility costs, travel, and other expenses	307	200	107	54
General and administrative expenses	$3,105	$1,641	$1,464	89%

General and administrative expenses were $3.1 million during the three months ended March 31, 2022 compared to $1.6 million during the three months ended March 31, 2021. The increase was primarily due to a $0.7 million increase in personnel costs, including a $0.1 million increase in stock-based compensation, driven by higher headcount, and a $0.6 million increase in professional services attributable to an increase in accounting and corporate services. We anticipate general and administrative expenses to increase as we become a publicly traded company.

Interest expense, net

Interest expense, net was $0.9 million during the three months ended March 31, 2022 compared to $0.4 million during the three months ended March 31, 2021. The change was primarily due to the $26.8 million in convertible notes issued in May 2021, November 2021 and February 2022, which resulted in additional $0.5 million of interest expense in the three months ended March 31, 2022.

Change in Fair Value of Convertible Notes and Warrant liability

The change in fair value of convertible notes and warrant liability was a loss of $14.9 million during the three months ended March 31, 2022 compared to a gain of $0.1 million during the three months ended March 31, 2021. The increase was primarily due to the change in fair value on the $26.8 million in convertible notes issued in May, June, November and December 2021, and February 2022. The change in fair value of convertible notes was a loss of $13.8 million during the three months ended March 31, 2022 compared to gain of $0.1 million during the three months ended March 31, 2021. The change in fair value of the warrant liability was $1.1 million during the three months ended March 31, 2022 compared to no change during the three months ended March 31, 2021.

Other expense, net

Other expense, net was $1.1 million during the three months ended March 31, 2022 compared to $0.1 million during the three months ended March 31, 2021. For the three months ended March 31, 2022, other expense, net of $1.1 million primarily includes a remeasurement loss of $1.2 million related to the change in the ATXCo contingent consideration fair value. For the three months ended March 31, 2021, other expense, net primarily includes $0.1 million related to realized foreign exchange losses.

Comparison of the Years Ended December 31, 2021 and 2020

	Year Ended December 31,		Change
	2021	2020	Amount	%
	(in thousands, except percentages)
Operating expenses:
Research and development	$21,675	$26,892	$(5,217)	(19)%
General and administrative	9,039	5,847	3,192	55%
Total operating expenses	30,714	32,739	(2,025)	(6)%
Loss from operations	(30,714)	(32,739)	2,025	(6)%
Interest expense, net	(2,560)	(965)	(1,595)	165%
Change in fair value of convertible notes, tranche obligation and warrant liability	(3,402)	(2,677)	(725)	27%
Other income (expenses), net	(2,851)	369	(3,220)	(873)%
Loss before provision for income taxes	(39,527)	(36,012)	(3,515)	10%
Provision for income taxes	(2)	(1)	(1)	100%
Net loss	$(39,529)	$(36,013)	$(3,516)	10%

Research and Development Expenses

Research and development expenses are summarized by program in the table below:

	Year Ended December 31,		Change
	2021	2020	Amount	%
	(in thousands, except percentages)
Direct program expenses:
Cudetaxestat	$14,211	$6,972	$7,239	104%
BLD-2184	1,347	630	717	114%
BLD-2660	326	11,742	(11,416)	(97)%
Other programs	1,041	2,194	(1,153)	(53)%
Total direct program expenses	16,925	21,538	(4,613)	(21)%

Unallocated expenses:
Internal personnel, including stock-based compensation	4,019	4,647	(628)	(14)
Other internal unallocated costs	731	707	24	3
Total research and development expenses	$21,675	$26,892	$(5,217)	(19)%

Our research and development activities consist primarily of external contracted research and development and clinical trial costs incurred to develop our cudetaxestat, BLD-2184 and BLD-2660 programs.

Our lead program, cudetaxestat, is a small molecule, reversible, non-competitive autotaxin inhibitor with a differentiated profile. This program has demonstrated direct anti-fibrotic activity in preclinical models of lung and liver fibrosis and differentiated biochemical characteristics that support the potential as a treatment for lung and liver fibrosis as well as a potential adjuvant therapy for certain epithelial tumors.

BLD-2184, our calpain inhibitor was shown in preclinical animal studies to be able to penetrate the central nervous system (“CNS”). It has the potential as an oral treatment for inherited poly-Q neurodegenerative diseases such as Huntington’s disease, spinocerebellar ataxia type 3 (“SCA3,” also known as Machado-Joseph Disease), as well as other neurodegenerative disorders (e.g., Parkinson’s disease, Lewy body dementia, multiple system atrophy) that are caused by intracellular toxic protein aggregation.

In response to the pandemic, in April 2020, we initiated a phase 2 trial of BLD-2660, our oral calpain inhibitor, to treat COVID-19-related disease in hospitalized patients. This study was completed in November 2020.

Research and development expenses were $21.7 million in 2021 compared to $26.9 million in 2020. The decrease in expenses was primarily due to a $11.4 million decrease related to the completion of the BLD-2660 phase 2 trial in 2020 and a $1.2 million decrease in other research and development programs. This decrease was partially offset by an increase of $7.2 million attributable to the initiation and completion of three phase 1 clinical trials of cudetaxestat during 2021 and an increase of $0.7 million in preclinical expenses for BLD-2184. We anticipate research and development expenses to increase in the future as we plan to initiate phase 2 trial of cudetaxestat in IPF patients.

General and Administrative Expenses

General and administrative expenses to support our business activities comprised:

	Year Ended December 31,		Change
	2021	2020	Amount	%
	(in thousands, except percentages)
Personnel costs	$4,634	$2,672	$1,962	73%
Professional services	3,337	2,452	885	36%
Facility costs, travel, and other expenses	1,068	723	345	48%
General and administrative expenses	$9,039	$5,847	$3,192	55%

General and administrative expenses were $9.0 million in 2021 compared to $5.8 million in 2020. The increase was primarily due to a $2.0 million increase in personnel costs attributable to a $1.4 million increase in salary and benefit related costs driven by higher headcount and a $0.6 million increase in stock-based compensation costs, and a $0.9 million increase in professional services attributable to an increase in accounting and corporate services. We anticipate general and administrative expenses to increase as we become a publicly traded company.

Interest expense, net

Interest expense, net was $2.6 million in 2021 compared to $1.0 million in 2020. The change was primarily due to the $20.0 million in convertible notes issued in May and November 2021, which resulted in additional $0.7 million of interest expense in the year. The interest expense related to the convertible notes issued in July 2020 also increased by $0.8 million from $0.6 million to $1.4 million, since the notes were outstanding and accruing interest for a longer portion of the year in 2021.

Change in Fair Value of Convertible Notes, Tranche Obligation and Warrant liability

The change in fair value of convertible notes, tranche obligation and warrant liability was $3.4 million in 2021 compared to $2.7 million in 2020. The increase was primarily due to the change in fair value on the $20.0 million in convertible notes issued in May, June, November and December 2021 and 3,044,223 warrants to purchase common stock issued in connection with the convertible notes. The change in fair value of convertible notes was $2.5 million in 2021 compared to $2.7 million in 2020. The change in fair value of the warrant liability was $0.9 million in 2021 compared to $0 in 2020.

Other income (expense), net

Other expense, net was $2.9 million in 2021 compared to other income, net of $0.4 million in 2020. In 2021, other expense, net primarily includes $1.9 million related to the reversal of foreign research and development credits and $0.6 million related to the change in the ATXCo contingent consideration fair value. In 2020, other income, net of $0.4 million primarily includes foreign research and development credit received.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily with the proceeds from the sale and issuance of our convertible preferred stock, including proceeds from convertible promissory notes and a term loan. As of March 31, 2022, we have raised aggregate net cash proceeds of $142.0 million from the sale and issuance of our convertible preferred stock and convertible promissory notes, and $5.9 million, net of issuance cost, from the issuance of a term loan. To date, we have incurred losses and negative cash flows from operations. As of March 31, 2022, we had available cash and cash equivalents of $2.4 million, which are available to fund operations, and an accumulated deficit of $198.8 million.

Term Loan

In March 2019, we entered into a term loan agreement with Silicon Valley Bank. The term loan agreement provides for up to $12.0 million in term loans in two tranches of $6.0 million each and is available to draw subject to the achievement of certain financial and clinical milestones (the “Term Loan”). The draw period for each tranche expired on January 31, 2020. We met the financial and clinical milestones required to draw the first tranche under the Term Loan and borrowed $6.0 million on December 16, 2019. The second tranche expired on January 31, 2020. The Term Loan provides for an interest rate equal to the greater of (i) Prime Rate or (ii) 5.25%. In April 2020, we entered into an amendment to the Term Loan to defer principal payments, with interest only payments continuing to come due, for six-months beginning on May 1, 2020, and to extend the term of the Term Loan by six months to July 1, 2023. Under this facility we are contracted to repay $2.1 million in principal and interest during 2022, with the remainder paid in 2023.

Convertible Notes

In November 2018, we completed the first closing of our Series C financing. We entered into a convertible note purchase agreement with a new investor and received proceeds of $8.2 million (“2018 Convertible Note”). In January 2019, we executed the second closing of our Series C convertible preferred stock financing for gross proceeds of $1.8 million and issued to the investor a convertible note of $1.8 million. In February 2019, we executed the subsequent closing of its Series C convertible preferred stock financing for gross proceeds of $5.2 million and issued the investor Series C convertible preferred stock shares of $3.0 million and a convertible note of $2.2 million. The convertible notes issued in January 2019 and February 2019 (the “2019 Convertible Notes”) were issued by our Australian subsidiary and are convertible into ordinary shares of the subsidiary. Such ordinary shares may be exchanged for shares of Series C convertible preferred stock on the same terms as if the investor had invested in the Blade Therapeutics, Inc. Series C convertible preferred stock at each closing. There is no stated interest rate on the 2018 and 2019 convertible notes. The principal is due in full upon maturity on May 8, 2029. The effective conversion price of the convertible notes is equal to the stated purchase price of the Series C convertible preferred stock of $1.141 per share.

In July 2020, we issued convertible promissory notes (the “2020 Convertible Notes”) for an aggregate principal amount of $20.7 million that bear interest at 7% per annum. The 2020 Convertible Notes were originally issued with a maturity date of July 2021. In May 2021, the maturity date was extended to February 2022. In February 2022, the maturity date was further extended to November 2022. The 2020 Convertible Notes are subject to automatic conversion upon the next financing whereby we issue our preferred equity securities and raise aggregate gross proceeds of at least $20.0 million (“Qualified Financing”) or upon a change in control.

Certain investors that participated in the 2020 Convertible Notes issuance, in excess of a predetermined principal amount (“Excess Amount”), were issued warrants to purchase shares of our common stock (“2020 Warrants”). The 2020 Warrants are fully exercisable as of issuance and remain exercisable for a 10-year term and at $0.01 per share. The number of shares exercisable under the warrants is variable, equal to an amount determined by dividing 50% of the Excess Amount funded by the holder resulting in the lower of a) the lowest per share price of the securities issued in a Qualified Financing as defined in the 2020 Convertible Notes agreement or b) $1.141.

In May and June 2021, we entered into a note purchase agreement with new and existing investors for the issuance of convertible notes (the “2021 Convertible Notes”) for an aggregate principal amount of $16.0 million that bear interest at 7% per annum. The 2021 Convertible Notes were originally issued with a maturity date of February 2022. In February 2022, the maturity date was further extended to November 2022. The 2021 Convertible Notes are subject to automatic conversion upon a Qualified Financing, Automatic Conversion Event, or upon a change in control. We closed an additional tranche of $4.0 million in November and December 2021 under these same financing terms.

Certain investors that participated in the 2021 Convertible Notes issuance, in excess of a predetermined principal amount (“Excess Amount”), were issued warrants to purchase shares of our common stock (“2021 Warrants”). The 2021 Warrants are fully exercisable as of issuance and remain exercisable for a 10-year term and at $0.01 per share. The number of shares exercisable under the warrants is variable, equal to an amount determined by dividing 150% of the Excess Amount funded by the holder resulting in the lower of a) the lowest per share price of the securities issued in a Qualified Financing as defined in the 2021 Convertible Notes agreement or b) $1.141.

In February 2022, we entered into a note purchase agreement with new and existing investors for the issuance of convertible notes (the “2022 Convertible Notes”) for an aggregate principal amount of $6.8 million that bear interest at 7% per annum. The 2022 Convertible Notes mature in November 2022 and are subject to automatic conversion upon a Qualified Financing, Automatic Conversion Event, or upon a change in control. The 2022 Convertible Notes include a right for the Company to borrow an additional $3.9 million from the same 2022 Convertible Note investors. In April 2022, we exercised that right and issued convertible notes for an aggregate principal amount of $3.1 million and associated warrants under the same terms as the existing 2022 Convertible Notes.

The investors that participated in the 2022 Convertible Notes issuance were issued warrants to purchase shares of our common stock (“2022 Warrants”). The 2022 Warrants are fully exercisable as of issuance and remain exercisable for a 10-year term and at $0.01 per share. The number of shares exercisable under the warrants is variable, equal to an amount determined by dividing 50% of the Principal Amount funded by the holder resulting in the lower of a) the lowest per share price of the securities issued in a Qualified Financing as defined in the 2022 Convertible Notes agreement or b) $1.141.

Leases

We have entered into lease arrangements, including amendments, for certain facility, which comprises office laboratory space, through May 2027. As of March 31, 2022, our fixed lease payment obligations are $10.0 million, with $1.8 million payable within 12 months.

Future Funding Requirements

Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings, or other capital sources, which could include income from collaboration, licensing or similar arrangements, for the foreseeable future. Adequate funding may not be available when needed or on terms acceptable to us, or at all. If we are unable to raise additional capital as needed, we may have to significantly delay, scale back or discontinue development of our product candidates. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic and otherwise. If we fail to obtain necessary capital when needed on acceptable terms, or at all, it could force us to delay, limit, reduce or terminate our product development programs, commercialization efforts or other operations. Insufficient liquidity may also require us to relinquish rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose. We cannot assure you that we will ever be profitable or generate positive cash flow from operating activities.

The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the pandemic and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets, the life sciences sector, and the overall economy are highly uncertain and cannot be predicted. If the financial markets, the life sciences sector, and/or the overall economy are impacted for an extended period, our results may be materially adversely affected.

Based upon our current operating plan, we estimate that our existing cash, cash equivalents and investments, and the proceeds from the additional closing of the 2022 Convertible Notes, will not be sufficient to fund our operating expenses and capital expenditure requirements for 12 months from the issuance date of our financial statements. Our ability to continue as a going concern is dependent upon our ability to successfully secure sources of financing and ultimately achieve profitable operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. We plan to continue to incur substantial costs in order to conduct research and development activities necessary to develop a commercialized product. Additional capital will be needed to undertake these activities and commercialization efforts. We intend to raise such capital through the proposed business combination, issuance of additional equity, borrowings and potentially strategic alliances with other companies. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If such financing is not available at adequate levels or on acceptable terms, we could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of our development programs or our commercialization efforts, out-license intellectual property rights to our product candidates and sell unsecured assets, or a combination of the above, any of which may have a material adverse effect on our business, results of operations, financial condition and/or our ability to fund our scheduled obligations on a timely basis or at all.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•        the scope, progress, results and costs of researching, developing and manufacturing our product candidates or any future product candidates, and conducting preclinical studies and clinical trials;

•        the timing of, and the costs involved in, obtaining regulatory approvals or clearances for our product candidates or any future product candidates;

•        the number and characteristics of any additional product candidates we develop or acquire;

•        the cost of manufacturing our product candidates or any future product candidates and any products we successfully commercialize, including costs associated with building-out our manufacturing capabilities;

•        our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of any such agreements that we may enter into;

•        the expenses needed to attract and retain skilled personnel;

•        the costs associated with being a public company following the completion of the merger;

•        the timing, receipt and amount of sales of any future approved or cleared products, if any; and

•        the impact of the COVID-19 pandemic and the corresponding responses of businesses and governments.

Further, our operating plans may change, and we may need additional funds to meet operational needs and capital requirements for clinical trials and other research and development activities. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital and operating expenditures associated with our current and anticipated product development programs. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations. If we are unable to obtain adequate capital, we could be forced to cease operations.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(5,143)	$(6,833)	$(27,324)	$(26,763)
Investing activities	—	—	(34)	(120)
Financing activities	5,615	(499)	17,808	19,626
Effect of exchange rate changes on cash	(339)	31	363	(472)
Net decrease in cash and cash equivalents	$133	$(7,301)	$(9,187)	$(7,729)

Key Operating Metrics

Operating Activities

Cash used in operating activities of $5.1 million during the three months ended March 31, 2022, was primarily attributable to our net loss of $24.0 million, partially offset by a $1.2 million decrease in our working capital mainly due to an increase in accounts payable of $1.0 million, and non-cash charges of $17.7 million principally with respect to $14.9 million fair value losses on our convertible promissory notes held at fair value and warrant liabilities, $1.2 million fair value remeasurement loss on our contingent consideration, $0.8 million in non-cash interest expense, $0.3 million stock-based compensation, $0.3 million non-cash lease expense related to operating lease right-of-use assets, $0.1 million noncash foreign exchange losses, and $0.1 million in depreciation and amortization expense.

Cash used in operating activities of $6.8 million during the three months ended March 31, 2021, was primarily attributable to our net loss of $7.4 million, partially offset by non-cash charges of $0.6 million principally with respect to $0.4 million in non-cash interest expense, $0.2 million of stock-based compensation, $0.1 million fair value gains on our convertible promissory notes held at fair value and warrant liabilities and $0.1 million in depreciation and amortization expense.

Cash used in operating activities of $27.3 million during the year ended December 31, 2021, was primarily attributable to our net loss of $39.5 million, partially offset by a $4.3 million decrease in our working capital mainly due to an increase in accrued expenses and other current liabilities, and non-cash charges of $7.9 million principally with respect to $3.4 million fair value losses on our convertible promissory notes held at fair value and warrant liabilities, $2.3 million in non-cash interest expense, $1.4 million stock-based compensation, $0.6 million fair value remeasurement loss on our contingent consideration, and $0.3 million in depreciation and amortization expense.

Cash used in operating activities of $26.8 million during the year ended December 31, 2020, was primarily attributable to our net loss of $36.0 million, partially offset by a $3.8 million decrease in our working capital and non-cash charges of $5.4 million principally with respect to $2.7 million fair value losses on our convertible promissory notes held at fair value, $1.0 million fair value remeasurement loss on our contingent consideration, $0.9 million stock-based compensation, and $0.7 million in non-cash interest expense.

Investing Activities

The Company used no cash in investing activities during the three months ended March 31, 2022 and 2021.

Cash used in investing activities of $34,000 and $0.1 million during the years ended December 31, 2021 and 2020, respectively, consisted of purchases of equipment.

Financing Activities

Cash provided by financing activities of $5.6 million for the three months ended March 31, 2022, consisted of $6.8 million in net proceeds from the issuance of our convertible notes payable, partially offset by $0.7 million payment of deferred transaction costs related to the Business Combination and $0.5 million of principal repayments on the Term Loan.

Cash used in financing activities of $0.5 million for the three months ended March 31, 2021, consisted of $0.5 million of principal repayments on Term Loan.

Cash provided by financing activities of $17.8 million for the year ended December 31, 2021, consisted of $19.8 million in net proceeds from the issuance of convertible notes payable and $0.5 million in proceeds from the issuance of common stock upon exercise of stock options, partially offset by $2.0 million repayments of principal on the Term Loan and $0.5 million payment of deferred transaction costs related to the Business Combination.

Cash provided by financing activities of $19.6 million for the year ended December 31, 2020, consisted of $20.4 million in net proceeds from the issuance of our convertible notes payable, partially offset by $0.8 million repayments of principal on the Term Loan.

Critical Accounting Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

We believe that the accounting policies discussed below made in accordance with generally accepted accounting principles are critical to understanding our historical and future performance, as these policies relate to the more significant areas that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations.

Research and Development and Clinical Trial Expenses and Accruals

We record research and development expenses to operations as incurred. Research and development expenses represent costs incurred by us for the discovery and development of our product candidates and the development of our technology and include: employee-related expenses, including salaries, benefits, travel and non-cash stock-based compensation expense; external research and development expenses incurred under arrangements with third parties, such as CROs, preclinical testing organizations, CMOs, academic and non-profit institutions and consultants; license fees; and other expenses, which include direct and allocated expenses for laboratory, facilities and other costs.

As part of the process of preparing financial statements, we are required to estimate and accrue expenses. We estimate costs of research and development activities conducted by service providers, which include the conduct of sponsored research, preclinical studies and contract manufacturing activities. Payments made prior to the receipt of goods or services to be used in research and development are deferred and recognized as expense in the period in which the related goods are received or services are rendered. If the costs have been prepaid, this expense reduces the prepaid expenses on the balance sheet, and if not yet invoiced, the costs are included in accrued liabilities on the balance sheet. We classify such prepaid assets as current or non-current assets based on our estimates of the timing of when the goods or services will be realized or consumed. These costs are a significant component of our research and development expenses.

We estimate these costs based on factors such as estimates of the work completed and budget provided and in accordance with agreements established with our third-party research service providers. We estimate the amount of work completed through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and the agreed-upon fee to be paid for such services. We make significant judgments and estimates in determining the accrued balance in each reporting period. As actual costs become known, we adjust our accrued estimates. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed may vary from our estimates and could result in us reporting amounts that are too high or too low in any particular period. Our accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from external CROs and other third-party service providers. Amounts ultimately incurred in relation to amounts accrued for these services at a reporting date may be substantially higher or lower than our estimates.

Our expenses related to clinical trials are based on estimates of patient enrollment and related expenses at clinical investigator sites as well as estimates for the services provided and efforts expended pursuant to contracts with multiple research institutions and contract research organizations that may be used to conduct and manage clinical trials on our behalf. We generally accrue expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we modify our estimates of accrued expenses accordingly on a prospective basis.

We have and may continue to enter into license agreements to access and utilize certain technology. We evaluate if the license agreement is an acquisition of an asset or a business. To date none of our license agreements have been considered to be an acquisition of a business. For asset acquisitions, the upfront payments to acquire such licenses, as well as any future milestone payments made before product approval, will be immediately recognized as research and development expense when due, provided there is no alternative future use of the rights in other research and development projects. These license agreements may also include contingent consideration in the form of cash. We assess whether such contingent consideration meets the definition of a derivative.

Fair Value Option — 2020, 2021 and 2022 Convertible Notes

The senior convertible promissory notes issued in July 2020, between May and June 2021, and in February 2022, respectively, for which we elected the fair value option, are accounted for at fair value on a recurring basis with changes in fair value recognized in the consolidated statements of operations and comprehensive loss. Interest accrued on the convertible notes is recorded to interest expense, net and third-party issuance costs incurred in connection with the issuance of the 2020, 2021 and 2022 Convertible Notes were expensed through other income (expense), net in the consolidated statements of operations and comprehensive loss.

The estimated fair value of the 2020, 2021 and 2022 Convertible Notes, which are classified as level 3 in the fair value hierarchy, is determined based on a multiple scenario analysis that utilizes Monte Carlo simulations. The model includes assumptions related to the value of the instruments based on the estimated timings and amounts of future rounds of financing, change in control, results of our clinical trials and other adverse scenarios, maturity of the notes, and an imputed discount rate based on estimated market interest rates. Further assumptions used in the Monte Carlo simulations are the equity value and outstanding balance of the notes as of the valuation date and the volatility of our underlying common stock to determine the market value of the invested capital upon a future financing date or upon us achieving an exit event prior to or as of the maturity of the notes.

Common Stock Warrant Liability

We determined that certain of our outstanding common stock warrants did not meet equity classification criteria as they are settled in a variable number of shares with potentially no limit on the number of shares that can be issued. Accordingly, the warrants are recorded as liabilities on our consolidated balance sheets at their fair value and are subject to re-measurement at each reporting period, with any change in fair value recognized in other income (expense), net in the consolidated statement of operations and comprehensive loss. We will continue to remeasure the warrants until the earlier of their exercise or expiration, a change of control or the consummation of an initial public offering (“Initial Public Offering”) of our common stock. On expiration, the warrants will automatically net exercise. Upon exercise, the related common stock warrant liability will be reclassified to equity.

As these warrants contain a variable share settlement feature with no limit, and to avoid the reclassification of our previously issued common stock warrants that met equity classification upon issuance, we have adopted a sequencing policy whereby we will settle our equity contracts with the earliest inception date or maturity date with our currently authorized and unissued common stock.

The fair value of the 2020 and 2021 Warrants, which are classified as level 3 of the fair value hierarchy, is estimated using the Black-Scholes option pricing model and assumptions that were based on the individual characteristics of the warrants on the valuation date, as well as assumptions for future financings.

Contingent Consideration Liability

The Contingent Consideration represents the value of our Series C-1 convertible preferred stock to be issued in connection with our acquisition of ATXCo, Inc., upon the achievement of a certain clinical milestone.

The fair value of the Contingent Consideration, which is classified within level 3 of the fair value hierarchy, is estimated based on anticipated results, trends, and other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. We assess the fair value of the Contingent Consideration at each reporting period and changes in fair value are recorded in other income (expense), net in the consolidated statement of operations and comprehensive loss.

Stock-based Compensation

We recognize compensation costs related to stock-based awards to employees and non-employees based on the estimated fair value of the awards on the date of grant. We estimate the grant date fair value, and the resulting stock-based compensation, using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. The Black-Scholes option-pricing model requires the use of subjective assumptions to determine the fair value of stock-based awards including:

•        Fair Value of Common Stock — The fair value of the common stock underlying the stock option awards was determined by our board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of our common stock at each meeting at which awards were approved.

These factors included but were not limited to (i) contemporaneous third-party valuations of common stock; ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of our business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or our sale, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying shares.

•       Expected Term — The expected term assumption represents the weighted-average period that our stock-based awards are expected to be outstanding. We have opted to use the “simplified method” for estimating the expected term of the options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option.

•       Expected Volatility — For all stock options granted to date, the volatility data was estimated based on a study of publicly traded industry peer companies. For purposes of identifying these peer companies, we considered the industry, stage of development, size and financial leverage of potential comparable companies.

•        Expected Dividend — The Black-Scholes option-pricing model calls for a single expected dividend yield as an input. We currently have no history or expectation of paying cash dividends on our common stock. Our term loan agreement requires us to obtain a prior written consent from Silicon Valley Bank before paying any dividends.

•        Risk-Free Interest Rate — The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the equity-settled award.

We will continue to use judgment in evaluating the assumptions utilized for our stock-based compensation expense calculations on a prospective basis. In addition to the assumptions used in Black-Scholes, the amount of stock-based compensation expense we recognize in our financial statements includes stock option forfeitures as they occur. Such assumptions involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different.

Common Stock Valuation

Historically, we have determined the fair value of our equity, including common stock underlying option grants and convertible preferred stock underlying the various warrants, by considering a variety of factors including, among other things, timely valuations of our equity prepared by an independent third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for our equity, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value, including important developments in our operations, stage of development, valuations performed by an independent third-party valuation firm, sales of our preferred stock, the conditions in similar industry sectors and the economy in general, the stock price performance and volatility of comparable public companies, the lack of liquidity of our equity, and the likelihood of achieving a liquidity event, such as an initial public offering, merger or sale.

The equity value of our business was primarily estimated by reference to the closest round of equity financing preceding the date of the valuation. In allocating the equity value of our business among the various classes of stock we used a hybrid method that computed the probability-weighted value across two scenarios: the Initial Public Offering and the non-Initial Public Offering scenarios as estimated using the option pricing model (“OPM”). As part of this analysis, we constructed an OPM analysis to estimate the value for the non-Initial Public Offering scenarios. In essence, the valuation performed a series of call-option value calculations using the Black-Scholes option pricing model. These option calculations were established at different breakpoints (value inflection points, which represent changes in the allocation or proceeds to the investors in our capital structure). The value differential (tranche) between sequential options was then allocated to the stockholders based on their respective interests in the allocation between the sequential breakpoints. A discount for lack of marketability was then applied to the value of the common stock.

Emerging Growth Company

We expect to be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act following consummation of the proposed Business Combination. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

Refer to Note 2, “Summary of Significant Accounting Policies,” in the accompanying notes to our consolidated financial statements appearing elsewhere in this Prospectus Supplement for a discussion of recent accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.

Foreign Currency Exchange Risk

Our expenses are generally denominated in U.S. dollars. However, we have foreign currency risks related to certain operating expenses denominated in Australian dollars. We have entered into a limited number of research service contracts with vendors with payments denominated in foreign currencies. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. To date, foreign currency transaction gains and losses have not been material to our consolidated financial statements. We do not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on our operating results or financial condition.

Interest Rate Risk

We have cash and cash equivalents of $2.4 million as of March 31, 2022, with no holdings in fixed income investments. Our exposure to the risk of changes in market interest rates relates primarily to our Term Loan, which carries a floating interest rate. This exposes us to interest rate risk, and any interest rate swaps we enter into in order to reduce interest rate volatility may not fully mitigate our interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net loss and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. We do not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

The Financial Statements for Biotech Acquisition Company starting on F-1 have been supplemented with the following:

PART I — FINANCIAL INFORMATION

Item 1. Interim Financial Statements.

BIOTECH ACQUISITION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$104,056	$91,407
Prepaid expenses	205,267	208,056
Total Current Assets	309,323	299,463

Marketable securities held in Trust Account	230,041,744	230,021,238
TOTAL ASSETS	$230,351,067	$230,320,701

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$2,104,930	$312,942
Advances from related parties	870	870
Promissory note – related party	114,980	—
Total Current Liabilities	2,220,780	313,812

Warrant liabilities	11,951,616	18,505,400
Deferred underwriting commission payable	8,650,000	8,650,000
Total Liabilities	22,822,396	27,469,212

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value at March 31, 2022 and December 31, 2021	230,000,000	230,021,238

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding, at March 31, 2022 and December 31, 2021	575	575
Additional paid-in capital	—	—
Accumulated deficit	(22,471,904)	(27,170,324)
Total Shareholders’ Deficit	(22,471,329)	(27,169,749)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$230,351,067	$230,320,701

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BIOTECH ACQUISITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2022	2021
Operating and formation costs	$1,897,111	$147,072
Loss from operations	(1,897,111)	(147,072)

Other income (expense):
Interest income – bank	3	14
Interest earned on marketable securities held in Trust Account	20,506	3,907
Change in fair value of warrants	6,553,784	3,210,000
Transaction cost – warrants	—	(520,319)
Total other income, net	6,574,293	2,693,602
Net income	$4,677,182	$2,546,530
Weighted average shares outstanding of Class A ordinary shares	23,000,000	15,844,444
Basic and diluted net income per share, Class A	$0.16	$0.12
Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,516,667
Basic and diluted net income per share, Class B	$0.16	$0.12

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BIOTECH ACQUISITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	5,750,000	$575	$—	$(27,170,324)	$(27,169,749)
Remeasurement of Class A ordinary shares subject to redemption	—	—	—	—	—	21,238	21,238
Net income	—	—	—	—	—	4,677,182	4,677,182
Balance – March 31, 2022	—	$—	5,750,000	$575	$—	$(22,471,904)	$(22,471,329)

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	5,750,000	$575	$24,425	$(5,000)	$20,000
Proceeds in excess of fair value of private placement warrants	—	—	—	—	1,260,000	—	1,260,000
Remeasurement of Class A ordinary shares subject to redemption	—	—	—	—	(1,284,425)	(20,283,412)	(21,567,837)
Net income	—	—	—	—	—	2,546,530	2,546,530
Balance – March 31, 2021	—	$—	5,750,000	$575	$—	$(17,741,882)	$(17,741,307)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BIOTECH ACQUISITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$4,677,182	$2,546,530
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(6,553,784)	(3,210,000)
Interest earned on marketable securities held in Trust Account	(20,506)	(3,907)
Transaction costs incurred in connection with IPO	—	520,319
Changes in operating assets and liabilities:
Prepaid expenses	2,789	(798,779)
Accrued expenses	1,791,988	81,118
Net cash used in operating activities	(102,331)	(864,719)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(230,000,000)
Net cash used in investing activities	—	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	226,000,000
Proceeds from sale of Private Placement Warrants	—	6,000,000
Proceeds from promissory note – related party	114,980	60,910
Over payment of promissory note	—	(25,000)
Refund of over payment of promissory note	—	(130,410)
Payment of offering costs	—	(364,217)
Net cash provided by financing activities	114,980	231,541,283

Net Change in Cash and cash equivalents	12,649	676,564
Cash and cash equivalents – Beginning	91,407	—
Cash and cash equivalents – Ending	$104,056	$676,564

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$10,532
Accretion for Class A ordinary shares subject to redemption amount	$(21,238)	$21,567,837
Deferred underwriting fee payable	$—	$8,650,000
Initial classification of public warrant liability	$—	$8,970,000
Initial classification of private warrant liability	$—	$4,740,000
Initial classification of Class A ordinary shares subject to possible redemption	$—	$230,000,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Biotech Acquisition Company (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 3, 2020. The Company was formed for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company has one wholly owned subsidiary which was formed on November 8, 2021, Blade Merger Subsidiary, Inc., a Delaware corporation.

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2022, the Company had not commenced any operations. All activity for the period September 3, 2020 (inception) through March 31, 2022 relates to the Company’s formation and its initial public offering (the “Initial Public Offering” or “IPO”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below).

The registration statements for the Company’s Initial Public Offering became effective on January 25, 2021. On January 28, 2021, the Company consummated the Initial Public Offering, selling 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, as described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Biotech Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 4.

Transaction costs amounted to $13,114,249, consisting of $4,000,000 of underwriting fees, $8,650,000 of deferred underwriting commission and $464,249 of other offering costs.

Following the closing of the Initial Public Offering on January 28, 2021, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. Treasury Securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting commission held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

The Company will have until January 28, 2023 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On November 8, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blade Therapeutics, Inc., a Delaware corporation (“Blade”), Blade Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Blade Merger Sub”),

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Biotech Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the closing of the transactions contemplated in the Merger Agreement (the “Closing”) of the shareholders of the Company as of immediately prior to the Closing and their successors and assignees (in such capacity, the “BAC Representative”), and Jean-Frédéric Viret in the capacity as the representative of the Earnout Participants (as defined in the Merger Agreement) from and after the Closing (in such capacity, the “Blade Representative”).

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) prior to the Closing, the Company will transfer by way of continuation out of the Cayman Islands and into the State of Delaware to re-domicile and become a Delaware corporation (the “Domestication”) and (ii) at the Closing, and following the Domestication and the PIPE Investment (defined below), Blade Merger Sub will merge with and into Blade (the “Merger”), with Blade continuing as the surviving entity and wholly-owned subsidiary of the Company, and with each Blade stockholder receiving shares of the Company’s ordinary shares at the Closing.

The total consideration received by Blade security holders from the Company at the Closing will have an aggregate value equal to $280,000,000 less the value of certain contingent payments that may become payable to Blade’s current Series C-1 Preferred Shareholders (the “Merger Consideration”), payable, in the case of Blade shareholders, solely in newly issued shares of the Company’s ordinary shares and, in the case of Blade option holders, by assumption of such options by the Company (valued based on the net spread of such options), plus the additional contingent right to receive the Earnout Shares (as defined below) after the Closing, as described below. All preferred stock of Blade and all convertible promissory notes of Blade will be required to be converted into shares of Blade ordinary shares prior to the Closing, and will share in the Merger Consideration. All warrants of Blade will be required to be exercised in full on a cash or cashless basis or terminated without exercise, as applicable and in accordance with their respective terms prior to the Closing.

In addition to the Merger Consideration set forth above, the Earnout Participants will also have a contingent right to receive up to an additional 3,500,000 shares of the Company’s ordinary shares (the “Earnout Shares”) after the Closing based on the stock price performance of the Company’s ordinary shares (the “Earnout Period”). The Earnout Shares will become issuable if, during the Earnout Period, the closing price of the Company’s ordinary shares is equal to or greater than $15.00 per share for any 20 trading days within any 30 trading day period (the “Price Earnout Milestone”) or, prior to the occurrence of a Price Earnout Milestone, (A) the Company consummates a sale, merger, consolidation, liquidation, exchange offer or other similar transaction that results in the shareholders of the Company immediately prior to such transaction having beneficial ownership of less than fifty percent (50%) of the outstanding voting securities of the Company or the surviving entity in such transaction, directly or indirectly, immediately following such transaction, (B) the Company consummates a “going private transaction” or otherwise ceases to be subject to the reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (C) the Company’s Ordinary shares ceases to be listed on a national securities exchange. Unlike the Merger Consideration, the Earnout Shares will be allocated among Blade’s security holders on a fully-diluted basis as of the Closing, without treating assumed Blade options on a net exercise basis, and with holders of unvested Blade options receiving restricted stock units for a number of shares of ordinary shares of the Company equal to such portion of the Earnout Shares otherwise issuable to such Earnout Participant in respect of such unvested Blade options.

Simultaneously with the execution and delivery of the Merger Agreement, the Company and the Sponsor entered into a letter agreement pursuant to which the Sponsor agreed to place 1,150,000 of Class B ordinary shares into escrow and subject such shares to vesting and forfeiture unless the milestones applicable to the Earnout Shares are achieved during the Earnout Period.

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Simultaneously with the execution of the Merger Agreement, the Company and Blade entered into subscription agreements (collectively, the “Subscription Agreements”) with PIPE Investors for an aggregate purchase of 2,430,000 shares of the Company’s ordinary shares, par value $0.0001 per share (the “PIPE Shares”), at a price of $10.00 per share, for an aggregate of $24,300,000, in a private placement to be consummated simultaneously with the Closing (the “PIPE Investment”). The consummation of the transactions contemplated by the Subscription Agreements is conditioned on the concurrent Closing and other customary closing conditions. Among other things, each PIPE Investor agreed in its respective Subscription Agreement that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom). The PIPE Investors include certain existing Blade shareholders.

The Company expects that the Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Blade will be treated as the accounting acquirer. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Blade is issuing stock for the net assets of the Company with no goodwill or other intangible assets recorded.

On May 9, 2022, the Company announced that the Company’s registration statement on Form S-4 filed with the SEC on March 15, 2022 (File No. 333-263577) in connection with the Blade Merger, as amended, was declared effective by the SEC on May 9, 2022. The Company will hold an Extraordinary General Meeting of its shareholders (the “Meeting”) at 10:00 a.m., Eastern Time, on June 1, 2022, at the offices of Ellenoff Grossman and Schole LLP located at 1345 Avenue of the Americas, 11th Floor, New York, New York, 10105 and virtually via live webcast at https://www.cstproxy.com/biotechacquisition/2022. At the Meeting, the Company’s shareholders will be asked to consider and vote upon proposals to approve the Business Combination and related matters. The Company’s shareholders of record as of March 28, 2022 are eligible to attend and vote at the Meeting. The Closing will occur as soon as practicable after the Meeting.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that although it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and the consummation of its Initial Business Combination, the specific impact is not readily determinable as of the date of the condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity, Capital Resources, and Going Concern

As of March 31, 2022, the Company had cash and cash equivalents of $104,056 not held in the Trust Account and available for working capital purposes and a working capital deficit of $1,911,457. The Company may need to raise additional funds in order to meet the expenditures required for operating our business. If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of our Business Combination, in which case

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet our obligations.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until January 28, 2023 to consummate a Business Combination. It is uncertain that the Company will have sufficient funds to operate its business prior to a Business Combination or be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 28, 2023.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 8, 2022. The interim results for the three months ended March 31, 2022, are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash and cash equivalents of $104,056 and $91,407 as of March 31, 2022 and December 31, 2021, respectively.

Marketable Securities Held in Trust Account

At March 31, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. Interest income is recognized when earned. The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act. Upon the closing of the Initial Public Offering and the Private Placement, $230 million was placed in the Trust Account and invested in money market funds that invest in U.S. government securities. All of the Company’s investments held in the Trust Account are

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

classified as trading securities. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. The Company had marketable securities held in the Trust Account of $230,041,744 and $230,021,238 as of March 31, 2022 and December 31, 2021.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2022 and December 31, 2021, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit. If the Company does not complete an Initial Business Combination by January 28, 2023, any interest earned on the funds in the Trust Account up to $100,000 may be used to satisfy dissolution expenses incurred. As of March 31, 2022 and December 31, 2021, the balance in the Trust Account was $230,041,744 and $230,021,238, respectively. This results in a reduction of the funds available in the Trust Account to $230,000,000 as of March 31, 2022, which would be available for the redemption of Class A ordinary shares and assumes all interest earned on the Trust Account would be used to satisfy dissolution expenses if the Company does not complete an Initial Business Combination by January 28, 2023.

At March 31, 2022 and December 31, 2021, the Class A ordinary shares reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	$(8,970,000)
Class A ordinary shares issuance costs	(12,593,930)
Plus:
Remeasurement of carrying value to redemption value – IPO	$21,563,930
Remeasurement of carrying value to redemption value	21,238
Class A ordinary shares subject to possible redemption, December 31, 2021	$230,021,238
Plus:
Remeasurement of carrying value to redemption value	$(21,238)
Class A ordinary shares subject to possible redemption, March 31, 2022	$230,000,000

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the condensed consolidated balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $13,114,249 were initially charged to shareholders’ (deficit) equity upon the completion of the Initial Public Offering, and $520,319 of the offering costs were related to the warrant liabilities and charged to the condensed consolidated statements of operations. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the IPO. Accordingly, on January 28, 2021, offering costs totaling $13,114,249 (consisting of $4,000,000 in underwriters’ discount, $8,650,000 in deferred underwriters’ discount, and $464,249 other offering expenses) have been allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis compared to total proceeds received. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering. Offering costs associated with warrant liabilities of $520,319 have been expensed and presented as non-operating expenses in the condensed consolidated statements of operations and offering costs associated with the Class A ordinary shares have been charged to shareholders’ deficit.

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value in respect of each reporting period. This liability is subject to re-measurement at each condensed consolidated balance sheet date until the Warrants are exercised, and any change in fair value is recognized in our condensed consolidated statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. The Private Placement Warrants are valued using a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology (see Note 9).

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the three months ended March 31, 2022 and 2021.

Net Income per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Remeasurement associated with the redeemable shares of Class A ordinary shares is excluded from income per share as the redemption value approximates fair value.

The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the dilutive warrants is contingent upon the occurrence of future events. Additionally, the private placement warrants are excluded from the calculation due to being not-in-the-money, therefore, anti-dilutive as of March 31, 2022. The warrants are exercisable to purchase 17,500,000 Class A ordinary shares in the aggregate. As of March 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary shares is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$3,741,746	$935,436	$1,888,870	$657,660
Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	5,750,000	15,844,444	5,516,667
Basic and diluted net income per ordinary share	$0.16	$0.16	$0.12	$0.12

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 9).

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes a full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 6,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (for an aggregate purchase price of $6,000,000) from the Company in a private placement. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 8, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 shares of Class B ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriter’s election to fully exercise its over-allotment option, the 750,000 Founder Shares are no longer subject to forfeiture.

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement commencing on January 25, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space, administrative and support services. On January 20, 2022, the Sponsor agreed to return to the Company $110,000 of prior payments made by the Company for office space and administrative and support services. The return of these payments was recorded as a reduction of operating and formation costs in the Company’s condensed consolidated statement of operations for the three months ended March 31, 2022. The Sponsor has informed the Company that it will continue to provide the Company with office space and administrative and support services, but that it will forego the $10,000 per month fee. For the three months ended March 31, 2021, the Company incurred and paid $20,000 in fees for these services. For the three months ended March 31, 2022, the Company did not incur any fees for these services.

Promissory Note — Related Party

On September 8, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (i) the consummation of the Initial Public Offering. As of January 28, 2021, $130,410 was outstanding under the Promissory Note. On March 4, 2021, $130,410 was paid to the sponsor to reduce the balance of the Promissory Note to $0.

On March 10, 2022, the Company issued a second unsecured promissory note to the Sponsor, to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payment on the earlier of (i) January 28, 2023 or (ii) the date on which Maker consummates an initial business combination. As of March 31, 2022, $114,980 was outstanding under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except to the extent described in the preceding paragraph, the terms of such Working Capital Loans have

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2022 and December 31, 2021, there were no Working Capital Loans outstanding.

NOTE 6. COMMITMENTS

Registration Rights

On November 8, 2021, the Company entered into an Amended and Restated Registration Rights Agreement (amending and restating in its entirety that certain Registration Rights Agreement dated January 25, 2021) with the Sponsor and certain equity holders of Blade Therapeutics, Inc., a Delaware corporation (“Blade”). Under the Amended Registration Rights Agreement, the Company agreed to register for resale, pursuant to Rule 415 promulgated under the Securities Act, certain shares and other equity securities of the Company that are held by the parties to the Amended Registration Rights Agreement from time to time. The Amended Registration Rights Agreement contains certain restrictions on the transfer of Company shares held by the sponsor or the former Blade equity holders immediately following the Closing (as defined below). Such restrictions begin at Closing and end on the earlier of: (i) the date that is six (6) months after the Closing and (ii) subsequent to the Closing, (x) the first date on which the last sale price of Company common stock has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 20,000,000 Units sold in the Initial Public Offering, or $7,000,000, and (ii) 5.5% of the gross proceeds from the 3,000,000 Units sold pursuant to the underwriter’s full exercise of its IPO over-allotment option, representing a total deferred fee of $8,650,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Financial Advisor Fees

The Company retained Cantor as a financial advisor and entered into a formal engagement agreement on July 1, 2021 (the “Cantor Engagement Letter”). Cantor’s financial advisory engagement was separate from the Initial Public Offering underwriting engagement that the Company and Cantor had entered into with respect to the Initial Public Offering. Under Cantor’s financial advisory engagement, a portion of Cantor’s fees would be dependent on the level of the Company’s shareholder redemptions made in connection with the Initial Business Combination.

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

Pursuant to the July 1, 2021 Cantor Engagement Letter, in consideration of the services pursuant to the Cantor Engagement Letter, the Company agreed to pay Cantor the following compensation:

If the Company consummates the Business Combination or enters into a definitive agreement pursuant to which the Business Combination is subsequently consummated, a cash fee equal to the sum of $1.5 million plus an incentive fee. The incentive fee is based on a range of the Company’s shareholder redemptions in connection with the Business Combination (or any extension of the Company’s deadline for consummating a Business Combination prior thereto) and the cash that remains in the Trust Account upon the Closing of the Business Combination. The incentive fee could range between $300,000 and $1.5 million; provided however, that no incentive fee would be payable if less than 50% of the cash in the Trust Account remains at Closing. The financial advisor fee is contingent upon the consummation of the Business Combination.

Placement Agent Fees

In September 2021, the Company entered into a letter agreement (the “Letter Agreement”) with Barclays to act as its lead placement agent and Cantor to act as its co-placement agent, (collectively, the Placement Agents”). Pursuant to the terms of the Letter Agreement, the Company will pay the Placement Agents in the aggregate a cash fee equal to five percent (5%) of the gross proceeds received by the Company from the closing of the sale of the securities, with such fee allocated sixty-five percent (65%) to Barclays and thirty-five percent (35%) to Cantor. Notwithstanding the foregoing, in the event that any portion of the gross proceeds received by the Company from the sale of the securities is generated from investments by the existing shareholders, affiliates or related investment funds (“Target Existing Shareholder Investments”), the Company shall only pay the Placement Agents a fee equal to three percent (3%) of the gross proceeds of such Target Existing Shareholder Investments, with such fee allocated seventy-five percent (75%) to Barclays and twenty-five percent (25%) to Cantor.

Legal Fees

As of March 31, 2022, the Company had a total of $1,525,842 in contingent fees to be paid to the Company’s legal advisors upon consummation of the Business Combination, which is included in accrued expenses in the accompanying condensed consolidated balance sheet as of March 31, 2022.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 23,000,000 shares of Class A ordinary shares issued and outstanding subject to possible redemption, which are presented as temporary equity.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 5,750,000 shares of Class B ordinary shares issued and outstanding.

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in Business Combination.

NOTE 8. WARRANTS

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 8. WARRANTS (cont.)

Redemption of Warrants — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 8. WARRANTS (cont.)

their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2022 and December 31, 2021, assets held in the Trust Account were comprised of $230,041,744 and $230,021,238, respectively, in money market funds which are invested primarily in U.S. Treasury Securities. Through March 31, 2022, the Company has not withdrawn any of interest earned on the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	March 31, 2022	Level	December 31, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$230,041,744	1	$230,021,238
Liabilities
Warrant Liability – Public Warrants	1	$2,742,246	1	$7,585,400
Warrant Liability – Private Placement Warrants	3	$9,209,370	3	$10,920,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our accompanying March 31, 2022 and December 31, 2021 condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.

BIOTECH ACQUISITION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The Public Warrants were initially valued using a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology. The Public Warrants began trading 45 days after issuance. As of March 31, 2022 and December 31, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price as of the consolidated balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

The Private Placement Warrants were valued using a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of our ordinary shares. The expected volatility of the Company’s ordinary shares was determined based on the implied volatility of the Public Warrants.

The key inputs into the binomial lattice model for the Warrants were as follows:

	January 28, 2021 (Initial Measurement)		March 31, 2022
Input	Public Warrants	Private Warrants	Private Warrants
Market price of public shares	$9.61	$9.61	$9.86
Risk-free rate	1.00%	1.00%	2.41%
Dividend yield	0.00%	0.00%	0.00%
Exercise price	$11.50	$11.50	$11.50
Effective expiration date	6/12/26	6/12/26	11/25/26
One-touch hurdle	$18.13
Volatility	14.2%	14.2%	20.2%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2021	$10,920,000	$—	$10,920,000
Change in fair value	(1,710,630)	—	(1,710,630)
Fair value as of March 31, 2022	$9,209,370	$—	$9,209,370

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants was $6,900,000 when the Public Warrants transferred from a Level 3 fair value measurement to a Level 1 fair value measurement, which occurred on March 18, 2021 when the Public Warrants began trading on the open market. There were no transfers among levels that occurred during the three months ended March 31, 2022.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued.

The Financial statements for Blade Therapeutics, Inc. starting on F-24 has been supplemented with the following:

Blade therapeutics, inc.
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	As of March 31, 2022	As of December 31, 2021
		Note 1
Assets
Current assets:
Cash and cash equivalents	$2,432	$2,299
Prepaid expenses and other current assets	681	1,085
Total current assets	3,113	3,384
Property and equipment, net	716	778
Operating lease right-of-use asset	7,910	—
Restricted cash	249	249
Other assets	3,458	1,518
Total assets	$15,446	$5,929

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,140	$3,734
Term loan payable	2,818	3,297
Convertible notes payable at fair value ($41,037 and $29,168 to related parties, respectively)	64,990	46,360
Accrued expenses and other current liabilities	8,856	8,020
Warrant liability	7,050	3,135
Operating lease liability, current	1,167	—
Contingent consideration, current	8,216	7,011
Total current liabilities	98,237	71,557
Convertible notes payable	12,068	12,066
Deferred rent, less current portion	—	193
Operating lease liability, noncurrent	7,034	—
Total liabilities	117,339	83,816

Commitments and contingencies (Note 5)
Convertible preferred stock, $0.0001 par value, 151,185,364 shares authorized at March 31, 2022 and December 31, 2021; 83,044,690 shares issued and outstanding at March 31, 2022 and December 31, 2021 (aggregate liquidation preference of $90,365 at March 31, 2022)	89,107	89,107

Stockholders’ deficit:
Common stock, $0.0001 par value; 178,329,409 shares authorized at March 31, 2022 and December 31, 2021; 10,035,358 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	8,131	7,785
Accumulated other comprehensive (loss) income	(304)	35
Accumulated deficit	(198,828)	(174,815)
Total stockholders’ deficit	(191,000)	(166,994)
Total liabilities, convertible preferred stock and stockholders’ deficit	$15,446	$5,929

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Blade Therapeutics, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Operating expenses
Research and development	$3,999	$5,315
General and administrative	3,105	1,641
Total operating expenses	7,104	6,956
Loss from operations	(7,104)	(6,956)
Interest expense, net	(930)	(447)
Change in fair value of convertible notes and warrant liability	(14,871)	60
Other expense, net	(1,108)	(60)
Net loss	$(24,013)	$(7,403)
Other comprehensive (loss) income:
Foreign currency exchange (loss) gain, net	(339)	32
Comprehensive loss	$(24,352)	$(7,371)
Net loss attributable to common stockholders, basic and diluted	$(24,013)	$(7,403)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,094,766	10,253,108
Net loss per share attributable to common stockholders, basic and diluted	$(1.40)	$(0.72)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Blade Therapeutics, Inc.
Condensed Consolidated Statements of Convertible Preferred
Stock and Stockholders’ Deficit
(Unaudited)
(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2021	83,044,690	$89,107	10,035,358	$1	$7,785	$35	$(174,815)	$(166,994)
Stock-based compensation	—	—	—	—	346	—	—	346
Foreign currency exchange loss	—	—	—	—	—	(339)	—	(339)
Net loss	—	—	—	—	—	—	(24,013)	(24,013)
Balances at March 31, 2022	83,044,690	$89,107	10,035,358	$1	$8,131	$(304)	$(198,828)	$(191,000)

Balances at December 31, 2020	83,044,690	$89,107	7,887,913	$1	$5,880	$(328)	$(135,286)	$(129,733)
Issuance of common stock upon the exercise of options	—	—	9,375	—	1	—	—	1
Stock-based compensation	—	—	—	—	248	—	—	248
Vesting of early exercised shares and restricted common stock	—	—	—	—	3	—	—	3
Foreign currency exchange gain	—	—	—	—	—	32	—	32
Net loss	—	—	—	—	—	—	(7,403)	(7,403)
Balances at March 31, 2021	83,044,690	$89,107	7,897,288	$1	$6,132	$(296)	$(142,689)	$(136,852)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Blade Therapeutics, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2022	2021
OPERATING ACTIVITIES
Net loss	$(24,013)	$(7,403)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	69	70
Non-cash interest expense	788	376
Stock-based compensation expense	346	248
Change in fair value of convertible notes and warrant liability held at fair value	14,871	(60)
Change in fair value of Contingent Consideration	1,205	—
Noncash foreign exchange loss	102	—
Noncash lease expense	307	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	404	521
Accounts payable	1,003	(229)
Accrued expenses and other current liabilities	(16)	(319)
Deferred rent	—	(37)
Operating lease liability	(209)	—
Net cash used in operating activities	(5,143)	(6,833)

INVESTING ACTIVITIES

Net cash used in investing activities	—	—

FINANCING ACTIVITIES
Proceeds from issuance of convertible notes payable	6,807	—
Payment of costs to issue convertible notes payable	(22)	—
Proceeds from issuance of common stock upon exercise of stock options	—	1
Payment of deferred transaction costs	(670)	—
Principal repayments of Term Loan	(500)	(500)
Net cash provided by (used in) financing activities	5,615	(499)
Effect of exchange rate changes on cash	(339)	31
Net decrease in cash, cash equivalents and restricted cash	133	(7,301)
Cash, cash equivalents and restricted cash, beginning of the year	2,548	11,735
Cash, cash equivalents and restricted cash, end of the year	$2,681	$4,434

RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE BALANCE SHEET
Cash and cash equivalents	$2,432	$4,185
Restricted cash	249	249
Total cash and cash equivalents and restricted cash	$2,681	$4,434

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment in accounts payable	$8	$—
Deferred transaction costs in accounts payable and accruals	$1,270	$—
Convertible notes payable issuance costs in accounts payable and accruals	$110	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.     The Company

Description of the Business

Blade Therapeutics, Inc. was incorporated in the state of Delaware on February 17, 2015. Blade Therapeutics, Inc. and its wholly-owned subsidiaries (collectively referred to as the “Company”) is developing cutting edge treatments for fibrotic and neurodegenerative diseases. The Company is a leader in novel biological pathways that are foundational to cell and tissue-damage responses for diseases that result from protein deposition (fibrosis) or protein aggregation (neurodegeneration) that disrupt normal cellular, tissue or organ function. Through March 31, 2022, the Company has been primarily engaged in business planning, research and development, recruiting personnel and raising capital.

Prior to May 22, 2015, the Company was named FibroRX, Inc., at which time the name was changed to Blade Therapeutics, Inc.

Merger Agreement

On November 8, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Biotech Acquisition Company (“BAC”), a special purpose acquisition company (“SPAC”) listed on the Nasdaq (Ticker: BIOT), Blade Merger Subsidiary, Inc., a wholly-owned subsidiary of BAC (“Blade Merger Sub”), and Biotech Sponsor LLC, in the capacity as the representative from and after the closing (the “Closing”) of the stockholders of BAC as of immediately prior to the Closing and their successors and assignees (in such capacity, the “BAC Representative”), and Jean-Frédéric Viret, Ph.D. in the capacity as the representative of the Earnout Participants (as defined in the Merger Agreement) from and after the Closing (in such capacity, the “Blade Representative”). Pursuant to the Merger Agreement, Blade Merger Sub will merge with and into the Company with the Company continuing as the surviving entity and wholly owned subsidiary of BAC, and with each Company stockholder receiving shares of BAC common stock at the Closing (the “Merger”). Just prior to the consummation of the Merger, BAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware and will be renamed Blade Biotherapeutics, Inc. (“Blade Biotherapeutics”). Simultaneously with entering into the Merger Agreement, BAC entered into Subscription Agreements (as defined below) with investors (the “PIPE Investors”) to purchase a total of 2,430,000 shares of Blade Biotherapeutics common stock in a private equity investment (the “PIPE”) for a purchase price equal to $10.00 per share and aggregate gross proceeds to Blade Biotherapeutics equal to $24.3 million. The PIPE Investors include certain existing Blade stockholders.

The total consideration to be received by the Company’s security holders from BAC at the Closing will have an aggregate value equal to $280.0 million (assuming no redemptions by BAC shareholders), plus the aggregate amount of the exercise prices for all shares of Blade common stock covered by Blade Awards that are in-the-money as of immediately prior to the effective time of the Merger (assuming no cashless exercise) less the value of certain contingent payments that may become payable to Blade’s current Series C-1 Preferred Stockholders (the “Merger Consideration”), payable, in the case of the Company’s stockholders, solely in newly issued shares of Blade Biotherapeutics common stock and, in the case of Blade option holders, by assumption of such options by Blade Biotherapeutics, plus the additional contingent right to receive the Earnout Shares (as defined below) after the Closing, as described below. All of the Company’s convertible preferred stock and convertible promissory notes will be required to be converted into shares of the Company’s common stock prior to the Closing and will share in the Merger Consideration. All of the Company’s outstanding warrants will be required to be exercised in full on a cash or cashless basis or terminated without exercise, as applicable and in accordance with their respective terms prior to the Closing.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.     The Company (cont.)

In addition to the Merger Consideration set forth above, the Earnout Participants will also have a contingent right to receive up to an additional 3,500,000 shares of Blade Biotherapeutics common stock (the “Earnout Shares”) after the Closing based on the stock price performance of Blade Biotherapeutics common stock within 5 years from the effective date of the Merger (the “Earnout Period”). The Earnout Shares will become issuable if, during the Earnout Period, the closing price of Blade Biotherapeutics’ common stock is equal to or greater than $15.00 per share for any 20 trading days within any 30 trading day period (the “Price Earnout Milestone”) or, prior to the occurrence of a Price Earnout Milestone, (A) Blade Biotherapeutics consummates a sale, merger, consolidation, liquidation, exchange offer or other similar transaction that results in the stockholders of Blade Biotherapeutics immediately prior to such transaction having beneficial ownership of less than fifty percent of the outstanding voting securities of Blade Biotherapeutics or the surviving entity in such transaction, directly or indirectly, immediately following such transaction, (B) Blade Biotherapeutics consummates a “going private transaction” or otherwise ceases to be subject to the reporting obligations under the Securities Exchange Act of 1934, as amended or (C) the Blade Biotherapeutics Common Stock ceases to be listed on a national securities exchange. Unlike the Merger Consideration, the Earnout Shares will be allocated among the Company’s security holders on a fully-diluted basis as of the Closing, without treating assumed Blade options on a net exercise basis, and with holders of unvested Blade options receiving restricted stock units for a number of shares of common stock of Blade Biotherapeutics equal to such portion of the Earnout Shares otherwise issuable to such Earnout Participant in respect of such unvested Blade options.

The transaction is expected to be completed during the second quarter of 2022. However, there can be no assurance as to when or if the closing of the Merger will occur. The post-combination entity will be renamed Blade Biotherapeutics, Inc.

Liquidity and Going Concern

Management is required to evaluate whether there are relevant conditions or events, when considered in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date the financial statements are issued.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. However, since inception, the Company has sustained significant operating losses and such losses are expected to continue for the foreseeable future. As of March 31, 2022, the Company had an accumulated deficit of $198.8 million, cash and cash equivalents of $2.4 million, negative working capital of $95.1 million, and negative cash flows from operations of $5.1 million for the three months ended March 31, 2022. As a result of these conditions, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern as conditions and events, considered in the aggregate, indicate that it is probable that the Company will be unable to meet its obligations as they become due within one year after the date the financial statements are issued.

Management plans to continue to incur substantial costs in order to conduct research and development activities necessary to develop a commercialized product. Additional capital will be needed to undertake these activities and commercialization efforts. The Company intends to raise the required capital through the proposed business combination, issuance of additional equity, borrowings and potentially strategic alliances with other companies. However, if such financing is not available at adequate levels or on acceptable terms, the Company could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of its development programs or its commercialization efforts, out-license intellectual property rights to its product candidates and sell

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.     The Company (cont.)

unsecured assets, or a combination of the above, any of which may have a material adverse effect on the Company’s business, results of operations, financial condition and/or its ability to fund its scheduled obligations on a timely basis or at all. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations.

Due to the substantial doubt about the Company’s ability to continue operating as a going concern and the material adverse change clause in the loan agreement with its lender, the amounts due as of March 31, 2022 and December 31, 2021 have been classified as current in the condensed consolidated balance sheets. The lender has not invoked the material adverse change clause as of the date of issuance of these financial statements. The accompanying condensed consolidated financial statements do not reflect any other adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease (“COVID-19”) as a global pandemic, and the Company expects its operations in all locations to be affected as the virus continues to proliferate. The Company has adjusted certain aspects of its operations to protect its employees.

In response to the pandemic, in April 2020, the Company initiated a phase 2 trial of its oral calpain inhibitor, BLD-2660, to treat COVID-19-related disease in hospitalized patients. Due to the pandemic, the Company experienced a delay in the enrollment of patients in its Phase 2 trial of BLD-2660 to be conducted in idiopathic pulmonary fibrosis (“IPF”) patients.

The impact of the COVID-19 pandemic on the financial performance of the Company will continue to depend on future developments, including the duration and spread of the pandemic, the availability of vaccines, the rate of vaccination, and pandemic related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets, the life sciences sector, and the overall economy are highly uncertain and cannot be predicted. If the financial markets, the life sciences sector, and/or the overall economy are impacted for an extended period, the Company’s results may be materially adversely affected.

2.     Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements include those of the Company and its wholly-owned subsidiaries Blade Therapeutics Pty Ltd. (the “Australian Subsidiary”) and Sabre Therapeutics LLC, after elimination of all intercompany balances and transactions. The financial statements of Blade Therapeutics Pty Ltd. use the Australian dollar (‘AUD’) as the functional currency as the majority of the funding of the entity as well as the majority of expense transactions are denominated in such currency. Gains and losses from foreign currency transactions are recorded in the condensed consolidated statements of operations and comprehensive loss.

The Company has prepared the accompanying condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The condensed consolidated financial statements are presented in U.S. dollars.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2.     Summary of Significant Accounting Policies (cont.)

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and pursuant to Article 10 of Regulation S-X of the Securities Act. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements.

The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed consolidated financial position as of March 31, 2022 and its results of operations and cash flows for the three months ended March 31, 2022 and 2021. Operating results for the interim periods presented are not necessarily indicative of results to be expected for the full year or for any other interim period. The interim condensed consolidated balance sheet as of December 31, 2021 included herein is derived from the audited financial statements as of that date. These interim condensed consolidated financial statements should be read in conjunction with the consolidated audited financial statements and notes for the years ended December 31, 2021 and 2020 which are included in the Biotech Acquisition Company Registration Statement on Form S-4 (No. 333- 263577) and related Proxy/Prospectus filed with the Securities and Exchange Commission.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Significant estimates and assumptions reflected in these condensed consolidated financial statements include, but are not limited to, the accrual of research and development expenses; the fair value of financial liabilities and valuation of deferred tax assets; the determination of the incremental borrowing rate and the fair value of equity instruments, equity-based instruments, and debt held at fair value.

Risks and Uncertainties

The Company is subject to all of the risks inherent in an early-stage company developing new medical drugs. These risks include, but are not limited to, the need for substantial additional financing, limited management resources, dependence upon medical acceptance of the product in development, regulatory approvals, successful clinical trials, availability and willingness of patients to participate in human trials, and competition in the pharmaceutical industry. The Company’s operating results may be materially affected by the foregoing factors.

The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including expenses, clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impact on local, regional, national and international markets.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2.     Summary of Significant Accounting Policies (cont.)

Reclassifications

The warrant liability of $3.1 million as of December 31, 2021 was reclassified from accrued expenses and other current liabilities and presented on a separate line item on the condensed consolidated balance sheet to conform with the current period presentation.

Concentration of Credit Risk and Off-balance Sheet Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. Cash and cash equivalents are deposited in checking and money market accounts at one financial institution, which at times, may exceed federally insured limits. The Company’s investment policy includes guidelines regarding the quality of the financial institutions and financial instruments and defines allowable investments that the Company believes minimizes the exposure to concentration of credit risk. As of March 31, 2022 and December 31, 2021, the Company’s cash, cash equivalents, and restricted cash were held in financial institutions that management believes are creditworthy. The Company has not experienced any losses historically in these accounts and believes it is not exposed to significant credit risk in its cash and cash equivalents. The Company has no significant off-balance sheet concentrations of credit risk.

Restricted Cash

As of March 31, 2022 and December 31, 2021, the Company had restricted cash of $0.2 million. The restricted cash, which consists of a money market account with one of the Company’s financial institutions, serves as collateral for the letter of credit provided under the Company’s facility lease. As of March 31, 2022 and December 31, 2021, the restricted cash is classified in non-current assets as the facility lease to which it relates expires in May 2027.

Deferred Transaction Costs

The transaction between the Company and BAC (as described in Note 1) will be treated as a reverse recapitalization. Accordingly, the Company has concluded that any direct and incremental costs associated to the business combination, including legal and accounting costs would be deferred as assets and reclassified as a reduction to additional paid in capital in connection with the completion of the business combination. In the event the business combination is not consummated, deferred transaction costs will be expensed. Deferred transaction costs were $3.5 million and $1.5 million recognized in other assets on the condensed consolidated balance sheet as of March 31, 2022 and December 31, 2021, respectively.

Warrant Liability

The Company determined that certain of its outstanding common stock warrants issued in connection with the Company’s 2020, 2021 and 2022 bridge loan financing did not meet equity classification criteria as they can be settled in a variable number of shares with potentially no limit on the number of shares that can be issued. Accordingly, the warrants are recorded as liabilities on the condensed consolidated balance sheet at their fair value and are subject to re-measurement at each balance sheet date, with any change in fair value recognized in the change in fair value of convertible notes, tranche obligation and warrant liability in the condensed consolidated statement of operations and comprehensive loss. The Company will continue to remeasure the warrant liability until the earlier of their exercise or expiration, a change of control or the consummation of an initial public offering (“Initial Public Offering” or “IPO”) of the Company’s common stock. On expiration and if they are in-the-money, the warrants will automatically net exercise. Upon exercise, the related common stock warrant liability will be reclassified to equity at the fair value at the time of the reclassification.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2.     Summary of Significant Accounting Policies (cont.)

As these warrants contain a variable share settlement feature with no limit, the Company has adopted a sequencing policy whereby it will settle its equity contracts with the earliest inception date or maturity date with its currently authorized and unissued common stock.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments including, cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued liabilities approximate fair value due to their relatively short maturities.

The senior convertible promissory notes issued in 2020, 2021 and 2022 (See Note 8 — Convertible Notes), for which the Company elected the fair value option, are accounted for at fair value on a recurring basis with changes in fair value recognized in the condensed consolidated statements of operations and comprehensive loss. Interest accrued on the convertible notes is recorded to interest expense, net in the Company’s condensed consolidated statements of operations and comprehensive loss.

Issuance Costs Related to Debt

Issuance costs associated with the issuance of convertible notes for which the Company elected the fair value option are expensed through other income (expense), net in the consolidated statements of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability accounts are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are currently in effect. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Financial statement effects of uncertain tax positions are recognized when it is more likely than not, based on the technical merits of the position, that it will be sustained upon examination. Interest and penalties related to unrecognized tax benefits are included within the provision (benefit) for income tax. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

In June 2020, Assembly Bill 85 (“A.B. 85”) was signed into California law. A.B. 85 provides for a three-year suspension of the use of net operating losses for medium and large businesses and a three-year cap on the use of business incentive tax credits to offset no more than $5.0 million of tax per year. A.B. 85 suspends the use of net operating losses for taxable years 2020, 2021 and 2022 for certain taxpayers with taxable income of $1.0 million or more. The carryover period for any net operating losses that are suspended under this provision will be extended. A.B. 85 also requires that business incentive tax credits including carryovers may not reduce the applicable tax by more than $5.0 million for taxable years 2020, 2021 and 2022. On February 9, 2022, the Senate Bill 113 (“S.B. 113”) was signed into law, which lifts the suspension on California net operating losses deduction as well as the credit limitation instated by A.B. 85 for the tax year beginning January 1, 2022. Given the Company’s expected California apportionment for the current year is zero and expected tax loss in 2022, the new legislation will not materially impact the Company for 2022.

In December 2020, the Consolidated Appropriations Act, 2021 was signed into law. The provisions within the law include the extension and expansion of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) employee retention tax credit for the period from January 1, 2021 through June 30, 2021, including increasing the credit rate from 50 percent to 70 percent of qualified wages, and increasing

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2.     Summary of Significant Accounting Policies (cont.)

the per-employee creditable wages limit from $10,000 per year to $10,000 for each quarter. The provisions are not impactful for the Company as it has not participated in previous COVID-19 economic reliefs.

Under the Tax Cuts and Jobs Act, for tax years beginning after December 31, 2021, taxpayers are required to capitalize and amortize all research and development (R&D) expenditures that are paid or incurred in connection with their trade or business which represent costs in the experimental or laboratory sense. Specifically, costs for U.S.-based R&D activities must be amortized over five years and costs for foreign R&D activities must be amortized over 15 years using a mid-year convention. Given the lack of guidance on what is defined as R&D expenditures, the Company will take a conservative approach and capitalize all forecasted R&D expenses reported for financial statement purposes and R&D employees’ stock-based compensation tax deductions. For 2022, the Company is forecasting $33.9 million of capitalized R&D expenditures, resulting in an amortization deduction of approximately $3.4 million for the year if the expenses are incurred in the US. As the Company does not generate revenue and is expecting to be in a tax loss position for 2022, this provision will not materially impact the Company in the current year.

The enactment of the A.B. 85, S.B. 113, Consolidated Appropriations Act, 2021 and Tax Cuts and Jobs Act did not result in any material adjustments to the Company’s income tax provision for the three months ended March 31, 2022 and 2021 or to the Company’s net deferred tax assets as of March 31, 2022 and December 31, 2021. Given the Company’s history of losses, the provisions of the A.B. 85, S.B. 113, Consolidated Appropriations Act, 2021 and Tax Cuts and Jobs Act did not have a material impact on the Company’s annual effective tax rate or financial statements in the periods presented; however, the Company will continue to evaluate the impact of tax legislation and will update its disclosures as additional information and interpretive guidance become available.

Beginning in 2022, the Tax Cuts and Jobs Act of 2017 (“TCJA”) eliminates the right to deduct research and development expenditures for tax purposes in the period the expenses were incurred and instead requires all U.S. and foreign research and development expenditures to be amortized over five and fifteen tax years, respectively. Although Congress is considering legislation that would defer the amortization requirement to later years, it is not certain that the provision will be repealed or otherwise modified. As of March 31, 2022, the requirement has not been modified. The Company has capitalized its research and development expenses for tax purposes, but due to the full valuation allowance on the Company’s deferred tax assets, there was no impact on the consolidated balance sheet or consolidated statement of operations and comprehensive loss as of March 31, 2022 or for the three months ended March 31, 2022.

Leases

The Company determines if an arrangement is or contains a lease at inception by assessing whether the arrangement contains an identified asset and whether it has the right to control the identified asset. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease liabilities are recognized at the lease commencement date based on the present value of future lease payments over the lease term. ROU assets are based on the measurement of the lease liability and also include any lease payments made prior to or on lease commencement and initial direct costs incurred and exclude lease incentives, as applicable.

As the implicit rate in the Company’s leases is generally unknown, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The Company gives consideration to its credit risk, term of the lease and total lease payments and adjusts for the impacts of collateral, as necessary,

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2.     Summary of Significant Accounting Policies (cont.)

when calculating its incremental borrowing rates. Lease costs for the Company’s operating leases are recognized on a straight-line basis within operating expenses over the reasonably certain lease term. The Company includes options to extend the lease in the lease term when the exercise of such options is reasonably certain.

The Company has elected to not separate lease and non-lease components for any leases within its existing classes of assets and, as a result, accounts for any lease and non-lease components as a single lease component. The Company has also elected to not apply the recognition requirement to any leases within its existing classes of assets with a term of 12 months or less, including any reasonably certain options to renew the lease term.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its chief executive officer. The Company has determined it operates in one segment.

Stock-Based Compensation

The Company recognizes stock compensation based on the estimated fair value of share-based payment awards that are expected to vest. The Company’s determination of the fair value of stock options with time-based vesting on the date of grant utilizes the Black-Scholes option-pricing model.

The Company estimates the expected option lives using the simplified method, volatility using stock prices of peer companies, risk-free rates using the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term, and dividend yield using the Company’s expectations and historical data. The fair value of each share-based payment is calculated based upon the Company’s common stock valuation on the date of the grant.

The Company uses the straight-line attribution method for recognizing compensation expense over the requisite service period, which is generally the vesting period of the award. Compensation expense is recognized on awards ultimately expected to vest. Forfeitures are recorded when they occur.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the sum of the weighted-average number of shares of common stock outstanding during the period and the effect of dilutive securities.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2.     Summary of Significant Accounting Policies (cont.)

As the Company was in a net loss position for the three months ended March 31, 2022 and 2021, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders because the effects of potentially dilutive securities are antidilutive.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). This ASU is aimed at making leasing activities more transparent and comparable, and requires substantially all leases be recognized by a lessee on their balance sheet as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. ASU 2016-02 was effective for the Company beginning on January 1, 2022, with early adoption permitted. Additionally, the FASB issued ASU, No. 2018-11, Leases (Topic 842): Targeted Improvements, which offers an additional transition method whereby entities may apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings rather than application of the new lease standard at the beginning of the earliest period presented in the financial statements. On January 1, 2022, the Company adopted Topic 842 using the modified retrospective approach with a cumulative effect adjustment to balance sheet at the beginning of the period of adoption. The adoption of Topic 842 resulted in the recognition of an operating lease ROU asset of $8.2 million, corresponding operating lease liability of $8.4 million and derecognition of the deferred rent liability of $0.2 million. The adoption of the new standard did not have an impact on the Company’s beginning accumulated deficit, statement of operations or cash flows. No prior period amounts were adjusted and continue to be reported in accordance with previous lease guidance, ASC Topic 840, Leases. The Company elected the package of three practical expedient to not reassess its prior conclusions about lease identification under the new standard, to not reassess lease classification and to not reassess initial direct costs.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in Topic 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The Company adopted this standard on January 1, 2022. The adoption of this standard did not have a material impact on its financial statements and related disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by eliminating the requirement to separate embedded conversion features from the host contract when the conversion features are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. By removing the separation model, a convertible debt instrument will be reported as a single liability instrument with no separate accounting for embedded conversion features. This new standard also removes certain settlement conditions that are required for contracts to qualify for equity classification and simplifies the diluted earnings per share calculations by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in diluted earnings per share calculations. The Company adopted this standard on January 1, 2022. The adoption of this standard did not have a material impact on the condensed consolidated financial statements, as the Company’s convertible notes are either accounted for using the fair value option or do not have bifurcated conversion options. The adoption of this standard did not impact the Company’s net loss per share.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2.     Summary of Significant Accounting Policies (cont.)

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The amendments in ASU No. 2021-04 provide guidance to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The Company adopted ASU 2021-04 and related updates on January 1, 2022. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

There were no recently issued accounting pronouncements not yet effective that would have a material impact on the Company’s financial statements.

3.     Fair Value Measurement

The Company assesses the fair value of financial instruments based on the provisions of ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company’s short-term investments primarily utilize broker quotes in a non-active market for valuation of these securities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Financial assets and liabilities measured and recognized at fair value are as follows:

	March 31, 2022
	Level 1	Level 2	Level 3	Fair Value
	(in thousands)
Assets:
Cash and cash equivalents
Money market funds	$2,416	$—	$—	$2,416
Total financial assets	$2,416	$—	$—	$2,416
Liabilities:
Contingent Consideration	$—	$—	$8,216	$8,216
Convertible Notes at fair value	—	—	64,990	64,990
Warrant Liability	—	—	7,050	7,050
Total financial liabilities	$—	$—	$80,256	$80,256

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

3.     Fair Value Measurement (cont.)

	December 31, 2021
	Level 1	Level 2	Level 3	Fair Value
	(in thousands)
Assets:
Cash and cash equivalents
Money market funds	$1,972	$—	$—	$1,972
Total financial assets	$1,972	$—	$—	$1,972
Liabilities:
Contingent Consideration	$—	$—	$7,011	$7,011
Convertible Notes at fair value	—	—	46,360	46,360
Warrant Liability	—	—	3,135	3,135
Total financial liabilities	$—	$—	$56,506	$56,506

Contingent Consideration:

The Contingent Consideration represents the value of the Company’s Series C-1 convertible preferred stock to be issued in connection with the Company’s acquisition of ATXCo, Inc. (“ATXCo”) upon the achievement of a certain clinical milestone (“Contingent Consideration”). The fair value of the Contingent Consideration, which is classified within Level 3 of the fair value hierarchy, was estimated based on anticipated clinical results and the fair value of the Series C-1 convertible preferred stock. The fair value of Contingent Consideration was initially measured on September 23, 2019, the date which the Company completed the merger with ATXCo. The Company assesses the fair value of the Contingent Consideration each reporting period and changes in fair value are recorded in other income (expense), net in the condensed consolidated statements of operations and comprehensive loss. The Company recognized a loss of $1.2 million on the change in fair value of the contingent consideration for the three months ended March 31, 2022. During the three months ended March 31, 2021, there was no change in the fair value of the contingent consideration.

The following table provides the changes in the fair value of the Contingent Consideration (in thousands):

Balance as of December 31, 2021	$7,011
Change in fair value	1,205
Balance as of March 31, 2022	$8,216

Convertible Notes at Fair Value:

In 2020, 2021 and 2022, the Company issued the 2020, 2021 and 2022 Convertible Notes. Due to certain embedded features within the 2020, 2021 and 2022 Convertible Notes, the Company elected to account for the notes under the fair value option (See Note 8 — Convertible Notes). The 2020, 2021 and 2022 Convertible Notes and associated warrants were recorded at their fair value upon issuance of $20.7 million, $20.0 million and $11.5 million, respectively. The Company recognized a loss of $13.8 million and $0.1 million on the change in fair value of the notes for the three months ended March 31, 2022 and 2021, respectively. The fair value of the 2022 Convertible Notes on issuance exceeded the proceeds of the notes by $4.7 million. As a result, the Company recognized a loss of $4.7 million on issuance of the 2022 Convertible Notes in the change of fair value of convertible notes and warrant liability for the three months ended March 31, 2022.

The estimated fair value of the 2020, 2021 and 2022 Convertible Notes, which are classified as Level 3 in the fair value hierarchy, is determined based on a multiple scenario analysis that utilizes Monte Carlo simulations. The model includes assumptions related to the value of the instruments based on the

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

3.     Fair Value Measurement (cont.)

estimated timings and amounts of future rounds of financing, change in control of the Company, adverse results of the Company’s clinical trials and other adverse scenarios, maturity of the notes, and an imputed discount rate based on estimated market interest rates. Further assumptions used in the Monte Carlo simulations are the equity value and outstanding balance of the notes as of the valuation date and the volatility of the Company’s underlying common stock to determine the market value of the invested capital upon a future financing date or upon the Company achieving an exit event prior to or as of the maturity of the notes. The change in fair value of the convertible notes was recognized in the change in fair value of convertible notes, tranche obligation and warrant liability in the condensed consolidated statement of operations and comprehensive loss.

The following table provides the changes in the fair value of the 2020, 2021 and 2022 Convertible Notes (in thousands):

Balance as of December 31, 2021	$46,360
Proceeds from issuance 2022 convertible notes and warrants	6,807
Proceeds allocated to 2022 common stock warrants at fair value	(2,865)
Interest expense accrued	765
Change in fair value of convertible notes	13,828
Foreign exchange loss	95
Balance as of March 31, 2022	$64,990

Warrant Liability:

In July 2020, warrants to purchase the Company’s common stock (“2020 Warrants”) were issued in connection with the 2020 Convertible Notes (See Note 9 — Common Stock Warrants). In May and June 2021, warrants to purchase the Company’s common stock (“2021 Warrants”) were issued in connection with the 2021 Convertible Notes (See Note 9 — Common Stock Warrants). In February 2022, warrants to purchase the Company’s common stock (“2022 Warrants”) were issued in connection with the 2022 Convertible Notes (See Note 9 — Common Stock Warrants).

The estimated fair value of the 2020, 2021 and 2022 Warrants, which are classified as Level 3 financial liabilities in the fair value hierarchy, is determined at inception and as of March 31, 2022 and December 31, 2021, using a probability-weighted Black-Scholes valuation. Black-Scholes inputs used to value the 2020, 2021 and 2022 Warrants are based on information from purchase agreements and within valuation reports prepared by an independent third party for the Company. Inputs include exercise price, volatility, fair value of common stock, expected dividend rate and risk-free interest rate. The Company determined that the fair value of the 2020, 2021 and 2022 Warrants at their respective issuance dates was $0.6 million, $1.6 million and $2.9 million, respectively.

The key assumptions used for the valuation of the 2020, 2021 and 2022 Warrants were as follows:

	March 31, 2022	December 31, 2021
Risk-free interest rate	1.18% – 1.73%	0.10% – 0.49%
Weighted-average expected term (years)	0.99 – 1.27	1.20 – 1.51
Weighted-average expected volatility	85.9% – 86.1%	86.4% – 87.5%
Dividend yield	—%	—%

The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers between Level 1, Level 2 and Level 3 categories during the periods presented.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

3.     Fair Value Measurement (cont.)

Of the Company’s Level 3 liabilities, the 2020, 2021 and 2022 Convertible Notes and Warrants are presented within current liabilities on the condensed consolidated balance sheets. The change in fair value of the warrants was recognized in the change in fair value of convertible notes and warrant liability in the condensed consolidated statement of operations and comprehensive loss. The Company recognized a loss of $1.1 million on the change in fair value of the warrants for the three months ended March 31, 2022. During the three months ended March 31, 2021, there was no change in the fair value of the warrants.

The following table provides the change in fair value of the 2020, 2021 and 2022 Warrants (in thousands):

Balance as of December 31, 2021	$3,135
Issuance of 2022 warrants	2,865
Change in fair value of warrants	1,043
Foreign exchange loss	7
Balance as of March 31, 2022	$7,050

4.     Balance Sheet Components

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following amounts:

	As of March 31, 2022	As of December 31, 2021
	(in thousands)
Accrued employee related expenses	$2,219	$1,370
Accrued clinical and research and development costs	1,006	2,762
Other accrued expenses	5,631	3,888
Total accrued expenses and other current liabilities	$8,856	$8,020

Accrued expenses and other current liabilities include an estimated amount related to certain government incentive credits received in 2019, 2020 and 2021 related to the Company’s research and development expenditures. The Company previously recognized within other income (expense), net, the incentive credits as it was reasonably assured that the conditions necessary to qualify for the incentive credits had been met in 2019 and 2020. In 2021, the government entity that issues the incentive credits provided additional interpretive guidance regarding the conditions necessary to qualify for the incentive credits. Based on this new interpretive guidance, the Company no longer believes it is reasonably assured that the conditions necessary to qualify for the incentive credits have been met and the Company may be required to repay some or all of the incentive credits received to date. This change in estimate resulted in the Company recording $3.4 million and $3.3 million in accrued expenses and other current liabilities within the consolidated balance sheet as of March 31, 2022 and December 31, 2021, respectively.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

5.     Commitments and Contingencies

Operating Leases

The Company leases its headquarters in South San Francisco, California under a non-cancelable lease agreement for approximately 24,000 square feet. The lease began in June 2016 and ends in May 2027 and does not contain any options to extend the lease term.

Cash paid for amounts included in the measurement of operating lease liability for the three months ended March 31, 2022 was $0.4 million and was included in net cash used in operating activities in the Company’s condensed consolidated statements of cash flows. There were no new right of use assets obtained for new operating lease liabilities for the three months ended March 31, 2022. The weighted-average remaining lease term was 5.2 years and the weighted-average discount rate was 8.0%.

The maturity of the Company’s operating lease liability as of March 31, 2022 is as follows:

Amount
(in thousands)
2022 (remaining nine months)	$1,314
2023	1,864
2024	1,929
2025	1,996
2026	2,066
Thereafter	873
Total lease payments	$10,042
Less: imputed interest	(1,841)
Present value of operating lease liability	$8,201
Operating lease liability, current	1,167
Operating lease liability, non-current	7,034

Future minimum lease payments under non-cancelable operating leases as of December 31, 2021 are as follows:

Year ending December 31	Operating Lease	Sublease	Net Operating Lease
	(in thousands)
2022	$1,687	$(291)	$1,396
2023	1,864	—	1,864
2024	1,929	—	1,929
2025	1,996	—	1,996
Thereafter	2,939	—	2,939
Total minimum lease payments	$10,415	$(291)	$10,124

Operating lease cost was $0.5 million and $0.4 million for the three months ended March 31, 2022 and 2021, respectively. Sublease income was $0.2 million and $0.2 million for 3 months ended March 31, 2022 and 2021, respectively. Variable lease payments for the three months ended March 31, 2022 were $0.1 million. The variable lease cost is comprised primarily of the Company’s proportionate share of operating expenses, property taxes and insurance and is classified as lease cost due to the Company’s election to not separate lease and non-lease components.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

5.     Commitments and Contingencies (cont.)

Indemnification

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to vendors, lessors, business partners, board members, officers, and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by the Company, negligence or willful misconduct of the Company, violations of law by the Company, or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with directors and certain officers and employees that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees.

No demands have been made upon the Company to provide indemnification under such agreements, and thus, there are no claims that the Company is aware of that could have a material effect on the Company’s condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive loss, or condensed consolidated statements of cash flows.

6.     Related Party Transactions

In 2016, the Company entered into a consulting agreement to provide human resources services with a service provider who is related to the chief executive officer of the Company. The amount charged for this service was $0 and $0.1 million for the three months ended March 31, 2022 and 2021, respectively. These amounts are reflected as general and administrative expenses in the accompanying condensed consolidated statements of operations and comprehensive loss. There were no amounts payable to the related party as of March 31, 2022 or December 31, 2021.

The 2020, 2021 and 2022 Convertible Notes (See Note 8 — Convertible Notes), including the tranche obligations, were issued in part to three related party investors (entities affiliated with members of the Company’s board of directors) for aggregate principal amounts of $13.4 million, $12.2 million and $4.4 million, respectively. The Company recognized interest on the convertible notes issued to related parties of $0.5 million and $0.2 million in the three months ended March 31, 2022 and 2021, respectively.

7.     Term Loan Agreement

In March 2019, the Company entered into a term loan agreement (“Term Loan Agreement”) with Silicon Valley Bank (“Lender”). The Term Loan Agreement provided access to cash for up to $12.0 million available in two tranches of $6.0 million each, and each tranche was available to the Company subject to the achievement of certain financial and clinical milestones by January 31, 2020. The Company met the financial and clinical milestones required to draw the first tranche under the Term Loan Agreement and borrowed $6.0 million on December 16, 2019, and the second tranche expired.

The term loan repayment schedule provided for interest only payments through either January 31, 2020, April 30, 2020, or January 31, 2021, with respect to achievement of certain milestones, in each case followed by consecutive equal monthly payments of principal and interest in arrears starting on such dates and continuing through the original maturity date of January 1, 2023. Upon drawing on its first tranche on December 16, 2019, the Company commenced monthly principal payments on January 31, 2020. In April 2020, the Company entered into an amendment to the Term Loan Agreement to defer principal but not interest payments, for a six-month period beginning on May 1, 2020 and to extend the term by six months to July 1, 2023.

The Term Loan Agreement provides for an interest rate equal to the greater of (i) Prime Rate or (ii) 5.25%. In an event of default, the then-effective interest rate will increase by a maximum of 5%. The Loan Agreement also provides for a final interest payment equal to 4.25% of the original principal

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

7.     Term Loan Agreement (cont.)

amount of all advances made by the Lender (the “Final Payment”), which is due upon maturity or upon prepayment of the facility. The final payment will be accrued using the effective interest method over the term of the Loan Agreement. The Company has the option to prepay the outstanding principal balance, subject to a prepayment fee of 1% to 3% depending upon when the prepayment occurs.

The Term Loan Agreement provides that an event of default will occur if, among other triggers, there occurs any circumstances that could reasonably be expected to result in a material adverse effect on the Company’s business, operations or financial condition, or on its ability to perform its obligations under the loan. The Company has disclosed in Note 1 that there is currently substantial doubt about its ability to continue as a going concern given its continuing operating losses and its current available capital resources, which could be deemed to be an event of default if such condition was considered to have a material adverse effect on the Company’s business, operations or financial condition. As a result, the Company has classified the entire debt balance under the Term Loan Agreement as a current liability given that a determination of such an event of default is outside of the Company’s control. The Term Loan Agreement also includes customary representations and warranties, other events of default and termination provisions.

In connection with the Term Loan Agreement, the Company issued to the lender warrants to purchase common shares (See Note 9 — Common Stock Warrants). The fair value of the warrants was recorded as a debt discount. The initial and additional tranche of warrants issued in 2019 were measured at their issuance date fair value of $35,000 and $52,000, respectively. The debt discount from the initial warrant was fully amortized to interest expense as of December 31, 2019. Starting on January 1, 2020, the unamortized $52,000 debt discount associated with the additional warrant is being amortized to interest expense using the effective interest method over the loan term (See Note 9 — Common Stock Warrants).

As of March 31, 2022 and December 31, 2021, the current balance of debt, net of unamortized debt issuance cost of $8,000 and $11,000, respectively, was $2.8 million and $3.3 million, respectively.

The Company recorded interest expense of $0.1 million and $0.1 million related to the Term Loan Agreement for the three months ended March 31, 2022 and 2021, respectively. Of this amount, $3,000 and $5,000 consisted of amortization of the debt discount for the three months ended March 31, 2022 and 2021, respectively.

The following table summarizes the future principal payments under the Term Loan Agreement as of March 31, 2022 as follows:

Amount
(in thousands)
2022 (remaining nine months)	$1,500
2023	1,422
Total	$2,922

8.     Convertible Notes

2018 and 2019 Convertible Notes

In November 2018, in Company’s first closing of its Series C financing, the Company entered into a convertible note purchase agreement with a new investor and received proceeds of $8.2 million (“2018 Convertible Note”). In January 2019, the Company executed the second closing of its Series C financing for gross proceeds of $1.8 million and issued to the investor a convertible note of $1.8 million. In February 2019, the Company executed the subsequent closing of its Series C financing for gross

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

8.     Convertible Notes (cont.)

proceeds of $5.2 million and issued the investor Series C shares of $3.0 million and a convertible note of $2.2 million. The convertible notes issued in January 2019 and February 2019 (the “2019 Convertible Notes”) were issued by the Australian Subsidiary and are convertible into ordinary shares of the subsidiary. Such ordinary shares may be exchanged for shares of Series C convertible preferred stock on the same terms as if the investor had invested in the Company at each closing.

The Company incurred issuance costs of $0.1 million each related to the 2018 Convertible Note and 2019 Convertible Notes, which were accounted for as debt discounts and are being amortized over the term of the respective convertible notes using the effective interest method. Amortization of the debt discount on convertible notes, which was recorded as interest expense in the condensed consolidated statement of operations and comprehensive loss, was immaterial for the three months ended March 31, 2022 and 2021. The unamortized debt discount on convertible notes was $8,000 as of March 31, 2022.

The carrying amount of the convertible notes is subject to the impact of foreign currency fluctuations.

There is no stated interest rate on the convertible notes. The principal is due in full upon maturity in 2029. Either the investor or the Company may convert each note into shares of the Company’s Series C convertible preferred stock 12 months after the issuance date and at any time on or before the maturity date.

The convertible notes are automatically convertible upon (a) liquidation or winding up of the Company; (b) a greater than 50% change in control; (c) a sale of substantially all of the Company’s assets; or (d) sales or exclusive license of all or substantially all of the Company’s intellectual property into conversion securities 12 months after the issuance date.

The effective conversion price of the convertible notes is equal to the stated purchase price of the Series C convertible preferred stock of $1.141 per share. As such, there is no beneficial conversion feature on each note and upon optional conversion or automatic conversion, the convertible notes will convert into 10,661,699 shares of the Company’s Series C convertible preferred stock.

2020 Convertible Notes

In July 2020, the Company and its Australian Subsidiary entered into a note and warrant purchase agreement with new and existing investors for the issuance of convertible notes (the “2020 Convertible Notes”) and common stock warrants (See Note 9 — Common Stock Warrants) for an aggregate principal amount of $20.7 million. Of the $20.7 million cash proceeds raised, $17.6 million represented convertible notes issued by the Company and $3.1 million issued by the Australian Subsidiary. The entire principal of the Notes is denominated in US dollars with a fixed accrued interest rate of 7% per annum. The 2020 Convertible Notes were originally issued with a maturity within one year from issuance and amended in May 2021, to extend the maturity to February 2022. The Company amended the 2020 Convertible Notes in February 2022 to extend the maturity to November 2022. The amendment was accounted for as a modification under ASC 470-50. No additional issuance costs were incurred with the amendment. The 2020 Convertible Notes are convertible, in aggregate, into a maximum of 20,168,593 shares of the Series C convertible preferred stock. Any shares of convertible preferred stock held by an investor that did not purchase their allocated pro rata amount of convertible notes would be automatically converted into common stock on a five-to-one basis. As such, In August 2020, 2,369,669 shares of the Company’s Series B convertible preferred stock held by a non-participating investor were automatically converted into 473,935 shares of common stock.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

8.     Convertible Notes (cont.)

The 2020 Convertible Notes are subject to automatic conversion upon (a) the next “Qualified Financing,” whereby the Company issues its preferred equity securities and raises aggregate gross proceeds of at least $20.0 million (“Conversion upon a Qualified Financing”); or (b) upon a change in control whereby the Company is acquired by another entity or disposes of substantially all its assets upon sale, lease, liquidation, dissolution or winding up, whether voluntary or involuntary (“Conversion upon Change in Control”). The 2020 Convertible Notes are also subject to settlement by way of voluntary conversion on or after maturity upon the request of the holders of the 2020 Convertible Notes (“Maturity Conversion”).

In the event of a Conversion upon a Qualified Financing, the balance of the Outstanding Amount will be converted into the amount of equity securities sold by the Company in the Qualified Financing, as determined by dividing the outstanding amount by the conversion price equal to 80% of the lowest price per share of the securities sold by the Company in the Qualified Financing.

In the event of a Change in Control Conversion, immediately prior to the consummation of such a Change in Control, the outstanding amount of 2020 Convertible Notes shall be converted into the greater of (i) the number of the Company’s Series C convertible preferred stock calculated by dividing the outstanding amount by $1.141 or (ii) the number of shares of the Company’s common stock issuable upon the conversion of shares of Series C convertible preferred stock issuable upon the conversion the 2020 Convertible Notes.

In the event of a Maturity Conversion, the outstanding amount of the 2020 Convertible Notes shall be paid out in cash or converted into an amount of Series C convertible preferred stock computed by dividing the outstanding amount by $1.141 at the option of the holder.

Due to the various conversion and settlement features embedded within the 2020 Convertible Notes, the Company elected to account for the notes under the fair value option. As such, the 2020 Convertible Notes and associated warrants were initially recognized at their determined fair value of $20.7 million on the date of issuance (See Note 3 — Fair Value Measurement).

The Company recognized accrued interest expense of $0.4 million related to the 2020 Convertible Notes for the three months ended March 31, 2022 and 2021 in interest expense, net in the condensed consolidated statements of operations and comprehensive loss. At March 31, 2022 and December 31, 2021, no accrued interest on any of the 2020 Convertible Notes was paid.

The Company recognized a loss of $4.8 million and $0.1 million from the change in fair value of the 2020 Convertible Notes for the three months ended March 31, 2022 and 2021, respectively.

2021 Convertible Notes

In May and June 2021, the Company and its Australian Subsidiary entered into a note and warrant purchase agreement, primarily with existing investors, for the issuance of convertible notes (the “2021 Convertible Notes”) and common stock warrants for an aggregate principal amount of $16.0 million of which $13.6 million represented convertible notes issued by the Company and $2.4 million represented convertible deed polls issued by its Australian Subsidiary. The entire principal of the notes is denominated in US dollars with a fixed accrued interest rate of 7% per annum. The 2021 Convertible Notes were originally issued with a maturity date within one year from issuance. The Company amended the 2021 Convertible Notes in February 2022 to extend the maturity to November 2022. In conjunction with the issuance of the 2021 Convertible Notes, the Company amended and restated its articles of incorporation to increase shares authorized for issuance of its convertible preferred stock to 151,185,364 and shares authorized for issuance of its common stock to 178,329,409.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

8.     Convertible Notes (cont.)

Any shares of convertible preferred stock held by an investor that did not purchase their allocated pro rata amount of convertible notes would be automatically converted into common stock on a five-to-one basis. All then outstanding convertible preferred stock investors participated in the financing, thereby not triggering the punitive conversion.

The 2021 Convertible Notes are subject to automatic conversion upon (a) the next Qualified Financing; (b) upon consummation of: (i) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933 covering the offer and sale of the Company’s common stock in a Qualified IPO (ii) a business combination transaction involving the Company and a SPAC in which, the anticipated pro forma cash and cash equivalents of the SPAC immediately after the combination is at least $50.0 million, net of expenses and SPAC redemptions, or the aggregate consideration received in respect of each share of common stock is at least $3.00 per share (subject to appropriate adjustment for any stock dividend, stick split, combination or other similar recapitalization with respect to the Common Stock) and has been approved by each of the Series C Preferred Directors (collectively, a “Qualified SPAC Transaction”); or (iii) upon Blade’s receipt of a request for such conversion of all issued and outstanding shares of Blade’s convertible preferred stock into common stock from the holders of at least 64% of all shares of issued and outstanding shares of Blade preferred stock, including the holders of at least a majority of Blade’s Series C preferred stock. These three conversion events are defined collectively and individually as an “Automatic Conversion Event;” or (c) a Change in Control Conversion.

The 2021 Convertible Notes are also subject to settlement by way of voluntary conversion on or after maturity upon the request of the holders of the 2021 Convertible Notes.

In the event of a conversion of the 2021 Convertible Notes upon a Qualified Financing, the balance of the outstanding amount will be converted into the amount of equity securities sold by the Company in the Qualified Financing, as determined by dividing the outstanding amount by the conversion price equal to 80% of the lowest price per share of the securities sold by the Company in the Qualified Financing.

In the event of an Automatic Conversion Event or a Change in Control Conversion, immediately prior to the consummation of such an Automatic Conversion Event or a Change in Control, the outstanding amount of 2021 Convertible Notes shall be converted into the greater of (i) the number of shares of the Company’s Series C convertible preferred stock calculated by dividing the outstanding amount by $1.141 or (ii) the number of shares of the Company’s common stock issuable upon the conversion of shares of Series C convertible preferred stock issuable upon the conversion the 2021 Convertible Notes.

In the event of a Maturity Conversion, the outstanding amount of the 2021 Convertible Notes shall be paid out in cash or converted into a number of shares of Series C convertible preferred stock computed by dividing the outstanding amount by $1.141 at the option of the holder.

The 2021 Convertible Notes issued in May and June 2021 included a tranche obligation that commits the Company to borrow an additional $4.0 million from the 2021 Convertible Notes investors under the same terms of the initial 2021 Convertible Notes issued (see Note 3 — Fair Value Measurement). Upon calling of this tranche in November and December 2021, the Company issued an additional $4.0 million in 2021 Convertible Notes and the tranche obligation was extinguished.

Due to the various conversion and settlement features embedded within the 2021 Convertible Notes, the Company elected to account for the notes under the fair value option. As such, the 2021 Convertible Notes and associated warrants were initially recognized at their determined fair value of $16.0 million on the date of issuance.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

8.     Convertible Notes (cont.)

The Company recognized accrued interest expense of $0.3 million related to the 2021 Convertible Notes for the three months ended March 31, 2022, in interest expense, net in the condensed consolidated statement of operations and comprehensive loss.

The Company recognized a loss of $4.3 million on the change in fair value of the 2021 Convertible Notes from issuance for the three months ended March 31, 2022.

2022 Convertible Notes

In February 2022, the Company and its Australian Subsidiary entered into a note and warrant purchase agreement, primarily with existing investors, for the issuance of convertible notes (the “2022 Convertible Notes”) and common stock warrants for an aggregate principal amount of $6.8 million, of which $5.3 million represented convertible notes issued by the Company and $1.5 million represented convertible deed polls issued by its Australian Subsidiary. The entire principal of the notes is denominated in US dollars with a fixed accrued interest rate of 7% per annum. The 2022 Convertible Notes mature in November 2022.

The 2022 Convertible Notes are subject to automatic conversion upon (a) the next Qualified Financing; (b) consummation of: (i) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933 covering the offer and sale of the Company’s common stock in a Qualified Initial Public Offering; (ii) a business combination transaction involving the Company and a SPAC in which, (A) the anticipated pro forma cash and cash equivalents of the SPAC immediately after the combination is at least $50.0 million, net of expenses and SPAC redemptions, and (B) the aggregate consideration received in respect of each share of common stock is at least $3.00 per share (subject to appropriate adjustment for any stock dividend, stick split, combination or other similar recapitalization with respect to the Common Stock) and has been approved by each of the Series C Preferred Directors; or (iii) upon Blade’s receipt of a request for conversion of all issued and outstanding shares of Blade’s preferred stock into common stock from the holders of at least 64% of all shares of issued and outstanding shares of Blade preferred stock, including the holders of at least a majority of Blade’s Series C preferred stock (each of the foregoing items (i), (ii) and (iii), an “Automatic Conversion Event”); or (c) a Change in Control Conversion.

The 2022 Convertible Notes are also subject to settlement by way of voluntary conversion on or after maturity upon the request of the holders of the 2022 Convertible Notes.

In the event of a conversion of the 2022 Convertible Notes upon a Qualified Financing, the balance of the Outstanding Amount will be converted into the amount of equity securities sold by the Company in the Qualified Financing, as determined by dividing the outstanding amount by the conversion price equal to 80% of the lowest price per share of the securities sold by the Company in the Qualified Financing.

In the event of an Automatic Conversion Event or a Change in Control Conversion, immediately prior to the consummation of such Automatic Conversion Event or Change in Control, the outstanding amount of 2022 Convertible Notes shall be converted into the greater of (i) the number of shares of the Company’s Series C preferred stock calculated by dividing the outstanding amount by $1.141 or (ii) the number of shares of the Company’s common stock issuable upon the conversion of shares of Series C convertible preferred stock issuable upon the conversion the 2022 Convertible Notes.

In the event of a Maturity Conversion, the outstanding amount of the 2022 Convertible Notes shall be paid out in cash or converted into a number of shares of Series C preferred stock computed by dividing the outstanding amount by $1.141 at the option of the holder.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

8.     Convertible Notes (cont.)

The 2022 Convertible Notes issued in February 2022 included a right for the Company to borrow an additional $3.9 million from the 2022 Convertible Notes investors in subsequent closings under the same terms of the initial 2022 Convertible Notes issued.

Due to the various conversion and settlement features embedded within the 2022 Convertible Notes, the Company elected to account for the notes under the fair value option. As such, the 2022 Convertible Notes and associated warrants were initially recognized at their determined fair value of $11.5 million on the date of issuance. The fair value of the 2022 Convertible Notes on issuance exceeded the proceeds of the notes by $4.7 million. As a result, the Company recognized a loss of $4.7 million upon issuance of the 2022 Convertible Notes in the change of fair value of convertible notes and warrant liability for the three months ended March 31, 2022.

The Company recognized accrued interest expense of $0.1 million related to the 2022 Convertible Notes for the three months ended March 31, 2022, in interest expense, net in the condensed consolidated statement of operations and comprehensive loss.

The Company recognized a loss of $4.7 million on the change in fair value of the 2022 Convertible Notes from issuance for the three months ended March 31, 2022.

9.     Common Stock Warrants

Common Stock Warrants Outstanding and Exercisable

The following warrants to purchase shares of the Company’s common stock were outstanding and exercisable:

	Number of Shares Outstanding and Exercisable
Common stock warrant issued in connection with:	March 31, 2022	December 31, 2021	Issue Date	Exercise Price	Expiration Date
Equity-classified
2015 convertible note	200,000	200,000	May 4, 2015	$0.01	May 4, 2025
Series A financing	900,000	900,000	July 6, 2015	$0.01	July 6, 2025
Term Loan Agreement Initial Warrant	152,926	152,926	March 8, 2019	$0.28	March 8, 2029
Term Loan Agreement Subsequent Warrant	183,510	183,510	December 16, 2019	$0.28	March 8, 2029
Total equity-classified	1,436,436	1,436,436
Liability-classified
2020 Convertible Notes(1)	1,309,695	1,309,695	July 22, 2020	$0.01	July 22, 2030
2021 Convertible Notes(1)	3,044,223	3,044,223	May 25, 2021	$0.01	May 25, 2031
2022 Convertible Notes(1)	2,983,058	—	February 11, 2022	$0.01	February 11, 2032
Total liability-classified	7,336,976	4,353,918
Total warrants	8,733,412	5,790,354

____________

(1)     At December 31, 2021 and March 31, 2022, the number of shares exercisable under the warrants issued in connection with the 2020, 2021 and 2022 Convertible Notes was subject to adjustment pending certain contingent events; however, the number of shares exercisable and the related valuations have been performed assuming that the number of shares exercisable is 50% of the Excess Amount (as defined below) funded by the holder for the 2020 warrants, 150% of the Excess Amount for the 2021 warrants and 50% of the total amount for the 2022 warrants divided by $1.141.

Warrants Issued in Connection with Term Loan Agreement

In connection with the execution of the Term Loan Agreement (see Note 7 — Term Loan Agreement) the Company issued two warrants to purchase shares of the Company’s common stock. The warrants met the criteria for equity classification.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

9.     Common Stock Warrants (cont.)

Upon execution of the Term Loan Agreement, a warrant (“Initial Warrant”) was recorded as a debt issuance cost with a corresponding increase in additional paid-in capital as the Term Loan Agreement remained undrawn. The Company estimated the fair value of the Initial Warrant at $35,000, which was amortized through January 31, 2020, the period that the Company could draw down on the Term Loan Agreement facility.

In December 2019, upon the Company drawing $6.0 million in cash, an additional warrant for 183,510 shares was issued to the lender. The Company estimated the fair value of this warrant to be $52,000, which was also recorded as a debt discount.

Warrants Issued in Connection with 2020 Convertible Notes

In July 2020, certain investors that participated in the 2020 Convertible Notes issuance, in excess of a predetermined principal amount (“Excess Amount”), were issued warrants to purchase shares of the Company’s common stock (“2020 Warrants”).

The 2020 Warrants are fully exercisable as of issuance and remain exercisable for a 10-year term and at $0.01 per share. The number of shares exercisable under the warrants is variable, equal to an amount determined by dividing 50% of the Excess Amount funded by the holder resulting in the lower of a) the lowest per share price of the securities issued in a Qualified Financing as defined in the 2020 Convertible Notes agreement or b) $1.141. Due to the variable number of shares exercisable under these warrants, with no limit to the number of shares exercisable under each warrant, these instruments were determined to be liability classified. Please refer to Note 3 — Fair Value Measurement for fair value assumptions upon measurement.

During the three months ended March 31, 2022, the Company recorded a fair value change of $0.3 million for the warrants. During the three months ended March 31, 2021, there was no change in the fair value of the warrants.

Warrants Issued in Connection with 2021 Convertible Notes

Certain investors that participated in the 2021 Convertible Notes issuance for an Excess Amount, were issued warrants to purchase shares of the Company’s common stock. The warrants are fully exercisable as of issuance and remain exercisable for a 10-year term at an exercise price of $0.01 per share. The number of shares of common stock for which a warrant is exercisable under the warrants is variable, equal to an amount determined by dividing 150% of the Excess Amount funded by the holder by the lower of a) the lowest per share price of the securities issued in a Qualified Financing as defined in the 2021 Convertible Notes agreement or b) $1.141. Due to the variable number of shares exercisable under these warrants, with no limit to the number of shares exercisable under each warrant, these instruments were determined to be liability classified.

During the three months ended March 31, 2022, the Company recorded a fair value change of $0.8 million for the warrants.

Warrants Issued in Connection with 2022 Convertible Notes

Certain investors that participated in the 2022 Convertible Notes issuance for an Excess Amount, were issued warrants to purchase 2,983,058 shares of the Company’s common stock. The warrants are fully exercisable as of issuance and remain exercisable for a 10-year term at an exercise price of $0.01 per share. The number of shares of common stock for which a warrant is exercisable is variable, equal to an amount determined by dividing 50% of the total amount funded by the holder by the lower of (a) the

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

9.     Common Stock Warrants (cont.)

lowest per share price of the securities issued in a Qualified Financing as defined in the 2022 Convertible Notes agreement or (b) $1.141. Due to the variable number of shares exercisable under these warrants, with no limit to the number of shares exercisable under each warrant, these instruments were determined to be liability classified.

During the three months ended March 31, 2022, there was no change in the fair value of the warrants.

10.   Convertible Preferred Stock

Convertible preferred stock consisted of the following as of March 31, 2022 and December 31, 2021:

	Shares Authorized	Shares Outstanding	Price Per Share	Liquidation Preference	Proceeds, Net of Issuance Cost
	(in thousands, except shares and original issue price)
Series A	6,500,000	6,500,000	$1.00	$6,500	$6,341
Series B	43,000,000	40,369,153	$1.055	42,589	42,335
Series C	79,685,364	22,642,414	$1.141	25,835	25,596
Series C-1	22,000,000	13,533,123	$1.141	15,441	14,835
Total	151,185,364	83,044,690		$90,365	$89,107

11.   Common Stock

At December 31, 2021 and March 31, 2022, the Company has reserved sufficient shares of common stock for issuance upon conversion of preferred stock, and the exercise of stock options and certain warrants (See Note 9 — Common Stock Warrants). Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of the preferred stockholders.

The Company reserved common stock, on an as-converted basis for issuance as follows:

	March 31, 2022	December 31, 2021

Convertible preferred stock	83,044,690	83,044,690
Common stock options issued and outstanding under the Stock Option Plan	21,070,428	21,552,842
Convertible Notes	57,229,083	49,776,337
Remaining shares available for issuance under the Stock Option Plan	3,602,951	3,120,537
Warrants outstanding(1)	8,773,412	5,790,354
Total outstanding common stock and options and remaining shares available	173,720,564	163,284,760

____________

(1)     At March 31, 2022 and December 31, 2021, the number of shares exercisable under the warrants issued in connection with the 2020, 2021 and 2022 Convertible Notes was subject to adjustment pending certain contingent events; however, the number of shares exercisable are assumed to be 50% of the Excess Amount funded by the holder for the 2020, 150% of the Excess Amount for the 2021 warrants and 50% of the total amount for the 2022 warrants divided by $1.141.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

12.   Stock Option Plan

Activity under the Company’s stock option plan, including non-founder early exercised options, is set forth below:

			Weighted Average
	Shares Available for Grant	Number of Options Outstanding	Exercise Price	Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	3,120,537	21,552,842	$0.41	7.51	$3,073
Forfeited	482,414	(482,414)	0.49
Outstanding at March 31, 2022	3,602,951	21,070,428	$0.41	7.16	$11,893
Exercisable at March 31, 2022		14,166,842	$0.37	6.37	$8,485

Aggregate intrinsic value in the above table is calculated as the difference between the exercise price of the options and the Company’s estimated fair value of its common stock as of March 31, 2022 and December 31, 2021. The total intrinsic value of options exercised was $3,000 for the three months ended March 31, 2021. There were no options exercised in the three months ended March 31, 2022.

Total stock-based compensation expense recorded in the condensed consolidated statements of operations and comprehensive loss was allocated as follows:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Research and development	$85	$88
General and administrative	261	160
Total stock-based compensation expense	$346	$248

As of March 31, 2022, there was $3.4 million of total unrecognized compensation cost related to unvested share-based compensation arrangements under the Company’s stock option plan that is expected to be recognized over a weighted-average period of 2.71 years.

13.   Net Loss Per Share

A reconciliation of net loss available to common stockholders and the number of shares in the calculation of basic and diluted loss per share is as follows (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2022	2021
Numerator:
Net loss attributable to common stockholders	$(24,013)	$(7,403)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted(1)	17,094,766	10,253,108
Net loss per share attributable to common stockholders, basic and diluted Net loss per share attributable to common stockholders, basic and diluted	$(1.40)	$(0.72)

____________

(1)      Includes warrants exercisable for little cash consideration and has no future conditions to be met for the exercise of these warrants.

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

13.   Net Loss Per Share (cont.)

The following participating securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented, because including them would have been anti-dilutive (on an as-converted basis):

	March 31,
	2022	2021
Convertible preferred stock	83,044,690	83,044,690
Outstanding stock options	21,070,428	20,477,719
Outstanding common stock warrants	336,436	336,436
Convertible promissory notes	55,427,101	29,695,018
Unvested early exercised stock awards	—	40,172
Total	159,878,655	133,594,035

14.   Subsequent Events

Management has reviewed and evaluated material subsequent events from the balance sheet date of March 31, 2022 through May 23, 2022, the day the condensed consolidated financial statements were available for issuance.

2022 Convertible Notes

In April 2022, the Company and its Australian Subsidiary exercised its right to borrow an additional $3.1 million from the 2022 Convertible Notes investors under the same terms of the initial 2022 Convertible Notes issued. The Company issued warrants to purchase 2,691,260 shares of the Company’s common stock.

The 2022 Convertible Notes in the subsequent closing were issued in part to two related party investors (entities affiliated with members of the Company’s board of directors) for $3.1 million in aggregate principal amount and 2,674,228 warrants to purchase the Company’s common stock.

Equity Facility

In May 2022, BAC entered into a stock purchase agreement (the “SPA”) with a new investor. After the closing of the Business Combination, and upon the initial satisfaction of the conditions for the investor’s obligation to purchase shares of Blade Biotherapeutics’ common stock set forth in the SPA (the “Commencement”), Blade Biotherapeutics will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month next following the 36-month period from and after Commencement, to direct the investor to purchase up to a total of $75.0 million of shares of Blade Biotherapeutics’ common stock, subject to certain customary conditions and limitations set forth in the SPA, by delivering written notice to the investor. Upon receiving written notice from Blade Biotherapeutics, the investor will purchase shares of Blade Biotherapeutics’ common stock under the SPA at a 3% discount on the volume weighted average price of the shares of Blade Biotherapeutics’ common stock on the applicable purchase date.

As part of the SPA, the Company has agreed to pay a nonrefundable commitment fee of $2.25 million (the “Commitment Fee”), which will be paid in the form of shares of Blade Biotherapeutics’ common stock. The number of shares will be calculated by dividing $2.25 million by the closing price of BAC’s common stock on the earlier of (i) the second trading day before the filing of the Company’s registration statement with respect to the shares of Blade Biotherapeutics’ common stock to be sold under the facility and or (ii) the date that the investor sends an invoice to the Company for the Commitment Fee; however, that the invoice may not be sent prior to the closing of the Business Combination. The Company has also agreed to pay up to $75,000 of the investor’s legal costs related to entering in the SPA and up to $25,000 per quarter

Blade therapeutics, inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

14.   Subsequent Events (cont.)

related to legal fees incurred by the investor related to ongoing due diligence and review of deliverables. Prior to the closing of the Business Combination, BAC has the right to terminate the SPA on the date on which the Merger Agreement is validly terminated in accordance with its terms prior to the closing of the Merger. Blade Biotherapeutics has the right to terminate the SPA at any time after Commencement, at no cost or penalty, upon five trading days’ prior written notice. However, the termination of the SPA does not release Blade from its obligations under the SPA, including payment of the Commitment Fee.

ANNEX A

Amendment to Agreement and Plan of Merger

This Amendment (this “Amendment”), entered into and effective as of May 17, 2022, is made to that certain Agreement and Plan of Merger (the “Original Agreement”; as amended by this Amendment and as the same may be further amended, modified and restated, the “Merger Agreement”) dated as of November 8, 2021, by and among Biotech Acquisition Company, a company incorporated as a Cayman Islands exempted company (together with its successors, including after the Conversion, the “Acquiror”), Blade Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Acquiror (“Merger Sub”), Biotech Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time for the stockholders of the Acquiror (in their capacity as such) as of immediately prior to the Effective Time and their successors and assignees in accordance with the terms and conditions of the Merger Agreement (the “Acquiror Representative”), Jean-Frédéric Viret, in the capacity as the representative from and after the Effective Time of the Earnout Participants in accordance with the terms and conditions of the Merger Agreement (the “Blade Representative”), and Blade Therapeutics, Inc., a Delaware corporation (the “Company”). The Acquiror, Merger Sub, the Acquiror Representative, the Blade Representative and the Company are collectively referred herein as the “Parties” and, each individually, as a “Party”. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

Recitals

Whereas, Section 11.10 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed by each of the Parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and

WHEREAS, the Parties wish to amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows:

AGREEMENT

1.   Amendments.

(a)    A new definition of “Australian Note” is added to Section 1.01 of the Merger Agreement as follows:

“Australian Note” means an unsecured convertible note issued by the Australian Subsidiary and outstanding as of immediately prior to the Blade Note Settlement.

(b)    A new definition of “Australian Note Conversion Shares” is added to Section 1.01 of the Merger Agreement as follows:

“Australian Note Conversion Shares” means, with respect to each Australian Note, a number of shares of Blade Common Stock (rounded down to the nearest whole share) equal to the quotient of (a) the aggregate outstanding principal and accrued interest on such Australian Note as of immediately prior to the Blade Note Settlement divided by (b) $1.141.

(c)    A new definition of “Australian Noteholder” is added to Section 1.01 of the Merger Agreement as follows:

“Australian Noteholder” means each of (a) OneVentures Healthcare Fund III and (b) OneVentures Fund Management

Annex A-1

Pty. Ltd., as general partner of OneVentures Management Partnership, LP, the general partner of OneVentures Healthcare Fund III.

(d)    A new definition of “Australian Ordinary Shares” is added to Section 1.01 of the Merger Agreement as follows:

“Australian Ordinary Shares” means ordinary shares of the Australian Subsidiary.

(e)    A new definition of “Australian Subsidiary” is added to Section 1.01 of the Merger Agreement as follows:

“Australian Subsidiary” means Blade Therapeutics Pty. Ltd. (ACN 621 853 361).

(f)     The definition of “Blade Fully-Diluted Shares” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Blade Fully-Diluted Shares” means, without duplication, (a) the total number of shares of Blade Common Stock that are issued and outstanding as of immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Blade Common Stock basis, including, without limitation, (i) the number of shares of Blade Common Stock outstanding after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion (but excluding any Blade Treasury Shares outstanding immediately prior to the Effective Time), (ii) the number of shares of Blade Common Stock issuable upon, or subject to, the settlement of Blade In-the-Money Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time and (iii) the ATXCo Earnout Shares and (b) all Australian Note Conversion Shares, as if such shares were issued and outstanding as of immediately prior to the Effective Time.

(g)    The definition of “Blade Stockholders” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Blade Stockholders” means, collectively, the holders of Blade Stock and the Australian Noteholders.

(h)    The definition of “Merger Consideration” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Merger Consideration” means (a) the number of shares of Acquiror Common Stock to be issued to the Pre-Closing Holders pursuant to Section 3.01(b)(i) plus (b) the number of shares of Acquiror Common Stock to be covered by Assumed Blade Options to be assumed pursuant to Section 3.01(c), on a net exercise basis, plus (c) the number of shares of Acquiror Common Stock to be issued to the Australian Noteholders under the Note Conversion and Share Exchange Deeds.

Annex A-2

(i)     A new definition of “Note Conversion and Share Exchange Deeds” is added to Section 1.01 of the Merger Agreement as follows:

“Note Conversion and Share Exchange Deeds” means each of the Note Conversion and Exchange Deeds to be entered into prior to the Closing by and among the Australian Noteholders, Blade, the Australian Subsidiary and the Acquiror.

(j)     The definition of “Pre-Closing Holder” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Pre-Closing Holder” means (a) each Person who holds Blade Common Stock immediately prior to the Effective Time (after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion) and (b) each Australian Noteholder.

(k)    The definition of “Pro Rata Share” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Pro Rata Share” means, in connection with the achievement of the Price Earnout Milestone or a Transaction Earnout Milestone and with respect to each Earnout Participant, a fraction expressed a percentage equal to (a) the sum of (x) shares of Blade Stock held by such Earnout Participant immediately prior to the Effective Time (after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion), (y) all Australian Note Conversion Shares attributable to an Australian Note held by such Earnout Participant immediately prior to the Blade Note Settlement, as if such Australian Note Conversion Shares were issued, outstanding and held by such Earnout Participant as of immediately prior to the Effective Time and (z) the number of shares of Blade Common Stock issuable upon, or subject to, the settlement of Blade Options (whether or not then vested or exercisable) held by such Earnout Participant immediately prior to the Effective Time and for which the related Assumed Blade Options (i) remain outstanding as of the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date or (ii) are exercised on or prior to the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date, divided by (b) the sum of (x) shares of Blade Stock held by all Earnout Participants immediately prior to the Effective Time (after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion), (y) all Australian Note Conversion Shares attributable to all Australian Notes, as if such Australian Note Conversion Shares were issued, outstanding and held by the Australian Noteholders as of immediately prior to the Effective Time and (z) the number of shares of Blade Common Stock issuable upon, or subject to, the settlement of Blade Options (whether or not then vested or exercisable) held by all Earnout Participants immediately prior to the Effective Time and for which the related Assumed Blade Options (i) remain outstanding as of the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance

Annex A-3

Date or (ii) are exercised on or prior to the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date.

(l)     The definition of “Transaction Agreements” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the Subscription Agreements, the Registration Rights Agreement, the Blade Voting Agreement, the Lock-Up Agreement, the Acquiror Charter, the Acquiror Bylaws, the Note Conversion and Exchange Deeds and all the agreements, documents, instruments, and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

(m)   Section 3.01(a)(ii) of the Merger Agreement is deleted in its entirety and replaced as follows:

(ii) (A) all Blade Notes (other than the Australian Notes) to be converted into shares of Blade Common Stock or terminated without conversion, as applicable, in accordance with their respective terms (including, for the avoidance of doubt, the terms of the purchase documents under which such Blade Notes were acquired) and (B) all Australian Notes to be converted into Australian Ordinary Shares or terminated without conversion, as applicable, in accordance with their respective terms (including, for the avoidance of doubt, the terms of the purchase documents under which such Australian Notes were acquired and the Note Conversion and Share Exchange Deeds) (collectively, the “Blade Note Settlement”); and

(n)    The first sentence of Section 4.02 of the Merger Agreement is deleted in its entirety and replaced as follows:

The Subsidiaries of Blade, together with (i) their respective jurisdiction of incorporation or organization and (ii) names of their respective equity holders and details of equity ownership (including authorized (to the extent applicable) and outstanding shares of capital stock, in each case, prior to giving effect to the Blade Note Settlement) are set forth on Schedule 4.02 (the “Company Subsidiaries”).

(o)    Section 4.07(a) of the Merger Agreement is deleted in its entirety and replaced as follows:

(a) The outstanding shares of capital stock or other equity interests of Blade’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Prior to giving effect to the Blade Note Settlement, all of the outstanding Equity Securities in Blade’s Subsidiaries are solely owned by Blade, directly or indirectly, free and clear of any Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents and pursuant to applicable Securities Laws) and have not been issued in violation of preemptive or similar rights. Other than as contemplated by the Australian Notes and except for Equity Securities owned by Blade or any wholly-owned Subsidiary of Blade, there are no Equity Securities of Blade’s Subsidiaries authorized, reserved, issued or outstanding.

Annex A-4

(p)    Section 4.07(b) of the Merger Agreement is deleted in its entirety and replaced as follows:

(b) Other than pursuant to the Note Conversion and Share Exchange Deeds, there are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, Blade’s Subsidiaries. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of Blade’s Subsidiaries. Other than pursuant to the Note Conversion and Share Exchange Deeds, there are no outstanding contractual obligations of any of Blade’s Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any such Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of such Blade’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Subsidiary of Blade is a party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(q)    Section 4.25 of the Merger Agreement is deleted in its entirety and replaced as follows:

Section 4.25 Related Party Transactions. Except for the Contracts set forth on Schedule 4.25 and the Note Conversion and Share Exchange Deeds, there are no Contracts between Blade or any of its Subsidiaries, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of Blade or any of its Subsidiaries or, to Blade’s knowledge, any Affiliate or family member of any of the foregoing (each of the foregoing, a “Related Person”), on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by Blade or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Blade Benefit Plans and Foreign Plans listed on Schedule 4.14(a).

(r)     Section 5.11(b) of the Merger Agreement is deleted in its entirety and replaced as follows:

(b) Except for this Agreement and the Note Conversion and Share Exchange Deeds, the Acquiror Warrants and the Subscription Agreements, or as set forth in Section 5.11(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents and the Note Conversion and Share Exchange Deeds, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes

Annex A-5

or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s shareholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to the Equity Securities of Acquiror.

(s)    Section 5.11(d) of the Merger Agreement is deleted in its entirety and replaced as follows:

(d) The Merger Consideration, when issued in accordance with the terms hereof and the Note Conversion and Share Exchange Deeds, shall be (i) duly authorized and validly issued, fully paid and non-assessable, (ii) issued in compliance in all material respects with (I) all applicable Laws, including all applicable Securities Laws, and (II) all requirements set forth in (A) the Acquiror Organizational Documents, the Acquiror Charter and the Acquiror Bylaws and (B) any other applicable Contracts governing the issuance of such securities and (iii) not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Acquiror Organizational Documents, the Acquiror Charter, the Acquiror Bylaws, or any Contract to which Acquiror is a party or otherwise bound, in each case, subject to receipt of the Acquiror Shareholder Approval.

(t)     Section 6.01(a)(xxi) of the Merger Agreement is deleted in its entirety and replaced as follows:

(xxi) other than the Note Conversion and Share Exchange Deeds, enter into any Contract or amend in any material respect any existing Contract with any Pre-Closing Holders, any Person that is an Affiliate of any Pre-Closing Holders, or an Affiliate of Blade or its Subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of Blade or its Subsidiaries in their capacity as an officer or director);

(u)    Section 6.01(a)(xix) of the Merger Agreement is deleted in its entirety and replaced as follows:

(xix) (A) incur, create or assume, or otherwise become liable for any Indebtedness (directly, contingently or otherwise), (B) modify the terms of any Indebtedness (other than in connection with the Blade Note Settlement and pursuant to the Note Conversion and Share Exchange Deeds), (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations, Indebtedness or Liability of any Person for Indebtedness, in each case of (A), (B), and (C), other than (1) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to Blade or its applicable Subsidiary than the Indebtedness being replaced, (2) any Indebtedness, Liability or obligation of any Person not in excess of $250,000 individually or $500,000 in the aggregate, (3) Indebtedness incurred between Blade and any of its

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wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries and (4) guarantees of Indebtedness of a wholly-owned Subsidiary of Blade otherwise incurred in compliance with this Section 6.01(a)(xix);

(v)    Section 6.01(a)(xxvi) of the Merger Agreement is deleted in its entirety and replaced as follows:

(xxvi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than (A) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (B) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (A) and this clause (B) any loans made by Blade or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (C) amounts paid pursuant to Blade Benefit Plans or Foreign Plans) and (D) entry into the Note Conversion and Share Exchange Deeds; or

(w)   Section 6.05 of the Merger Agreement is deleted in its entirety and replaced as follows:

Section 6.05 Blade Approvals. Upon the terms set forth in this Agreement, Blade shall, as soon as reasonably practicable (and in any event within twenty (20) calendar days) after the Registration Statement is declared effective under the Securities Act, either, at its option, (a) seek to obtain the Required Blade Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) or (b) if Blade determines that it is not able to obtain the Written Consent, Blade shall call and hold a meeting of its stockholders in order to seek to obtain the Required Blade Stockholder Approval, and Blade shall use its reasonable best efforts to take all other actions necessary or advisable to secure the Required Blade Stockholder Approval, including enforcing the Blade Voting Agreements. Blade will not fail to make, amend, change, withdraw, modify, withhold or qualify the Blade Board Recommendation.

(x)    Section 7.02(a)(vii) of the Merger Agreement is deleted in its entirety and replaced as follows:

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (other than up to $1.5 million in warrants of Acquiror (in form and substance identical to the Acquiror Private Warrants) issued upon conversion of working capital loans in accordance with the IPO Prospectus and other than pursuant to the Note Conversion and Exchange Deeds) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

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(y)    Section 8.04(a) of the Merger Agreement is deleted in its entirety and replaced as follows:

The Parties intend, for U.S. federal income tax purposes, (i) that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Sub and Blade are parties under Section 368(b) of the Code and (ii) that the Merger and the transactions contemplated by the Note Conversion and Exchange Deeds are part of a single integrated plan. The Parties hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-3(a) and 1.368-2(g). None of the Parties shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would be reasonably expected to cause the Merger to fail to qualify for the Intended Income Tax Treatment. The Merger shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Law). The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Intended Income Tax Treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing reasonable factual support letters to tax advisors of the Parties. After the Closing Date, the Acquiror shall, and shall cause its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books and records in existence on the Closing Date to the extent pertaining to the qualification of Blade Common Stock as “qualified small business stock” (as defined in Section 1202 of the Code) and shall use commercially reasonable efforts to provide the Pre-Closing Holders relevant factual information included in such books and records that may be reasonably requested or required in respect of Section 1202 of the Code.

(z)    Section 9.02(d) of the Merger Agreement is deleted in its entirety and replaced as follows:

(d) Certain Ancillary Documents. Each Lock-Up Agreement, each Note Conversion and Share Exchange Deed and the Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof.

(aa)  Section 9.03(h) of the Merger Agreement is deleted in its entirety and replaced as follows:

(h) Certain Ancillary Agreements. Each Lock-Up Agreement, each Note Conversion and Share Exchange Deed and the Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof.

2.   Miscellaneous.

(a)    The terms of the Merger Agreement are incorporated into this Amendment by this reference. The Merger Agreement, as referenced in any other document that the parties have executed, means the Merger Agreement as amended by, and read together with, this

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Amendment (as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Merger Agreement, as amended by this Amendment, together with the Schedules and Exhibits to the Merger Agreement, the Transaction Agreements and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the Transactions, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the Transactions.

(b)    Each Party agrees that, except as expressly set forth in Section 1 of this Amendment, (i) the Merger Agreement remains in full force and effect and is ratified and reaffirmed, (ii) the provisions contained in the Merger Agreement will not be superseded or expanded by this Amendment, but will remain in full force and effect to the full extent provided in the Merger Agreement and (iii) in the event of any conflict or inconsistency between the terms of the Merger Agreement and the terms of this Amendment, the terms of the Merger Agreement will govern. Except as expressly set forth in this Amendment, the execution of this Amendment will not, directly or by implication, operate as a waiver of any right, power, or remedy of any party, constitute a waiver of any provision of any of the Merger Agreement, or serve to effect a novation of any obligation thereunder.

(c)    Sections 1.02, 11.01, 11.02, 11.03, 11.04, 11.06, 11.07, 11.10, 11.11, 11.12, 11.13 and 11.14 of the Merger Agreement shall apply to this Amendment mutatis mutandis.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BIOTECH ACQUISITION COMPANY
By: /s/ Michael Schleifer
Name: Michael Shleifer
Title: Chief Executive Officer
BLADE MERGER SUBSIDIARY, INC.
By: /s/ Michael Schleifer
Name: Michael Shleifer
Title: President

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BLADE THERAPEUTICS, INC.
By: /s/ Wendye Robbins, M.D.
Name: Wendye Robbins, M.D.
Title: Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

THE blade REPRESENTATIVE
/s/ Jean-Frédéric Viret
Jean-Frédéric Viret

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

THE acquiror representative
BIOTECH SPONSOR LLC
By: /s/ Michael Schleifer
Name: Michael Shleifer
Title: Managing Member

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